Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

VENCER ENERGY, LLC

as Seller

and

CIVITAS RESOURCES, INC.

as Buyer

dated October 3, 2023

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND INTERPRETATION		1

1.1	Defined Terms	1
1.2	References and Rules of Construction	25

Article II ASSET ACQUISITION		25

2.1	Asset Acquisition	25
2.2	Excluded Assets	27
2.3	Revenues and Expenses	29
2.4	Unscheduled Working Interests	31

Article III PURCHASE PRICE; DEPOSIT		31

3.1	Purchase Price	31
3.2	Deposit	33
3.3	Adjustments to Purchase Price	33
3.4	Preliminary Settlement Statement	37
3.5	Final Settlement Statement	37
3.6	Disputes	38
3.7	Allocated Values	39
3.8	Allocation for Imbalances.	39
3.9	Additional Cash Consideration at Closing	39
3.10	Deferred Payment.	39
3.11	Withholding.	40

Article IV ACCESS / DISCLAIMERS		40

4.1	Access	40
4.2	Confidentiality	42
4.3	Disclaimers	42

Article V TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		44

5.1	General Disclaimer of Title Warranties and Representations/Exclusive Remedy	44
5.2	Notice of Title Defects; Title Defect Adjustments	45
5.3	Casualty or Condemnation Loss	50
5.4	Preferential Purchase Rights and Consents to Assign	51

Article VI ENVIRONMENTAL MATTERS		53

6.1	Environmental Defects	53
6.2	NORM, Wastes and Other Substances	57

i

Article VII REPRESENTATIONS AND WARRANTIES OF SELLER		57

7.1	Organization, Existence	57
7.2	Authorization	57
7.3	No Conflicts	57
7.4	Consents	58
7.5	Bankruptcy	58
7.6	Claims and Litigation	58
7.7	Material Contracts	58
7.8	No Violation of Laws	60
7.9	Preferential Purchase Rights	61
7.10	Current Commitments	61
7.11	Tax Matters	61
7.12	Brokers’ Fees	61
7.13	Advance Payments	61
7.14	Bonds and Credit Support	61
7.15	Imbalances	62
7.16	Suspense Funds	62
7.17	Environmental Matters	62
7.18	Permits	63
7.19	Casualty Event	63
7.20	Wells and Equipment	63
7.21	Leases; Surface Matters	63
7.22	Non-Consent Operations	64
7.23	Payout Balances	64
7.24	Payment of Burdens and Working Interest Payments	64
7.25	Drilling Obligations	64
7.26	Insurance	64
7.27	Regulatory	64
7.28	Operator ship	65
7.29	Related Assets; Affiliate Ownership	65
7.30	Investment Representations	65
7.31	Independent Evaluation	66
7.32	[RESERVED]	66
7.33	[RESERVED]	66
7.34	Employee Benefits	66
7.35	Labor and Employment Matters	66

Article VIII BUYER REPRESENTATIONS AND WARRANTIES		67

8.1	Organization; Existence	67
8.2	Authorization	67
8.3	No Conflicts	67
8.4	Consents	68
8.5	Valid Issuance	68
8.6	Capitalization	68
8.7	SEC Documents; Financial Statements; No Liabilities	69
8.8	Internal Controls; NYSE Listing Matters	70
8.9	Bankruptcy	71
8.10	Claims and Litigation	71
8.11	Regulatory	71
8.12	Financing	71
8.13	Absence of Certain Changes	72
8.14	Independent Evaluation	72
8.15	Brokers’ Fees	73
8.16	Accredited Investor	73
8.17	Form S-3	73

Article IX CERTAIN AGREEMENTS		73

9.1	Conduct of Business	78
9.2	Bonds	78
9.3	Notifications	78
9.4	Amendment to Schedules	78
9.5	Equitable and Other Remedies	79
9.6	Record Retention	79
9.7	HSR Act	79
9.8	NYSE Listing	81
9.9	Conduct of Buyer	81
9.10	Financing Cooperation	81
9.11	Financial Statement Assistance	82
9.12	Employee Matters	84
9.13	Buyer Financing	86
9.14	Buyer Hedges	88
9.15	Seller Wind-Up	88

Article X BUYER’S CONDITIONS TO CLOSING		88

10.1	Representations	88
10.2	Performance	88
10.3	No Orders	88
10.4	HSR Act	88
10.5	Title Defects, Environmental Defects	88
10.6	Certificate	89
10.7	Closing Deliverables	89

Article XI SELLER’s CONDITIONS TO CLOSING		89

11.1	Representations	89
11.2	Performance	89
11.3	No Orders	89
11.4	HSR Act	89
11.5	Title Defects, Environmental Defects	90
11.6	Certificate	90
11.7	Buyer Common Stock	90
11.8	Closing Deliverables	90

Article XII CLOSING		90

12.1	Date of Closing	90
12.2	Place of Closing	90
12.3	Closing Obligations	91
12.4	Records	92

Article XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		92

13.1	Assumption by Buyer	92
13.2	Indemnities of Seller	93
13.3	Indemnities of Buyer	93
13.4	Limitation on Liability	94
13.5	Express Negligence	94
13.6	Exclusive Remedy	95
13.7	Indemnification Procedures	95
13.8	Survival	97
13.9	Non-Compensatory Damages	98
13.10	Cooperation by the Parties Concerning Specified Liabilities	98
13.11	Waiver or Right to Rescission	98
13.12	Insurance	98

Article XIV TERMINATION, DEFAULT AND REMEDIES		99

14.1	Right of Termination	99
14.2	Effect of Termination	100
14.3	Return of Documentation and Confidentiality	102

Article XV MISCELLANEOUS		102

15.1	Exhibits and Schedules	102
15.2	Expenses and Taxes	102
15.3	Value Allocations for Tax Purposes	105
15.4	Assignment	105
15.5	Preparation of Agreement	106
15.6	Publicity; Disclosure of Agreement and Transaction	106
15.7	Notices	106
15.8	Further Cooperation	108
15.9	Filings, Notices and Certain Governmental Approvals	108
15.10	Entire Agreement; Conflicts	108
15.11	Successors and Permitted Assigns	109
15.12	Parties in Interest	109
15.13	Amendment	109
15.14	Waiver; Rights Cumulative	109
15.15	Governing Law; Jurisdiction; Venue; Jury Waiver	109
15.16	Severability	110
15.17	Removal of Name	110
15.18	Counterparts	110
15.19	Time is of the Essence	110
15.20	No Recourse	111
15.21	Lender Limitations	112
15.22	Specific Performance	112

LIST OF EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	LEASES

EXHIBIT A-1 Part 1	WELLS

EXHIBIT A-1 Part 2	UNITS

EXHIBIT A-2	PIPELINES

EXHIBIT A-3	EASEMENTS

EXHIBIT A-4	OFFICES

EXHIBIT A-5	DRILLING RIGS; VEHICLES

EXHIBIT B-1	FORM OF ASSIGNMENT AND BILL OF SALE

EXHIBIT B-2	FORM OF DEED

EXHIBIT C	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D	EXCLUDED ASSETS

EXHIBIT E	FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT F	FORM OF GUARANTEE

EXHIBIT G	FORM OF QUITCLAIM ASSIGNMENT

EXHIBIT H	POTENTIAL ADDITIONAL LEASES

EXHIBIT I	TARGET FORMATIONS

Schedules

Schedule 1.1	Permitted Encumbrances
Schedule 1.1(k)	Knowledge Persons
Schedule 2.3(a)	Specified Operations
Schedule 3.7	Allocated Values
Schedule 7.3	No Conflicts
Schedule 7.4	Consents
Schedule 7.6	Claims and Litigation
Schedule 7.7	Material Contracts
Schedule 7.8	No Violation of Laws
Schedule 7.9	Preferential Purchase Rights
Schedule 7.10	Current Commitments
Schedule 7.11	Tax Matters
Schedule 7.14	Bonds and Credit Support
Schedule 7.15	Imbalances
Schedule 7.16	Suspense Funds
Schedule 7.17	Environmental Matters
Schedule 7.20	Wells and Equipment
Schedule 7.21	Leases
Schedule 7.22	Non-Consent Operations
Schedule 7.23	Payout Balances
Schedule 7.24	Payment of Burdens and Working Interest Payments
Schedule 7.25	Drilling Obligations
Schedule 7.26	Insurance
Schedule 7.35(a)	Labor and Employment Matters
Schedule 8.4	Consents
Schedule 9.1	Conduct of Business
Schedule 9.1 - A	Interim Operations
Schedule 9.1 - B	Interim Reporting and Operations Obligations
Schedule 9.1 - C	New Lease Acquisitions
Schedule 9.9	Conduct of Buyer
Schedule 9.14	Permitted Buyer Hedges

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 3rd day of October, 2023 (the “Execution Date”), between VENCER ENERGY, LLC, a Delaware limited liability company (“Seller”), and CIVITAS RESOURCES, INC., a Delaware corporation (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

Recitals

WHEREAS, effective as of the Effective Time, Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets (as defined below) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1            Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms as set forth below in this Section 1.1:

“2023 Reserve Report” has the meaning set forth in Section 9.11(a).

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Accounting Arbitrator” has the meaning set forth in Section 3.6.

“Adjusted Cash Purchase Price” has the meaning set forth in Section 3.3(b).

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“Adjusted Stock Purchase Price” has the meaning set forth in Section 3.3(b).

“AFEs” has the meaning set forth in Section 7.10.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or action of another, whether through the ownership of voting securities, voting trust, by contract, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships; provided that, except with respect to Section 15.10, neither Vitol Holding B.V. nor any of its controlled Affiliates (other than the Seller and Seller’s controlled Affiliates) will be considered an “Affiliate” of Seller for purposes of this Agreement. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Deductible” means two and one-quarter percent (2.25%) of the applicable Maximum Unadjusted Purchase Price.

“Agreement” has the meaning set forth in the first paragraph herein.

“Allocable Amount” has the meaning set forth in Section 15.3.

“Allocated Value” has the meaning set forth in Section 3.7.

“Allocation Schedule” has the meaning set forth in Section 15.3.

“Alternative Financing” has the meaning set forth in Section 9.13(c).

“Applicable Contracts” means all Contracts, if any, to which Seller or any Affiliate of Seller is a party (or a successor in interest to a party) that relate to the Assets, including Contracts that are used by Seller or any of its Affiliates in the operation or development of the Assets, or any other Contracts by which the Assets are bound and that will be binding on Buyer or the Assets after the Closing, including purchase and sale agreements; farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; area of mutual interest agreements, operating agreements and balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; surface use agreements; crossing agreements; water supply agreements; saltwater disposal agreements or other waste disposal agreements; facilities or equipment leases; letters of objection and other similar contracts and agreements held by Seller or any Affiliate of Seller, in each case, to the extent related to the Assets, including master service agreements or similar Contracts relating to the ownership or operation of the Assets.

“Asset Credit Support” means any bonds, letters of credit, guarantees or other forms of credit support, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by Governmental Authorities in connection with such Taxes) based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.

“Assets” has the meaning set forth in Section 2.1.

“Assigned Rights” has the meaning set forth in Section 15.2(j).

“Assignment and Deed” means, collectively, (a) the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the fee properties conveyed pursuant to the Surface and Mineral Deed), substantially in the form attached to this Agreement as Exhibit B-1 and (b) the Surface and Mineral Deed form Seller to Buyer, pertaining to any oil and gas fee interests or fee simple surface estate included in the Assets substantially in the form attached to this Agreement as Exhibit B-2.

“Assumed Obligations” has the meaning set forth in Section 13.1.

“Base Cash Amount” has the meaning set forth in Section 3.1(a)(i).

“Benefit Plan” means any Plan in which any Business Employees participates or is eligible to participate that is established, sponsored, maintained, contributed to or required to be contributed to by the Seller or any of its Affiliates, or any predecessor of any of the foregoing, or under or with respect to which the Seller or any of its Affiliates is a party, is subject or has or may have Liabilities.

“Black Out Period” is defined in the definition of “Marketing Period”.

“Burden” means any and all rentals, royalties (including lessors’ royalties and non-participating royalties), overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests, bonuses and other similar burdens upon, measured by, or payable out of production of Hydrocarbons (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in the State of Texas, the State of New York, or the State of Colorado are authorized or required by Law to close.

“Business Employee” has the meaning set forth in Section 7.35(a).

“Business Employee List” has the meaning set forth in Section 7.35(a).

“Buyer” has the meaning set forth in the first paragraph herein.

“Buyer Common Stock” means the common stock, par value 0.01 per share, of Buyer.

“Buyer Group” has the meaning set forth in the definition of “Buyer Material Adverse Effect”.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.

“Buyer Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an event) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, results in or is reasonably likely to result in a Material Adverse Effect on (a) the business, financial condition or results of operations of the Buyer and its subsidiaries (the “Buyer Group”), taken as a whole, or (b) the ability of Buyer to consummate the transactions contemplated by this Agreement or otherwise perform in all material respects its obligations under this Agreement or any other Transaction Documents; provided, however, that the term “Buyer Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on Buyer Group, taken as a whole, relative to other Persons of similar size operating in the same industry and geographic area in which the Buyer Group operates) resulting from (i) general changes in oil and gas prices; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or exchange rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) in the area in which the Buyer Group or its assets are located, the United States or worldwide; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms, hurricanes, and other naturally occurring events or natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Buyer or its Affiliates); (vi) any outbreak or escalation of hostilities or war, declaration of a national emergency or war, any civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement; (viii) any change in GAAP, or in the interpretation thereof from and after the Execution Date; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Seller or (B) as expressly prescribed under this Agreement; (xi) any change, in and of itself, in the market price or trading volume of Buyer Common Stock; (xii) any labor unrest or strikes; (xiii) any reclassification or recalculation of reserves in the ordinary course of business; (xiv) natural declines in well performance; (xv) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; and (xvi) any legal proceeding brought or threatened by shareholders of Buyer (whether on behalf of the Buyer Group or otherwise) asserting allegations of breach of fiduciary duty arising out of or relating to (A) violations of securities Laws in SEC Documents or (B) this Agreement or the transactions contemplated by this Agreement.

“Buyer Plans” has the meaning set forth in Section 9.12(d).

“Buyer Representatives” has the meaning set forth in Section 4.1(a).

“Cash Closing Payment” has the meaning set forth in Section 3.4.

“Cash Purchase Price” has the meaning set forth in Section 3.1(a)(i).

“Casualty or Condemnation Loss” has the meaning set forth in Section 5.3(b).

“Claim Notice” has the meaning set forth in Section 13.7(b).

“Closing” has the meaning set forth in Section 12.1.

“Closing Date” has the meaning set forth in Section 12.1.

“Closing Payment” has the meaning set forth in Section 3.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communication Equipment” has the meaning set forth in Section 2.1(h).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 11, 2023, by and between Vitol US Holding Co., a Delaware corporation and Buyer.

“Consent” has the meaning set forth in Section 7.4.

“Contract” means any written contract or agreement, but excluding, however, any Lease, easement, right-of-way, Permit or other instrument creating or evidencing any oil and gas mineral interests or other real property interests.

“Contracting Parties” has the meaning set forth in Section 15.20.

“COPAS” shall mean the Accounting Procedures promulgated by the Council of Petroleum Accountants Societies.

“Cure Period” has the meaning set forth in Section 5.2(c).

“Current Share Price” means an amount equal to the volume-weighted average of the closing sale prices per share (rounded to the hundredths place) of Buyer Common Stock as reported by Bloomberg L.P., or any successor thereto, for each of the ten trading days immediately preceding the date of determining the number of shares of Buyer Common Stock to be issued, redeemed or transferred pursuant to Section 3.1(a), Section 3.3(b) or 3.5(b), as applicable.

“Customary Post Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer, that are customarily and reasonably obtained after the assignment of properties similar to the Assets.

“Debt Commitment Letter” has the meaning specified in Section 8.12(b).

“Debt Documents” has the meaning specified in Section 9.13(c).

“Debt Financing” has the meaning specified in Section 8.12(b).

“Debt Financing Source” means, in its capacity as such, any lender or similar debt financing source providing a commitment pursuant to the Debt Commitment Letter or the Debt Documents (or any other commitment letter or definitive agreement in respect of any alternative debt financing) and their respective Affiliates and any arrangers under the Debt Commitment Letter, and such arranger’s, lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents, representatives or advisors and any successor or assign of any of the foregoing. For the avoidance of doubt, “Debt Financing Source” shall include the “Commitment Parties” under and as defined in the Debt Commitment Letter.

“Debt Financing Source Provisions” means Sections 14.2, 15.12, 15.15, and 15.21 of this Agreement.

“Debt Instrument” has the meaning set forth in Section 7.7(a)(iii).

“Defect Claim Date” means on or before 5:00 p.m. (Central Prevailing Time) on November 9, 2023.

“Defect Escrow Account” means the defect sub-account established pursuant to the terms of the Escrow Agreement.

“Defect Escrow Amount” has the meaning set forth in Section 12.3(f).

“Defensible Title” means such right, title and interest of Seller as of the Effective Time and the Closing that, subject to Permitted Encumbrances, is (x) deducible of record or (y) beneficial title evidenced by (I) unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, production sharing agreements, unitization agreements or similar agreements or (II) applicable Laws:

(a)            with respect to each Title Well, entitles Seller to receive not less than the Net Revenue Interest shown in Exhibit A-1 for such Title Well (or, if the Title Well is a Well Location, as shown for the corresponding Unit described in Exhibit A-1) throughout the productive life of such Title Well, except for (i) decreases in connection with those operations in which Seller may from and after the Execution Date elect to be a non-consenting co-owner in accordance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries, (iv) decreases resulting from any reversion of interest in a Well to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent (provided that, if such non-consent election occurred prior to the Execution Date, such revision in interest is properly reflected in the “APO” and “BPO” interest for the applicable Well in Exhibit A-1), and (v) as otherwise expressly stated in Exhibit A-1;

(b)            with respect to each Title Well, obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Title Well of not more than the Working Interest shown in Exhibit A-1 for such Title Well (or, if the Title Well is a Well Location, as shown for the corresponding Unit described in Exhibit A-1) throughout the productive life of such Title Well, except (i) increases resulting from contribution requirements with respect to defaulting Third Party co-owners from and after the Execution Date under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest with respect to such Well, (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement and (iv) as otherwise expressly stated in Exhibit A-1; and

(c)            is free and clear of Encumbrances.

“Deferred Payment” has the meaning set forth in Section 3.10.

“Deposit” has the meaning set forth in Section 3.2(a).

“Designated Employees” has the meaning set forth in Section 9.12(a).

“Dispute Notice” has the meaning set forth in Section 3.5.

“Effective Time” means 12:01 a.m. (Central Prevailing Time) on January 1, 2024.

“Employee Transition Date” means the last date on which the Seller or its Affiliate provides services to the Buyer or its Affiliate under the transition services agreement referenced herein, or with respect to any individual or group of Business Employees, such earlier date as mutually agreed by the Seller and the Buyer.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge, collateral assignment, deed of trust or option.

“Environmental Arbitrator” has the meaning set forth in Section 6.1(f).

“Environmental Condition” means (a) a condition with respect to the Assets, including the air, soil, subsurface, surface waters, ground waters and/or sediments associated with the Assets, that causes Seller, with respect to the Asset(s) not to be in compliance with or to be in violation of any Environmental Law, or (b) the existence, with respect to the Assets or the operation thereof, of any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall, in each case, not form the basis of an Environmental Condition, unless the requirement to be temporarily abandoned or permanently plugged and abandoned represents a current violation of or noncompliance with any Environmental Law, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (iii) except with respect to Personal Property (A) that causes or has caused contamination of soil, surface water or groundwater or (B) the use or condition of which constitutes a violation of or noncompliance with, or otherwise requires Remediation under, Environmental Law, the physical condition of any surface or subsurface Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Defect” means an Environmental Condition existing on or prior the Closing Date with respect to an Asset or Well.

“Environmental Defect Notice” and “Environmental Defect Notices” have the meanings set forth in Section 6.1(a).

“Environmental Defect Property” has the meaning set forth in Section 6.1(a).

“Environmental Disputes” has the meaning set forth in Section 6.1(f).

“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(c)(ii).

“Environmental Laws” means any applicable Law relating to pollution, the protection of the environment, natural resources, or health or safety (with respect to exposure to Hazardous Materials), including any such Law relating to the generation, manufacture, processing, distribution, treatment, storage, disposal, use, handling, transportation, Release or threatened Release of any Hazardous Materials or the management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.

“Environmental Liability” means any Liability (a) resulting from or attributable to the actual or threatened Release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport or handling of Hazardous Materials; or (c) otherwise arising under or related to Environmental Laws or the violation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain escrow agreement by and among Buyer, Seller and Escrow Agent, dated as of the Execution Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchanging Party” has the meaning set forth in Section 15.2(j).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Execution Date” has the meaning set forth in first paragraph herein.

“Final Settlement Statement” has the meaning set forth in Section 3.5.

“Financial Statements” has the meaning set forth in Section 8.7.

“Financings” has the meaning set forth in Section 9.10(a).

“Fraud” means, with respect to any Person, an actual and intentional fraud under Delaware law by such Person with respect to the making by such Person of the representations and warranties expressly set forth in Article VII or Article VIII or in any certificate or other Transaction Document delivered pursuant to this Agreement; provided that, such actual and intentional fraud shall only be deemed to exist if (a) such Person made the representation or warranty with (i) actual knowledge (as opposed to with constructive knowledge, recklessness or negligence) that it was inaccurate when made or (ii) reckless indifference as to its accuracy, (b) that such representation or warranty was made with the express intent to induce the other Person to rely thereon to such other Person’s detriment, (c) such reliance and subsequent action or inaction by such other Person was justifiable and (d) such action or inaction resulted in actual Liabilities to such other Person.

“Fundamental Representations” means those representations and warranties of Seller contained in Section 7.1, Section 7.2, Section 7.3, Section 7.5, and Section 7.12.

“Funding Requirement” has the meaning set forth in Section 8.12(a).

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Governmental Authority” means any federal, state, county, city, local, municipal, tribal, foreign or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, legislature, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing authority or power; and any court, arbitral body or other tribunal, including any tribal authority having or asserting jurisdiction over the applicable Party or properties.

“Hazardous Materials” means any substance, material, waste or radiation including any: (a) pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, products or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”, or may form the basis of liability under, any Environmental Laws, including NORM; (b) Hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, natural gas liquid, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof or any mixtures containing any of the foregoing; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, per- or polyfluoroalkyl substances, mold, radioactive materials, urea formaldehyde, or radon gas.

“Hedge Gains” means, with respect to the Permitted Buyer Hedges, the amount to which Buyer is entitled to receive under the terms of any and all such Permitted Buyer Hedges (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Permitted Buyer Hedges), including any liquidation or termination fees or payments made upon the liquidation or termination of the same.

“Hedge Losses” means, with respect to the Permitted Buyer Hedges, the amount Buyer is obligated to pay to the applicable counterparty (under the terms of such Permitted Buyer Hedges), without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to any such Permitted Buyer Hedges, including any liquidation or termination fees or payments payable upon the liquidation or termination of the same.

“Hedging Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract to which Seller is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

“Hydrocarbons” means oil, gas and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide and any other minerals extracted from, attributable to or produced in association therewith.

“Imbalances” means all Well Imbalances and Pipeline Imbalances.

“Income Taxes” means income, capital gain, franchise and similar Taxes (a) based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) based upon, measured by or calculated with respect to multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if one or more of the bases on which such Tax is based, measured or calculated is included in clause (a), above (but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.

“Indemnified Party” has the meaning set forth in Section 13.7(a).

“Indemnifying Party” has the meaning set forth in Section 13.7(a).

“Indemnity Deductible” has the meaning set forth in Section 13.4(a).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 6.1(e).

“Individual Title Defect Threshold” has the meaning set forth in Section 5.2(h).

“Interest Reduction” has the meaning set forth in the definition of “Permitted Encumbrances”.

“Knowledge” means the actual knowledge (without a duty of investigation or inquiry) of the Persons set forth with respect to each Party on Schedule 1.1(K).

“Labor Agreement” has the meaning set forth in Section 7.7(a)(xiv).

“Law” means any applicable federal, state, local or foreign law (including any obligation arising under the common law), statute, rule, regulation, ordinance, order, code, ruling, writ, injunction, judgment, decision, award, decree, executive order, determination, subpoena or other official act of, or legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Lease Extension Costs” means, in the case of any Lease, all extension payments, renewal payments, rentals and other lease maintenance payments made in respect of such Lease.

“Leases” has the meaning set forth in Section 2.1(a).

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, losses, monetary damages, penalties, fines, fees, Taxes, interest obligations, deficiencies, debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any amounts paid in settlement, interest, court costs, costs of investigators, reasonable and documented attorneys’ fees, legal or other expenses incurred in connection therewith.

“Like-Kind Exchange” means a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local tax laws.

“Marketing Period” means the first period of ten consecutive Business Days after the Effective Time and throughout which Buyer shall have received the Required Information; provided, however, that the Marketing Period shall exclude October 9, 2023, November 23, 2023 and November 24, 2023 (the “Black Out Period”). If Sellers in good faith reasonably believe that they have delivered the Required Information as of a specified date, Sellers may deliver to Buyer written notice to that effect, stating when Sellers believe they completed the applicable delivery, in which case the Required Information shall be deemed to have been delivered as of such date unless Buyer in good faith reasonably believes that Sellers have not completed delivery of the Required Information and, within three Business Days after receipt of such notice from Sellers, Buyer provides written notice to the Sellers to that effect (stating with reasonable specificity which Required Information Buyer believes the Sellers have not delivered), following which the Required Information shall be deemed to have been received by Buyer as soon as the Sellers deliver to Buyer such specified portion of the Required Information. Notwithstanding anything to the contrary contained herein, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such ten consecutive Business Day period Seller or an Affiliate thereof indicates its intent to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Seller or such Affiliate has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) through (c) above would be satisfied throughout and on the last day of such new ten consecutive Business Day period.

“Material Adverse Effect” means, with respect to Seller, any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an event) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, results in or is reasonably likely to result in, (1) a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder, or (2) a material adverse effect on the ownership, operation, financial condition or value of the Assets, taken as a whole, as currently owned and operated as of the Execution Date; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from: (a) entering into this Agreement or the announcement or pendency of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (d) acts of God, including hurricanes, storms or other naturally occurring events or natural disasters; (e) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Affiliates); (f) any outbreak or escalation of hostilities or war, declaration of a national emergency or war, any civil unrest or any similar disorder or terrorist attacks; (g) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Buyer or (B) as expressly prescribed under this Agreement; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any change in GAAP, or any interpretations thereof from and after the Execution Date; (j) Casualty or Condemnation Losses; (k) any reclassification or recalculation of reserves in the ordinary course of business; (l) natural declines in well performance; (m) any epidemic, pandemic or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; and (n) any labor unrest or strikes; provided, however, that any event in clauses (b), (c), (e), (f) or (i) shall be taken into account for purposes of determining if there has been a Material Adverse Effect if and to the extent such effects have a disproportionate materially adverse impact on the Assets (taken as a whole) or Seller, relative to other Persons or assets of similar size operating in the same industry and geographic area as the Assets.

“Material Contracts” has the meaning set forth in Section 7.7.

“Maximum Deferred Payment Amount” means $550,000,000 minus the Additional Cash Consideration minus the applicable Maximum Deferred Payment Amount Discount, provided that in no event shall the Maximum Deferred Payment Amount be less than zero.

“Maximum Deferred Payment Amount Discount” means the “Maximum Deferred Payment Amount Discount” associated with the applicable Additional Cash Consideration as shown in the table below:

Additional Cash Consideration	Maximum Deferred Payment Amount Discount	Maximum Unadjusted Purchase Price
$200,000,000.00 - $399,999,999.99	$20,000,000	$2,130,000,000
$400,000,000.00 - $549,999,999.99	$40,000,000	$2,110,000,000
$550,000,000.00	$50,000,000	$2,100,000,000

“Maximum Unadjusted Purchase Price” means the amount indicated as the “Maximum Unadjusted Purchase Price” in the table included in the defined term “Maximum Deferred Payment Amount Discount”, based on the amount of Additional Cash Consideration actually paid at Closing, and as may be further adjusted if applicable pursuant to Section 3.10.

“Month” means any of the months of the Gregorian calendar.

“Net Revenue Interest”, with respect to any Title Well, means the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Title Well, after giving effect to all Burdens.

“New Lease Acquisition Costs” has the meaning set forth in Schedule 9.1 – C.

“Nonparty Affiliates” has the meaning set forth in Section 15.20.

“NORM” means naturally occurring radioactive material.

“NYSE” means the New York Stock Exchange.

“Operating Expenses” means all (a) operating expenses (including costs of insurance) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, under and pursuant to the relevant operating or unit agreement, if any, to the extent attributable to Seller’s Working Interest in the Assets, (b) all Lease Extension Costs and (c) all overhead costs charged to the Assets by Third Party operators under the relevant operating agreement or unit agreement, if any; but “Operating Expenses” shall not include (in all cases) Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (iii) Environmental Liabilities, Environmental Defects or Title Defects asserted hereunder (or the cure, or attempt to cure, any such defect or liability), (iv) obligations with respect to Imbalances, (v) obligations to pay Burdens, or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including Suspense Funds, (vi) obligations with respect to hedging Contracts, (vii) obligations with respect to Taxes or Seller’s indemnification obligations under Section 13.2, (viii) costs and expenses initiated or otherwise incurred in connection with obtaining a Required Consent or Preferential Purchase Right pursuant to Section 5.4, (ix) any breach by Seller of its representations or warranties set forth in Article VII (or any curative efforts for such breach), (x) any breach by Seller of its covenants set forth herein (or any curative efforts for such breach), (xi) any Specified Liabilities, (xii) Seller’s or its Affiliates’ internal general, administrative or overhead costs and expenses, including any management fees or similar payments paid or payable to Vencer Management, LLC, (xiii) New Lease Acquisition Costs (which shall be allocated as between Seller and Buyer pursuant to Schedule 9.1 – C), (xiv) any amounts paid or committed to be paid by Seller or its Affiliates (including Vencer Management, LLC), related to any sale or transaction bonuses, change in control bonuses, severance payments, phantom equity payments, deferred compensation payments, retention bonuses or other similar payments to any current or former director, officer, employee or other service provider that become payable by reason of the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (including with respect to the provision of services under the Transition Services Agreement), which amounts (as between Seller and Buyer) shall be the sole and exclusive responsibility of Seller, whether or not paid prior to, on or after the Effective Time; and (xv) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (xiii), whether such claims are made pursuant to contract or otherwise.

“Operations Wells” has the meaning set forth in Section 2.1(b).

“Other Sources” means cash on hand at Buyer and any other financing source immediately available to Buyer to the extent funding is available thereunder on terms and conditions that are no less favorable to Buyer than the terms and conditions described in the Debt Commitment Letter (taking into account any “flex” provisions) as of the Execution Date.

“Outside Termination Date” means January 31, 2024.

“Party” and “Parties” have the meanings set forth in the first paragraph herein.

“Per Share Value” means $82.31.

“Permit” has the meaning set forth in Section 2.1(e).

“Permitted Buyer Hedges” has the meaning set forth in Section 9.14.

“Permitted Encumbrances” means:

(a)            The terms and conditions of all Applicable Contracts, Leases and Burdens if the net cumulative effect of such Applicable Contracts, Leases and Burdens does not operate to: (i) decrease the Net Revenue Interest with respect to any Title Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Well (or, if the Title Well is a Well Location, as shown for the corresponding Unit described in Exhibit A-1); (ii) obligate Seller to bear a Working Interest with respect to any Title Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Title Well (or, if the Title Well is a Well Location, as shown for the corresponding Unit described in Exhibit A-1), unless the Net Revenue Interest for such Title Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest; or (iii) materially interfere with the use, ownership or operation of any of the Title Wells as they are currently used, owned or operated (each of clauses (i) through (iii), an “Interest Reduction”);

(b)            Preferential Purchase Rights, except to the extent pertaining to a prior breach of, or failure to comply with, the terms thereof by Seller or its predecessor in title, if such prior breach or failure has actually resulted in an Interest Reduction;

(c)            liens for Taxes or assessments not yet due or delinquent; or, if delinquent, that are being contested in good faith by appropriate actions and set forth on Schedule 1.1;

(d)            any (i) Consents (including Customary Post Closing Consents), except to the extent pertaining to a prior breach of, or failure to comply with, the terms thereof by Seller or its predecessor in title, if such prior breach or failure has actually resulted in an Interest Reduction, and (ii) required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(e)            except to the extent triggered at or prior to the Closing Date, conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(f)            such Title Defects as Buyer has waived in writing or (without limiting any claim against the special warranty of Defensible Title contained in the Assignment and Deed, during the applicable survival period thereof, that are deemed to have been waived) is deemed to have waived pursuant to the terms of this Agreement;

(g)            all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset to any Governmental Authority with respect to any franchise, grant, license or Permit;

(h)            rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership, in each case, except to the extent resulting in an Interest Reduction;

(i)            easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date and that does not result in an Interest Reduction;

(j)            vendor’s, carrier’s, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations (i) which are not yet due or delinquent or (ii) that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule 1.1;

(k)            liens created under Leases, Permits, easements, rights-of-way or Applicable Contracts, or by operation of Law in respect of obligations that are (i) not yet due or (ii) being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule 1.1;

(l)            any Encumbrance affecting the Assets that is fully and finally discharged by Seller (at no cost to Buyer) at or prior to Closing;

(m)            any matters set forth with specificity in Exhibit A-1, all litigation and claims set forth on Schedule 7.6 on and as of the Execution Date, and all Imbalances set forth on Schedule 7.15 on and as of the Execution Date;

(n)            calls on production under existing Applicable Contracts that can be terminated upon not more than 60 days’ notice; provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(o)            limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners and other Hydrocarbon owners) in each case, except to the extent resulting in an Interest Reduction;

(p)            all depth restrictions or limitations applicable to any Asset that are clearly identified for the applicable Asset in Exhibit A-1;

(q)            zoning and planning ordinances and municipal regulations; and

(r)            any matter that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement.

“Person” means any individual, firm, corporation, company, partnership, joint venture, limited partnership, limited liability company, association, trust, estate, labor union, organization, Governmental Authority or any other entity.

“Personal Property” has the meaning set forth in Section 2.1(d).

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the gathering, transportation, marketing, storage or processing (including any production handling and processing at a separation facility) and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Pipelines” has the meaning set forth in Section 2.1(c).

“Plan” means (a) any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock or stock-based, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability or other insurance, severance, salary continuation, separation, post-separation, transaction retention, change of control, employment or other benefit or compensation plan, practice, policy, program, agreement or arrangement of any kind, whether written or oral, whether for the benefit of a single individual or more than one individual, and whether or not legally enforceable, and (b) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA or any comparable provision of any other applicable Law.

“Post-Effective Time Period” means the period of time commencing with the Effective Time and ending immediately prior to Closing.

“Pre-Effective Time Tax Contest” has the meaning set forth in Section 15.2.

“Preferential Purchase Right” has the meaning set forth in Section 7.9.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4.

“Property” and “Properties” has the meaning set forth in Section 2.1(b).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Quitclaim Assignment” means the Quitclaim Assignment from Seller to Buyer, pertaining to the Sale Area, substantially in the form attached to this Agreement as Exhibit G.

“Reclassification Event” has the meaning set forth in Section 3.1(b).

“Records” has the meaning set forth in Section 2.1(i).

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered by Buyer and Seller at Closing.

“Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

“Remediation” means, with respect to any Environmental Condition, the implementation and completion of any investigative, remedial, removal, response, construction, repair, closure, disposal, restoration or other corrective actions, including monitoring, reporting, and installation of any necessary pollution control equipment or vapor control equipment (including any necessary permitting, filings or interactions with Governmental Authorities) required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to Seller’s interest in the Assets) of the lowest cost Remediation of such Environmental Condition that is reasonably effective and available and in compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s and/or its Affiliates’ employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Buyer and/or its Affiliates, or (d) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of or Liability under Environmental Law. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation if such responses are appropriate and allowed under Environmental Laws.

“Required Consent” has the meaning set forth in Section 5.4(b)(i).

“Required Information” means (a) a reserve report relating to the Assets as of December 31, 2022 prepared or audited by an independent petroleum engineering firm, and (b) all other financial, operating and oil and gas reserve data and other information relating to the Assets for periods or as of dates prior to the Closing (i) of the type and form reasonably and customarily included with respect to acquirees in the same business as the Seller in the documents necessary to execute the Debt Financing or any other offering of securities or that would be reasonably necessary for any Debt Financing Sources, underwriters or initial purchasers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and independent reserve engineers and customary legal opinions in connection therewith or (ii) that is necessary for Buyer to prepare and file historical and pro forma financial statements required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement). Notwithstanding anything to the contrary contained herein, SMOG Information is not Required Information.

“ROFO Period” has the meaning set forth in Section 2.4(a).

“Sale Area” means, collectively, Glasscock, Martin, Midland, Reagan and Upton Counties, Texas.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 8.7.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph herein.

“Seller 401(k) Plan” has the meaning set forth in Section 9.12(c).

“Seller Audited Financial Statements” has the meaning set forth in Section 9.11(a).

“Seller Financial Statements” has the meaning set forth in Section 9.11(a).

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors, and other representatives.

“Seller Indemnified Parties” has the meaning set forth in Section 13.3.

“Seller Third Quarter Financial Statements” has the meaning set forth in Section 9.11(a).

“SMOG Information” has the meaning set forth in Section 9.11(a).

“Specified Liabilities” means all Liabilities, known or unknown, arising from, based upon or associated with:

(a)            (i) all Income Taxes imposed on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, affiliated, consolidated or other group of which any of the foregoing is or was a member, (ii) any Asset Taxes to which Seller is allocated pursuant to Section 15.2(c) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (A) the adjustments to the Purchase Price made pursuant to Sections 3.3 through 3.5, as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d)), and (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets;

(b)            the actions, suits or proceedings, if any, set forth on Schedule 7.6 or which should have been set forth on Schedule 7.6 as of the Execution Date;

(c)            the Assets excluded pursuant to Section 5.2(d)(ii), 5.4(a)(i) or 5.4(b)(i) (except to the extent such Asset is ultimately conveyed to Buyer in accordance with the terms hereof), whether arising prior to, at or after the Effective Time;

(d)            personal injury, illness or death relating to the use, ownership or operation of the Assets prior to the Closing to the extent such injury, illness or death occurs both prior to the Closing and during Seller’s or its Affiliates’ ownership of the Assets;

(e)            Hazardous Materials related or attributable to the Assets that, prior to the Closing, were transported or disposed of at any location off-site of the Assets by or on behalf of Seller;

(f)            the failure to pay, underpayment, or incorrect payment of any and all Burdens or Working Interest amounts attributable to the Assets or Hydrocarbons produced therefrom during any period prior to the Effective Time and during Seller’s or its Affiliates’ ownership of the Assets, in each case, to the extent not attributable to Suspense Funds properly held by Seller in accordance with applicable Laws (provided that to the extent Seller receives indemnification for Liabilities of the type described in this subpart (f) by any predecessor in interest with respect to the period prior to its ownership of the Assets, such Liabilities shall also be Specified Liabilities hereunder);

(g)            the gross negligence or willful misconduct of Seller and its Affiliates in the ownership, operation or use of the Assets prior to the Closing, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment;

(h)            any Liabilities that are attributable to, associated with or related to, or that arise out of or in connection with (i) the employment or engagement by the Seller or its Affiliate of any Business Employee who does not become an employee of Buyer or its Affiliate, including all Liabilities arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof, and (ii) the employment or engagement of a Business Employee who becomes an employee of Buyer or its Affiliate to the extent existing or arising on or prior to the time such individual becomes an employee of Buyer or its Affiliate; and

(i)            any governmental fines or penalties for violations of applicable Law (other than Environmental Laws, except with respect to any violations that would not be reasonably identifiable pursuant to a Phase I Environmental Site Assessment or visual and other inspections described and permitted in Section 4.1 (to the extent not identified or asserted by Buyer as an Environmental Defect)) imposed on the Seller or its Affiliates, to the extent attributable to Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing.

“Specified Operations” has the meaning set forth in Section 2.3(a).

“Stock Closing Payment” has the meaning set forth in Section 3.4.

“Stock Purchase Price” has the meaning set forth in Section 3.1(a)(ii).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Straddle Period Tax Contest” has the meaning set forth in Section 15.2(g).

“Suspense Funds” means funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled, unitized or communitized therewith.

“Target Formation” means with respect to a Title Well, (a) with respect to any Title Well that is a producing Well (or Well capable of producing Hydrocarbons), the currently producing formation, or most recently producing formation, for such Title Well or (b) with respect to a Title Well that is not currently producing Hydrocarbons, and has not previously produced Hydrocarbons, the interval designated on Exhibit A-1 – Part 1 or Exhibit A-1 – Part 2, as applicable, for such Title Well. The depths for each such interval in each field area are set forth in Exhibit I attached hereto.

“Tax” or “Taxes” means (a) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, and (b) all penalties and interest, deficiency assessments, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.

“Tax Contest” has the meaning set forth in Section 15.2(g).

“Tax Return” means any return, declaration, report, claim for refund, or information return (including any related or supporting estimates, elections, schedules, statements, or information, and any amendment of the foregoing) filed in connection with the determination, assessment, or collection of any Tax.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 13.7(b).

“Title Arbitrator” has the meaning set forth in Section 5.2(i).

“Title Benefit” means any right, circumstance or condition that, at no cost or expense to Buyer, operates to (a) increase the Net Revenue Interest for any Title Well such that the actual Net Revenue Interest for such Title Well is greater than the Net Revenue Interest shown in Exhibit A-1 for such Title Well (or, if the Title Well is a Well Location, as shown for the corresponding Unit described in Exhibit A-1) to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest for such Title Well (or corresponding Unit) as shown in Exhibit A-1, or (b) decrease the Working Interest for any Title Well such that the actual Working Interest for such Title Well is less than the Working Interest shown in Exhibit A-1 for such Title Well (or, if the Title Well is a Well Location, as shown for the corresponding Unit described in Exhibit A-1) to the extent the same does not cause any decrease in the Net Revenue Interest for such Title Well (or corresponding Unit) as shown in Exhibit A-1.

“Title Benefit Amount” means, with respect to any Title Benefit Property, the amount equal to the increase in the Allocated Value for such Title Benefit Property as determined pursuant to Section 5.2(g) or Section 5.2(i).

“Title Benefit Notice” has the meaning set forth in Section 5.2(b).

“Title Benefit Property” has the meaning set forth in Section 5.2(b).

“Title Defect” means any Encumbrance that causes Seller not to have Defensible Title in and to any Title Well; provided that the following shall not be considered Title Defects:

(a)            defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings, unless Buyer provides affirmative evidence that such failure results in another Person’s superior claim of title to the relevant Title Well;

(b)            defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)            defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action results in another Person’s superior claim of title to the relevant Title Well;

(d)            defects based on a gap in Seller’s chain of title to any Well in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, or which gap has resulted in another Person’s actual and superior claim of title;

(e)            defects based upon the failure to record any state Leases or right-of-way included in the Assets or any assignments of interests in such Leases or rights-of-ray included in the Assets in any applicable county records, unless such failure has resulted in another Person’s superior claim of title to the relevant Title Well;

(f)            defects solely arising from Leases failing to have pooling provisions, but expressly excluding any such failure that has resulted in an Interest Reduction;

(g)            any Encumbrance or loss of title resulting from Seller’s conduct of business after the Execution Date pursuant to actions specifically required of Seller pursuant to this Agreement;

(h)            defects arising from any change in Laws after the Execution Date, including changes that would raise the minimum landowner royalty;

(i)            defects that affect only which Person has the right to receive Burden payments (rather than the amount of the proper payment of such Burden payment) and that do not affect the validity of the underlying Lease, in each case, to the extent the same does not result in an Interest Reduction;

(j)            defects arising from any mortgage Encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest, to the extent (i) not currently subject to foreclosure or other enforcement proceeding by the holder of such mortgage Encumbrance and (ii) such mineral owner is not in default of any obligation secured by such mortgage Encumbrance;

(k)            defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party, if such document is not in Seller’s files (so long as Seller is not relying on such unrecorded document to vest title in Seller), or (iii) except to the extent resulting in an Interest Reduction, any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(l)            defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another Person’s actual and superior claim of title to the relevant Title Well;

(m)            defects relating to any Affiliate of Seller having title to such Assets rather than the Seller, as long as either (i) prior to the Closing, Seller causes such Affiliate to convey title to such Assets to Seller (effective as of the Effective Time), or (ii) at the Closing, Seller causes such Affiliate to join in the conveyance of such Assets to the Buyer (effective as of the Effective Time);

(n)            all defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription;

(o)            all defects or irregularities resulting from the failure to record releases of Encumbrances or production payments that have expired on their own terms prior to the Effective Time;

(p)            any maintenance of uniform interest provision in any Applicable Contract if waived (or deemed waived) by the party or parties having the right to enforce such provision;

(q)            defects arising from the failure of any non-participating royalty owners to ratify a Unit;

(r)            any defects or irregularities in acknowledgements unless affirmative evidence shows that such defect or irregularity results in another Person’s actual and superior claim of title to the affected Assets;

(s)            any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets;

(t)            any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets; and

(u)            defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent (i) such Well has been properly permitted by the applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production.

“Title Defect Amount” has the meaning set forth in Section 5.2(d)(i).

“Title Defect Notice” has the meaning set forth in Section 5.2(a).

“Title Defect Property” has the meaning set forth in Section 5.2(a).

“Title Disputes” has the meaning set forth in Section 5.2(i).

“Title Indemnity Agreement” has the meaning set forth in Section 5.2(d)(iii).

“Title Well” means collectively, the Wells and Well Locations.

“Transaction Documents” means those documents executed and/or delivered pursuant to or in connection with this Agreement on the Closing Date.

“Transfer Legend” means the following restrictive legend to be placed on the Buyer Common Stock comprising the Stock Purchase Price:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Transfer Taxes” means any sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Buyer contemplated by this Agreement as well as any interest, penalty or addition thereto whether disputed or not.

“Transferred Employee” has the meaning set forth in Section 9.12(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of temporary or final Treasury Regulations.

“Units” has the meaning set forth in Section 2.1(a).

“Unscheduled Interest” has the meaning set forth in Section 2.4(a).

“Unscheduled Interest Offer” has the meaning set forth in Section 2.4(b).

“WARN Act” has the meaning set forth in Section 9.1(b).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the share of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Well Location” shall mean a hypothetical well location for a well to be drilled as to the Target Formation(s) in the future within a Unit identified in Exhibit A-1 – Part 2, including the Leases or undeveloped portion thereof included in or constituting such Unit (assuming for the purposes of Article V that such well had been drilled and completed as of the applicable date of determination (being the Effective Time and the Closing Date)).

“Wells” has the meaning set forth in Section 2.1(b).

“Working Interest”, with respect to any Title Well, means the interest in and to such Title Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Title Well, but without regard to the effect of any Burdens.

1.2          References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and shall have the same meaning as “and/or” unless the context requires otherwise. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as in effect from time to time. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time. References to any date shall mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas. The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Article II
ASSET ACQUISITION

2.1          Asset Acquisition. Upon the terms and subject to the conditions of this Agreement, and for the consideration specified in Section 3.1, Seller agrees to sell, assign, transfer and convey, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following assets (less and except for the Excluded Assets, collectively, the “Assets”):

(a)            the oil and gas leases or subleases (and all leasehold estates created thereby) and oil and gas fee interests set forth on and described in Exhibit A, including all working interests, overriding royalties, production payments, net profits interests, carried interests, options, rights to Hydrocarbons in place, and all other oil and gas interests of any kind or character derived therefrom, in each case (Seller’s interest in such leases and other interests as so limited, the “Leases”), together with all rights, privileges, benefits and powers conferred upon Seller as the holder of the Leases with respect to the use and occupation of the surface of the lands covered thereby that may be necessary, convenient or incidental to the possession and enjoyment of the Leases, and together with any and all rights, titles and interests of Seller in and to any units or pooling arrangements wherein the Leases are pooled or unitized, including the units set forth in Exhibit A-1 – Part 2 (the “Units”), and including all interests of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease;

(b)            (i) each of the oil and gas wells located on or under the Leases or the Units (whether or not completed), including the wells set forth on Exhibit A-1 – Part 1, whether such wells are producing, shut-in or abandoned (Seller’s interest in such wells, the “Wells”), and (ii) each of the fresh water wells, injection wells, salt water disposal wells and other wells of every nature and kind located on the Leases or Units, in each case, to the extent that they are used solely in connection with the Leases or the Units, whether such wells are currently in use or temporarily shut-in or abandoned (the “Operations Wells”), including those set forth on Exhibit A-1 – Part 1 (the Leases, the Units, the Wells and the Operations Wells, collectively, the “Properties” or individually a “Property”);

(c)            the gathering systems and pipelines located in the Sale Area, including those described on Exhibit A-2 (the “Pipelines”);

(d)            all equipment, machinery, fixtures, improvements and other real, tangible, movable and immovable, personal and mixed property, operational or nonoperational that is located in the Sale Area or that is used or held for use in connection with the Properties, the Pipelines or the other Assets, including well equipment, casing, tubing, pumps, motors, machinery, rods, tanks, pipes, compressors, meters, boilers, fixtures, structures, materials and other items to the extent used or held for use in connection with the ownership or operation of the Properties or the other Assets (the “Personal Property”);

(e)            to the extent that they may be assigned, transferred or re-issued (provided that Seller shall use commercially reasonable efforts to obtain consent to assign, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents unless Buyer agrees to pay any such costs or provide such consideration) any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization (in each case) of any Governmental Authority (the “Permits”) relating to the ownership or operation of the other Assets;

(f)            to the extent assignable (provided that Seller shall use commercially reasonable efforts to obtain consent to assign, but shall not be obligated to incur any Liability, expend any monies or provide any consideration to obtain such consents unless Buyer agrees to pay any such costs or provide such consideration), all of the easements, rights-of-way, surface fee interests, surface leases, surface use agreements and other surface usage rights existing as of the Closing Date to the extent located in the Sale Area or otherwise appurtenant to or used in connection with the ownership or operation of the Properties, the Pipelines or the Personal Property, including those set forth on Exhibit A-3;

(g)            all Applicable Contracts;

(h)            all radio and communication towers, all SCADA systems, including the central SCADA server and all software associated with the SCADA systems included in the Assets, all network equipment and associated peripherals (subject to the carveouts identified in Section 2.2(i) below), all radio and telephone equipment and all licenses relating thereto, in each case, that are primarily used in connection with the operation of the Properties, the Pipelines or the other Assets (the “Communication Equipment”);

(i)             copies in digital form of all books, records and files, reports, Asset Tax and accounting records, in each case to the extent relating to the Assets and to the extent in Seller’s or any of its Affiliates’ possession, including: (i) land and title records (including lease files, Third Party brokerage information, run sheets, mineral ownership reports, abstracts of title, surveys, maps, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) facility files (including construction records); (v) well files, proprietary seismic data and (to the extent transferrable without penalty or payment to any Third Party, or for which Buyer has agreed in writing to pay any applicable transfer fee or penalty) all licensed seismic data and information, production records, electric logs, core data, pressure data, and all related matters, and (vi) environmental, regulatory, accounting and Asset Tax records; but excluding any of the foregoing items to the extent comprising or otherwise attributable to the Excluded Assets (the foregoing, subject to such exclusion, the “Records”), provided that to the extent that Seller discovers hard copies of any Records of type described in item (v), all such records shall also be Records for all purposes of this Agreement, provided further that Seller shall be entitled to retain copies of all such Records to the extent related to the Specified Liabilities or Seller’s indemnity obligations under this Agreement;

(j)             all offices (including any owned or leased real or personal property relating thereto) described on Exhibit A-4;

(k)            all drilling rigs, and all trucks, cars and vehicles, in each case, that are used in connection with the operation of the Properties, the Pipelines or the other Assets, that are described on Exhibit A-5;

(l)             (i) all Hydrocarbons produced from or allocated to the Properties from and after the Effective Time (ii) to the extent Seller has received an upward Purchase Price adjustment under Section 3.3(a)(i) therefor, all Hydrocarbons produced from or allocated to the Properties that are in storage or existing in stock tanks, pipelines or plants as of the Effective Time (including inventory), and all proceeds with respect to the foregoing;

(m)           all trade credits, all accounts receivables, if any, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, in each case, to the extent constituting credits, offsets or refunds directly attributable to Assumed Obligations; and

(n)            except to the extent pertaining to any Specified Liabilities, all claims, rights, demands, causes of action, suits, actions, judgements, damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, duties, obligations, Liabilities and other intangible rights in favor of or owed to Seller or its Affiliates and either (i) relating to the Assumed Obligations or (ii) arising or attributable to the period of time on and after the Effective Time and related to any Asset or the ownership or operation thereof.

2.2          Excluded Assets. Seller shall reserve and retain, on its own behalf or on behalf of certain of its Affiliates, all of the following assets (the “Excluded Assets”):

(a)            all of Seller’s corporate minute books and corporate financial records and Tax records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b)            all trade credits, all account receivables, if any, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, in each case, except to the extent constituting credits, offsets or refunds directly attributable to Assumed Obligations;

(c)            all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds (except to the extent related to any Assumed Obligations); (ii) any other Excluded Assets; and (iii) any Specified Liabilities, to the extent necessary for Seller to fulfill any of its obligations under Section 13.2(a);

(d)            subject to Section 5.3, all rights and interests of Seller (i) under any policy or agreement of insurance or (except to the extent related to any Assumed Obligations) indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;

(e)            all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time, other than those Hydrocarbons produced from or allocated to the Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time;

(f)             all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period, or portion thereof, ending prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets;

(g)            all offices (including any owned or leased real or personal property relating thereto) not described on Exhibit A-4;

(h)            all trucks, cars and vehicles, in each case, that are not described on Exhibit A-5;

(i)             all personal computers, and all central SCADA servers and associated software, network equipment and associated peripherals, in each case, that are not primarily used in connection with the operation of the Properties, the Pipelines or the other Assets;

(j)             all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(k)            all documents and instruments and other data or information of Seller that may be protected by an attorney-client privilege (other than title opinions, run sheets, title abstracts and other title documents or instruments covering the Properties);

(l)             all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(m)           all audit rights arising under any of the Applicable Contracts or otherwise with respect to (i) any period prior to the Effective Time, with respect to the Assets (except to the extent related to any Assumed Obligations) or (ii) any of the Excluded Assets;

(n)            all well data and geophysical and other seismic and related technical data and information relating to the Assets that is not expressly described in Section 2.1;

(o)            documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets or any other interest in the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement;

(p)            any Assets described in Section 2.1(e) or Section 2.1(f) that are not assignable;

(q)            the sponsorship of, and all assets maintained pursuant to, in connection with or otherwise attributable to, the Benefit Plans and any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to or required to be contributed to by the Seller or any of its Affiliates or under or with respect to which the Seller or any of its Affiliates has (or has had) any Liability;

(r)             all rights incidental to the Specified Liabilities insofar as, and only to the extent necessary to, fulfill Seller’s indemnity obligations under Section 13.2(a), and only if Seller has actually agreed to accept and timely prosecutes such indemnification obligations;

(s)            the properties specifically identified on Exhibit D; and

(t)             any assets or properties otherwise identified as, or that are deemed to be, Excluded Assets under this Agreement.

2.3          Revenues and Expenses.

(a)            For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence: (i) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds, if any) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time; except that: (A) for Operating Expenses that are Lease Extension Costs, Seller shall remain responsible for all such amounts that are paid or payable at any time on or prior to the Closing Date and (B) from and after the one (1) year anniversary of the Closing Date (the “Cut-Off Date”), Buyer shall be responsible for (and entitled to all claims, rights and refunds with respect to) any such Operating Expenses as would be Assumed Obligations hereunder, and shall be entitled to receive any and all production or proceeds received after the Cut-Off Date that are attributable to the Assets; (ii) subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to the Assets for the period of time from and after the Effective Time, and shall be responsible for all Operating Expenses attributable to the Assets for the period of time from and after the Effective Time (other than Operating Expenses that are Lease Extension Costs paid or payable at any time on or prior to the Closing Date which are allocated to Seller pursuant to Section 2.3(a)(i)), as well as Operating Expenses that become Assumed Obligations from and after the date of the Cut-Off Date as provided in this Section 2.3(a)(ii); and (iii) notwithstanding anything to the contrary in this Section 2.3(a), with respect the development operations specified in Schedule 2.3(a) (the “Specified Operations”): (A) Seller shall be responsible for (and, to the extent actually paid by Seller, entitled to all claims, rights and refunds with respect to) all Operating Expenses attributable to the Specified Operations that were anticipated to be incurred prior the Effective Time in accordance with Schedule 2.3(a) based on the anticipated activity date in Schedule 2.3(a) (irrespective of whether a specific dollar amount is allocated to such operations on Schedule 2.3(a), or whether such amounts are actually incurred prior to, at or after the Effective Time); and (B) Buyer shall be responsible for (and, to the extent actually paid by Buyer, entitled to all claims, rights and refunds with respect to) all Operating Expenses attributable to the Specified Operations that were anticipated to be incurred on or after the Effective Time in accordance with Schedule 2.3(a) based on the anticipated activity date in Schedule 2.3(a) (irrespective of whether a specific dollar amount is allocated to such operations on Schedule 2.3(a), or whether such amounts are actually incurred prior to, at or after the Effective Time); provided that, if the anticipated activity date for any such Specified Operation is to occur on or after the Effective Time pursuant to Schedule 2.3(a), but such activity is performed by Seller prior to the Effective Time, Buyer’s obligation to pay such amounts shall further be subject to Section 9.1(b)(i)(B). Such amounts that are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement as applicable. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.

(b)            For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date (i.e., on an accrual basis). For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Surface use or damage fees and other Operating Expenses that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time. Seller may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbons production when exact meter readings or gauging and strapping data is not available. For purposes of this Agreement, Asset Taxes shall be allocated in accordance with Section 15.2(c) and Transfer Taxes shall be allocated in accordance with Section 15.2(b).

2.4          Unscheduled Working Interests.

(a)            If at any time after the Execution Date and prior to the 15-month anniversary of the Closing Date (the “ROFO Period”), Seller discovers that it owns any oil and gas leases or subleases, oil and gas fee interests, working interests, overriding royalties, production payments, net profits interests, carried interests, options, rights to Hydrocarbons in place, or other oil and gas interests of any kind or character that are located within the Sale Area that were not identified on Exhibit A or Exhibit A-1 (any such interest, an “Unscheduled Interest”), Seller shall notify Buyer of discovery, together with all information in Seller’s and its Affiliates’ possession describing such Unscheduled Interest. Any such notice shall be delivered by Seller to Buyer within ten Business Days after Seller’s discovery of the relevant Unscheduled Interest.

(b)            If Closing occurs, for a period of 30 days after Buyer’s receipt of a notice pursuant to Section 2.4(a), Buyer shall have the exclusive right to submit Seller an offer for the acquisition of such Unscheduled Interest (an “Unscheduled Interest Offer”), provided that if any such notice delivered pursuant to Section 2.4(a) was delivered prior to the Closing, Buyer shall have such exclusive right to submit Seller an Unscheduled Interest Offer until the day that is 30 days after the Closing Date. If Seller notifies Buyer that the binding offer presents an acceptable basis for negotiating the sale of such Unscheduled Interest, the Parties shall negotiate in good faith and execute the terms and conditions of a mutually acceptable purchase and sale agreement for such transaction. If the Parties are unable to execute and deliver such purchase and sale agreement within 60 days after the delivery of an Unscheduled Interest Offer for an Unscheduled Interest, Buyer shall have no further rights with respect to such Unscheduled Interest, and Seller may retain such Unscheduled Interest free and clear of any obligations to Buyer hereunder, provided that, with respect to an Unscheduled Interest for which Seller has delivered Buyer a notice under Section 2.4(a), until the day that is 120 days after Seller has delivered Buyer such notice with respect to such Unscheduled Interest, Seller may not sell, assign or otherwise transfer such Unscheduled Interest to any Third Party on terms that are more favorable to the applicable transferee than those contained in the Unscheduled Interest Offer.

(c)            If Closing occurs, within ten Business Days after the expiration of the ROFO Period, Seller shall execute and deliver to Buyer the Quitclaim Assignment.

Article III
PURCHASE PRICE; DEPOSIT

3.1          Purchase Price.

(a)            Subject to the terms and conditions set forth in this Agreement, the consideration for the transfer of the Assets and the transactions contemplated hereby shall be (i) the assumption of the Assumed Obligations and (ii) an amount up to $2,150,000,000 (the “Purchase Price”) consisting of the following (provided that the unadjusted Purchase Price shall not exceed the applicable Maximum Unadjusted Purchase Price):

(i)            cash in the amount of $1,000,000,000 (the “Base Cash Amount”) to be paid in cash by Buyer to Seller, unless Buyer elects to pay Additional Cash Consideration pursuant to Section 3.9, in which case the cash portion of the unadjusted Purchase Price shall be the sum of the Base Cash Amount, plus the Additional Cash Consideration (such amount of cash, the “Cash Purchase Price”);

(ii)           7,289,515 shares of Buyer Common Stock; provided that (A) if Buyer elects to pay more than $500,000,000 in Additional Cash Consideration, the number of shares of Buyer Common Stock comprising the stock portion of the unadjusted Purchase Price shall be the number of shares of Buyer Common Stock equal to (I) 7,289,515, minus (II) (A) the Additional Cash Consideration minus $500,000,000, divided by (B) the greater of (x) the Per Share Value and (y) the Current Share Price calculated as of three Business Days prior to Closing (the resulting number of shares of Buyer Common Stock, rounded to the nearest whole number, the “Stock Purchase Price”); and

(iii)          the Deferred Payment.

(b)            If, at any time on or after the Execution Date and prior to the Closing Date, (i) Buyer makes, pays or effects any (1) dividend on shares of Buyer Common Stock in the form of additional shares of Buyer Common Stock, (2) dividend on the Buyer Common Stock payable in cash (other than any quarterly base or variable cash dividend that is made consistent with Buyer’s historical dividend practices, including the quarterly dividend declared on August 2, 2023 and payable on September 29, 2023), (3) subdivision or split of any shares of Buyer Common Stock, (4) combination or reclassification of shares of Buyer Common Stock into a smaller number of shares of Buyer Common Stock or (5) issuance of any securities by reclassification of shares of Buyer Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Buyer or any acquiror, as applicable, is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Buyer Common Stock are converted to cash or other securities (any event described in the foregoing clauses (i) and (ii), a “Reclassification Event”), then the Stock Purchase Price, the Per Share Value and the number of shares of Buyer Common Stock to be issued to Seller pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(5) and (ii) to provide for the receipt by Seller, in lieu of any shares of Buyer Common Stock constituting the Stock Purchase Price, the same number or amount of cash and/or securities as is received in exchange for each share of Buyer Common Stock in connection with any such transaction described in clauses (i)(5) and (ii) of this Section 3.1(b) and in the case of clause (i)(2), to provide for the receipt by Seller of a number of additional shares of Buyer Common Stock equal to the aggregate amount of any such cash dividends Seller would have received if the Buyer Common Stock was issued at the time such dividend was declared (and assuming the dividend was grossed up so the holder of each share of Buyer Common Stock received the same dividend as was actually distributed) divided by the Per Share Value (rounded to the nearest whole share). Any adjustments made pursuant to this Section 3.1(b) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the open of business of the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification.

(c)            Seller may, at its sole discretion, direct Buyer to issue the shares of Buyer Common Stock constituting the Adjusted Stock Purchase Price to one of Seller’s direct or indirect equity holders or their designated Affiliates as its designee, by providing written notice of such direction to Buyer not less than three Business Days in advance of the Closing Date, subject to any such designee providing any documentation reasonably requested by Buyer (which documentation shall include representations of such designee to the effect set forth in Section 7.30). Each such designee may elect to execute and deliver a countersignature to the Registration Rights Agreement in order for such designee to be named as a selling stockholder in, and to have such designee’s shares of Buyer Common Stock included in, the initial resale shelf registration statement to be filed by Buyer pursuant to the Registration Rights Agreement.

3.2          Deposit.

(a)            Within one Business Day after the Execution Date, Buyer shall deposit, by wire transfer in same day funds, with the Escrow Agent (in accordance with the Escrow Agreement), the sum of $161,250,000 (such amount, together with any interest accrued and disbursed in accordance with the Escrow Agreement, the “Deposit”). If the Closing occurs, the Deposit shall be applied as credit toward the Cash Purchase Price at Closing.

(b)            If this Agreement is terminated in accordance with Section 14.1, the provisions of Section 14.2 shall be applicable and the Deposit shall be handled in accordance therewith.

3.3           Adjustments to Purchase Price.

(a)            The Purchase Price shall be adjusted as follows, determined on an accrual basis in conjunction with Section 2.3 and otherwise in accordance with GAAP and COPAS, as applicable (other than adjustments for Asset Taxes, which shall be determined in accordance with Section 15.2(c)) (and the resulting amount shall be herein called the “Adjusted Purchase Price”):

(i)            The Purchase Price shall be adjusted upward by the following amounts (without duplication):

A.            To the extent Seller or its Affiliate has not received proceeds from the sale thereof, an amount equal to the value of all Hydrocarbons attributable to Seller’s interest in the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory, but excluding line fill and tank bottoms) as of the Effective Time, the value to be based upon the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case, in effect as of the Effective Time); provided, however that if Seller sells any such Hydrocarbons during the Post-Effective Time Period, the value shall be based on the price to be paid to Seller in connection with such sale, net of (1) amounts payable as Burdens on such production and (2) expenses (other than Operating Expenses) directly incurred by Seller in earning or receiving such proceeds;

B.             an amount equal to all Operating Expenses (whether prepaid or otherwise) actually paid by Seller that are (1) attributable to Seller’s interest in the Assets and incurred with respect to the period of time on and after the Effective Time ((x) other than Lease Extension Costs paid or payable prior to Closing that are allocated to Seller pursuant to Section 2.3), and (2) Operating Expenses pertaining to any Specified Operations that are expressly allocated to Buyer pursuant to Section 2.3(a)(iii); provided, that if an amount per unit (ft or stage, as applicable) is specified on Schedule 2.3(a), then the upward adjustments in respect of the items described in clause (2) shall equal the amount on a unit (ft or stage, as applicable) basis expressly set forth on Schedule 2.3(a);

C.            the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2(c) but paid or otherwise economically borne by Seller;

D.            to the extent that Seller is underproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 7.15 (but subject to further adjustment as provided in Section 3.8), an amount equal to the product of (A) the underproduced volumes multiplied by (B) the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case, in effect as of the Effective Time);

E.            to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.15 (but subject to further adjustment as provided in Section 3.8), an amount equal to the product of (A) the overdelivered volumes times (B) the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case, in effect as of the Effective Time);

F.             the amount of New Lease Acquisition Costs, if any, that Buyer is required to pay, or has agreed to pay, as provided in Schedule 9.1 – C;

G.             any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

(ii)           The Purchase Price shall be adjusted downward by the following amounts (without duplication):

A.            an amount equal to all proceeds received by Seller attributable to the sale of Hydrocarbons (1) produced from or allocable to the Assets during the Post-Effective Time Period or (2) contained in storage or existing in stock tanks or plants (including inventory but excluding linefill and tank bottoms) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 3.3(a)(i), in each case, net of expenses (other than Operating Expenses) directly incurred by Seller in earning or receiving such proceeds and that are paid by Seller (and not reimbursed to Seller by Buyer or a Third Party purchaser);

B.            subject to Section 5.2(h), if Seller makes the election under Section 5.2(d)(i) with respect to a Title Defect asserted by Buyer prior to the Defect Claim Date, the Title Defect Amount with respect to such Title Defect;

C.            subject to Section 6.1(e), if Seller makes the election under Section 6.1(c)(i) with respect to an Environmental Defect asserted by Buyer prior to the Defect Claim Date, the Remediation Amount with respect to such Environmental Defect;

D.            all amounts determined pursuant to Section 5.2(d)(ii), Section 5.4(a)(i) and Section 5.4(b)(i) for any Assets that are excluded from the Assets to be assigned to Buyer at Closing pursuant to any of such Sections;

E.             the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2(c) but paid or payable or otherwise economically borne by Buyer;

F.             to the extent that Seller is overproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 7.15 (but subject to further adjustment as provided in Section 3.8), an amount equal to the product of (1) the overproduced volumes multiplied by (2) the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case, in effect as of the Effective Time);

G.            to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.15 (but subject to further adjustment as provided in Section 3.8), an amount equal to the product of (1) the underdelivered volumes times (2) the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the posted price in the field in which such Hydrocarbons were produced or if no such posted price exists for such Hydrocarbons, the market price in the field in which such Hydrocarbons were produced, in each case, in effect as of the Effective Time);

H.            all Suspense Funds that are held in suspense by Seller or its Affiliates as of the Closing Date, if any;

I.              an amount equal to all Operating Expenses or other costs and expenses (whether prepaid or otherwise) actually paid, payable or otherwise economically borne by Buyer or its Affiliates that are (1) attributable to Seller’s or its Affiliates’ interest in the Assets and incurred with respect to the period of time prior to the Effective Time, (2) Lease Extension Costs paid or payable prior to Closing that are allocated to Seller pursuant to Section 2.3(a)(i), or (3) Operating Expenses paid or payable by Buyer pertaining to any Specified Operations that are expressly allocated to Seller pursuant to Section 2.3(a)(iii); provided, that, if an amount per unit (ft or stage, as applicable) is specified on Schedule 2.3(a), the downward adjustments in respect of the items described in clause (3) shall equal the amount on a unit (ft or stage, as applicable) basis expressly set forth on Schedule 2.3(a);

J.             any amounts as required by Schedule 9.1 – B; and

K.            any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

(b)            At Closing (and as reflected in the Preliminary Settlement Statement), (i) should the net adjustments determined by this Section 3.3 cause the Purchase Price to be adjusted upward, such net aggregate adjustments shall increase the Stock Purchase Price, on the basis that each such additional share of Buyer Common Stock in excess of the unadjusted Stock Purchase Price shall be valued at the Current Share Price and (ii) should the net adjustments determined by this Section 3.3 cause the Purchase Price to be adjusted downward, then such net aggregate adjustments shall be made (x) first, to decrease the unadjusted Stock Purchase Price, on the basis that each share of Buyer Common Stock shall be valued at the Current Share Price, and (y) second, once the Adjusted Stock Purchase Price is reduced to zero (if applicable), to decrease the Cash Purchase Price. The unadjusted Stock Purchase Price, as adjusted on account of the net adjustments determined by this Section 3.3 is referred to as the “Adjusted Stock Purchase Price” and (if applicable) the unadjusted Cash Purchase Price, as adjusted on account of the net adjustments determined by this Section 3.3 is referred to as the “Adjusted Cash Purchase Price”. With respect to adjustments made to the Stock Purchase Price pursuant to this Agreement, if the calculated number thereof includes any fractional shares, such number shall be rounded up to the next whole share.

(c)            After Closing, any adjustments to the Purchase Price shall be made in accordance with Section 3.5, Section 3.6 or Section 5.2(c), Section 5.2(i) or Section 6.1(f), as applicable.

3.4          Preliminary Settlement Statement. Not less than five Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth (a) Seller’s good faith estimate of the Adjusted Purchase Price, reflecting each proposed adjustment to be made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, (b) the (i) Adjusted Cash Purchase Price less (ii) the amount of the Deposit, less (iii) the amount of cash to be deposited into the Defect Escrow Account pursuant to Article V and Article VI which shall constitute the dollar amount to be payable by Buyer to Seller in cash at Closing (the “Cash Closing Payment”), (c) the number of shares of Buyer Common Stock constituting the Adjusted Stock Purchase Price (the “Stock Closing Payment” and, together with the Cash Closing Payment, the “Closing Payment”), (d) the amount of cash to be placed into the Defect Escrow Account at Closing, (e) together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 12.3(e) and (f) and such information and documentation in Seller’s or its Affiliates’ possession as may be reasonably necessary for Buyer to confirm the accuracy of the Preliminary Settlement Statement. Within three Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of such changes, and Seller shall consider any such comments in good faith; provided that Buyer’s failure to raise any objection or make any proposal to the Preliminary Settlement Statement shall not prejudice Buyer’s right to later raise such objection or make such proposal with respect to the Final Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by Seller will be used to adjust the Purchase Price at Closing.

3.5          Final Settlement Statement. On or before the date that is 180 days following the Closing Date, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual revenues and expenses and that takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall supply reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. If the final Adjusted Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price shall be final and binding on the Parties. Once the final Adjusted Purchase Price has been agreed (or deemed agreed) upon by the Parties pursuant to this Section 3.5 or determined by the Accounting Arbitrator pursuant to Section 3.6, as applicable, then, within ten Business Days following such agreement (or deemed agreement):

(a)            if the final Adjusted Purchase Price is more than the Adjusted Purchase Price used at Closing pursuant to Section 3.4, (such amount, an “Excess Amount”), Buyer shall pay to Seller by wire transfer of immediately available funds, an amount in cash equal to the Excess Amount; and

(b)            if the final Adjusted Purchase Price is less than the Adjusted Purchase Price used at Closing pursuant to Section 3.4, Seller shall pay to Buyer such excess by payment in cash via wire transfer of immediately available funds to an account(s) designated by Buyer in writing.

(c)            All cash payments made or to be made in accordance with this Section 3.5 to Seller or Buyer shall be by electronic transfer of immediately available funds to a bank account specified in writing by such Party to the other Party with at least one Business Day’s prior notice.

(d)            The Parties acknowledge and agree that the foregoing provisions of this Section 3.5 shall not apply to any Title Disputes or Environmental Disputes, or any portion of the Purchase Price that is funded into the Defect Escrow Account at Closing, which matters shall be exclusively resolved pursuant to Section 5.2(c), Section 5.2(i) or Section 6.1(f), as applicable.

3.6          Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall, within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Houston, Texas office of PricewaterhouseCoopers LLP (or if PricewaterhouseCoopers LLP is unable or unwilling to serve as arbitrator within 20 days after receipt of a written request from the Parties to serve and absent agreement by the Parties as to a replacement for such arbitrator within ten Business Days after notification that PricewaterhouseCoopers LLP is unable or unwilling to serve, the arbitrator shall be selected by the Houston, Texas office of the AAA) (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Once appointed, the Accounting Arbitrator shall have no ex parte communications with the Parties regarding any disputes or matters pertaining to this Agreement. All communications between any Party or its representatives and the Accounting Arbitrator shall be conducted in writing, with written copies sent simultaneously to the other Party in the same manner, or at a meeting in which all Parties are present. Seller and Buyer shall promptly execute any reasonable engagement letter requested by the Accounting Arbitrator and shall each reasonably cooperate with the Accounting Arbitrator, including, without limiting the requirements for communications described above, by providing the information, data and work papers used by each Party to prepare or calculate the final Adjusted Purchase Price, making its personnel and accountants reasonably available to explain any such information, data or work papers, so as to enable the Accounting Arbitrator to make such determination as quickly and as accurately as practicable. The Parties shall instruct the Accounting Arbitrator that, within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, whichever complies more closely to the terms of the Agreement and the materials described above. The costs of such Accounting Arbitrator shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, absent manifest error, be final, conclusive and binding on Seller and Buyer and will be enforceable against each of the Parties in any court of competent jurisdiction. The Final Settlement Statement and final Adjusted Purchase Price determined by the Accounting Arbitrator pursuant to this Section 3.6 shall be final and binding on the Parties, without right of appeal and enforceable by either Party in any court of competent jurisdiction. The Accounting Arbitrator shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter, notwithstanding any AAA Rules to the contrary.

3.7          Allocated Values. Subject to adjustment as set forth herein, the “Allocated Value” for each Title Well included in the Assets, in the aggregate, shall equal the amount set forth for such Title Well, as applicable, on Schedule 3.7, and such Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein. Notwithstanding anything to the contrary herein, if the Maximum Unadjusted Purchase Price is reduced below $2,150,000,000, the Allocated Value for each Title Well shall be revised (and Schedule 3.7 shall be deemed to be amended to reflect such revisions; provided that Parties will use commercially reasonable efforts to effect a written amendment reflecting such change) to equal the product of (a) the Allocated Value for such Title Well on Schedule 3.7, multiplied by (b) the amount obtained by dividing the adjusted Maximum Unadjusted Purchase Price by $2,150,000,000.

3.8          Allocation for Imbalances. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 7.15, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(i)D, Section 3.3(a)(i)E, Section 3.3(a)(ii)F or Section 3.3(a)(ii)G, as applicable, and Schedule 7.15 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Purchase Price is so adjusted. If, after the Closing, any Imbalances are discovered on or before the date of the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.5, then the Party discovering such Imbalances shall notify the other Party and the Parties shall settle such Imbalances based on the formula set forth in Section 3.3(a)(i)D, Section 3.3(a)(i)E, Section 3.3(a)(ii)F or Section 3.3(a)(ii)G, as applicable as part of the process described in Section 3.5.

3.9          Additional Cash Consideration at Closing. Not later than six Business Days prior to the Closing Date, Buyer may elect by written notice to Seller to pay up to an additional $1,100,000,000 in cash consideration in the Cash Closing Payment (the “Additional Cash Consideration”). Failure of Buyer to deliver such written notice on or prior to such time shall be deemed an election by Buyer not to pay any Additional Cash Consideration at Closing.

3.10        Deferred Payment. Not later than January 3, 2025, Buyer shall pay to Seller the Maximum Deferred Payment Amount due and owing to Seller based on the Additional Cash Consideration actually paid by Buyer to Seller at Closing. In addition, the Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, the sum of (i) the Base Cash Amount, plus (ii) the amount of any Additional Cash Consideration, plus, (iii) the quotient of (x) the Stock Purchase Price, multiplied by, (y) the Per Share Value, plus (iv) the Deferred Payment, and prior to taking into account any adjustments to the Purchase Price pursuant to Section 3.3, shall never exceed the Maximum Unadjusted Purchase Price (as the same may be reduced pursuant to this Section 3.10) based on the Additional Cash Consideration actually paid by Buyer at Closing.

3.11       Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable provision of Tax Law, provided, however, that Buyer shall timely pay all such deducted and withheld amounts to the appropriate Governmental Authority and Buyer shall use commercially reasonable efforts to provide at least ten (10) Business Days’ written notice to Seller if Buyer intends to deduct and withhold any amounts under this Section 3.11. The Parties shall cooperate in good faith to reduce or otherwise eliminate any such amounts required to be deducted and withheld. To the extent that amounts are deducted and withheld and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
ACCESS / DISCLAIMERS

4.1           Access.

(a)            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) the other provisions of this Section 4.1, and (ii) obtaining any required consents or waivers from Third Parties that are required pursuant to the terms of the Leases, easements and Applicable Contracts (including any restrictions therein related to access during hunting seasons), including Third Party operators of the Assets (with respect to which such consents or waivers Seller shall use commercially reasonable efforts to obtain, but shall not be required to pay any monies or incur any obligations or liabilities to do so unless Buyer has agreed in writing to pay or reimburse such amounts), Seller shall afford to Buyer and its Affiliates and their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives, including the Debt Financing Sources (the “Buyer Representatives”), upon prior reasonable notice, reasonable access, during normal business hours, to the Assets and all Records and other documents in Seller’s or its Affiliates’ possession, in each case, to the extent relating to the Assets.

(b)            From and after the Execution Date to the Closing Date (or earlier termination of this Agreement), subject to (i) the other provisions of this Section 4.1, (ii) obtaining any consents or waivers from Third Parties that are required pursuant to the terms of the Leases, easements and Applicable Contracts (including any restrictions therein related to access during hunting seasons), including Third Party operators of the Assets (with respect to which such consents or waivers Seller shall use commercially reasonable efforts to obtain), Buyer and the Buyer Representatives shall have inspection rights with respect to the environmental condition of the Assets but such inspection rights shall be limited to conducting a Phase I Environmental Site Assessment (as defined in the applicable ASTM International Standards) of the Assets and may conduct visual inspections, whether on land or by air, including a customary visual thermal, laser, light detection and ranging or FLIR camera survey of the Assets, and record reviews (including air quality permitting and compliance related records) relating to the Assets, and Buyer and the Buyer Representatives shall not conduct any Phase II Environmental Site Assessment (as defined in the applicable ASTM International Standards), operate any of Seller’s equipment or conduct any invasive testing, boring, sampling, drilling or other invasive investigation activities (in each case) on or with respect to any of the Assets without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding anything herein to the contrary, Buyer or any of the Buyer Representatives shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I Environmental Site Assessment, as defined in the applicable ASTM International Standards) with respect to any Assets where Seller does not have the authority to grant access for such due diligence without obtaining the required consents or waivers from Third Parties that are required pursuant to the terms of the Leases, easements and Applicable Contracts, including any Third Party operators of the Assets. Notwithstanding any rejection of Buyer’s ability to conduct a Phase I Environmental Site Assessment or Phase II Environmental Site Assessment or any other testing or sampling as described above on or with respect to the Assets, in whole or in part, including any failure to obtain consent or waiver from an applicable Third Party, Buyer may still deliver an Environmental Defect Notice with respect to such Assets pursuant to Section 6.1(a) based on available information and Buyer’s assumptions, and the lack of such Phase I Environmental Site Assessment or Phase II Environmental Site Assessment (as applicable) shall not invalidate or otherwise prejudice such Environmental Defect Notice with respect to Section 6.1(a).

(c)            All investigations and due diligence conducted by Buyer or any Buyer Representative pursuant to Section 4.1(a) or (b), above, shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or any Buyer Representative shall result from Buyer’s or Buyer Representatives’ own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets with Seller so as not to unreasonably interfere with the conduct of business by Seller or its Affiliates, and Seller shall have the right to accompany Buyer and any Buyer Representative in connection with any physical inspection of the Assets. Buyer shall, and shall cause all Buyer Representatives to, abide by all Laws and all of Seller’s and any Third Party operator’s safety rules, regulations and operating policies while conducting Buyer’s due diligence evaluation of the Assets to the extent provided to Buyer and Buyer Representative in advance, including any environmental or other inspection or assessment of the Assets, and to the extent required by any Third Party operator, execute and deliver any required bonding or access agreement of such Third Party operator or provide evidence that Buyer maintains insurance as may be required by such Third Party operator.

(d)            Buyer hereby releases, indemnifies, defends and holds harmless each Seller Indemnified Party from and against any and all Liabilities (including any personal injury, death, loss or damage arising out of such entry that may occur to Buyer or any Buyer Representative), arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer Representative with respect to the Assets under this Agreement, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPT (I) TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES OR (II) ANY ENVIRONMENTAL CONDITIONS OR LIABILITIES DISCOVERED OR UNCOVERED AS A RESULT OF SUCH EXAMINATION OR INSPECTION TO THE EXTENT ANY SUCH ENVIRONMENTAL CONDITIONS OR LIABILITIES WERE NOT EXACERBATED BY SUCH EXAMINATION OR INSPECTION.

(e)            Buyer agrees to provide Seller, contemporaneously with the submission of an Environmental Defect Notice pursuant to Article VI, copies of all final reports and test results prepared by Buyer or any Buyer Representative, which contain data collected or generated from Buyer’s (or the Buyer Representatives’) due diligence with respect to the Assets, including all final reports generated in association with any Phase I Environmental Site Assessment or other environmental diligence conducted in accordance with Section 4.1(b), to the extent Buyer relied on such reports or test results to assert an Environmental Defect pursuant to Article VI. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f)            Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Buyer’s (or any Buyer Representative’s) due diligence investigation, (ii) restore the Assets (including the real property and other assets associated therewith) to the approximate same condition than they were prior to commencement of Buyer’s (or any Buyer Representative’s) due diligence investigation and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s (or any Buyer Representative’s) due diligence investigation. Any disturbance to the Assets (including the real property assets associated therewith) resulting from the due diligence investigation conducted by or on behalf of Buyer will be repaired or restored as set forth in this Section 4.1(f).

(g)            During all periods that Buyer or any of the Buyer Representatives are on the Assets or any lands underlying such Assets, Buyer and such Buyer Representatives shall maintain, at their sole expense policies of insurance of types and in amounts sufficient to cover the obligations and Liabilities of Buyer under Section 4.1(d) and Section 4.1(f). Upon reasonable request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets or any lands underlying such Assets.

4.2          Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

4.3          Disclaimers.

(a)            Except as and to the LIMITED extent expressly set forth in Article VII, the certificate delivered by seller to buyer at closing pursuant to section 10.6, and with respect to the special warranty of DEFENSIBLE title set forth in the ASSIGNMENT AND DEED, (i) Seller MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) Seller EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN Article XIII) FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE Seller INDEMNIFIED PARTIES).

(b)            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.6, AND WITH RESPECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT AND DEED, AND WITHOUT LIMITING THE GENERALITY OF SECTION 4.3(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF SELLER INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER TO BUYER AT CLOSING PURSUANT TO SECTION 10.6 OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT AND DEED, AND WITHOUT LIMITING BUYER’S REMEDIES UNDER THIS ARTICLE IV, ARTICLE V, ARTICLE VI AND ARTICLE XIII, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, SUBJECT TO BUYERS RIGHTS IN ARTICLE V, ARTICLE VI AND ARTICLE XIII, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)            EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Article VII, AND IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING WITH RESPECT TO SUCH REPRESENTATIONS, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZardous MATERIALS OR OTHER MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO BUYERS RIGHTS IN ARTICLE V, ARTICLE VI AND ARTICLE XIII, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)            Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.3 are conspicuous disclaimers for the purpose of any applicable Law.

Article V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

5.1          General Disclaimer of Title Warranties and Representations/Exclusive Remedy. Except to the extent expressly set forth in Article VII, and for the special warranty of Defensible Title (subject, however, to Permitted Encumbrances) contained in the Assignment and Deed with respect to the Assets, and without limiting Buyer’s remedies for Title Defects set forth in this Article V (or Buyer’s remedies for Seller’s failure to obtain Consents or waivers of Preferential Purchase Rights as set forth in Section 5.4), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets. Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy with respect to (a) any failure by Seller to obtain Consents or waivers of Preferential Purchase Rights as contemplated by Section 5.4 shall be as set forth in Section 5.4, and (b) Seller’s title to any of the Assets (i) before Closing, shall be as set forth in Section 5.2 and Section 14.1, and (ii) from and after Closing, shall be pursuant to the special warranty of Defensible Title set forth in the Assignment and Deed and any of Buyer’s rights under Article XIII. Other than with respect to liens for a liquidated amount and for which Buyer assumes the underlying obligation secured by such lien, such special warranty of Defensible Title shall be further limited to the Allocated Value of any of the affected Title Wells as set forth on Schedule 3.7; provided that in no event shall such special warranty of Defensible Title be subject to the Individual Title Defect Threshold or Aggregate Deductible. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under Seller’s special warranty of Defensible Title, as described above and contained in the Assignment and Deed, against any Title Defect reported by Buyer under Section 5.2(a).

5.2          Notice of Title Defects; Title Defect Adjustments.

(a)            Title Defect Notices. On or before the Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Article V. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of Defensible Title contained in the Assignment and Deed), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect or other title matter that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the Title Well affected by the Title Defect (such Title Well, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to identify the existence of the alleged Title Defect and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with reasonable supporting detail) upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller weekly written notice of all Title Defects discovered by Buyer (and, subject to the last sentence of this Section 5.2(a), any Title Benefits discovered by Buyer) during the preceding week after the Execution Date and prior to delivery of such notice, which notice may be preliminary in nature and supplemented on or prior to the Defect Claim Date; provided that failure of Buyer to provide such preliminary notice of any Title Defect shall not constitute a waiver of, or otherwise prejudice in any respect, Buyer’s right to assert any Title Defect on or before the Defect Claim Date in accordance with this Section 5.2(a). Buyer shall use commercially reasonable efforts to provide Seller with written notice of any Title Benefit that is discovered by Buyer prior to the Defect Claim Date, which such notice may be preliminary in nature and is not required to meet the requirements of a Title Benefit Notice; provided that neither Buyer nor any Buyer Representatives shall have the affirmative obligation to identify Title Benefits, or to conduct any further investigation, of any matter which may result in a Title Benefit following provision of any such written notice.

(b)            Title Benefit Notices. In addition to any Title Benefits reported by Buyer pursuant to Section 5.2(a), Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date a notice meeting the requirements of this Section 5.2(b) (collectively, the “Title Benefit Notices”, and each individually, a “Title Benefit Notice”) setting forth any additional matters that, in Seller’s reasonable opinion, constitute Title Benefits and that Seller intends to assert as a Title Benefit pursuant to this Article V. To be effective, each Title Benefit Notice shall be in writing and shall include: (i) a description of the alleged Title Benefit, (ii) the Title Well affected by the Title Benefit (each, as applicable, a “Title Benefit Property”), (iii) the Allocated Value of the Title Benefit Property, (iv) supporting documents available to Seller reasonably necessary for Buyer to identify the existence of the alleged Title Benefit, and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property should be increased by the alleged Title Benefit and the computations (with reasonable supporting detail) upon which Seller’s belief is based. Except for Title Benefits that Buyer is required to report to Seller pursuant to Section 5.2(a), Seller shall be deemed to have waived, and Buyer shall not have any liability for, any Title Benefit that Seller fails to assert as a Title Benefit by a Title Benefit Notice received by Buyer on or before the Defect Claim Date.

(c)            Seller’s Right to Cure. Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the expiration of 120 days following the Closing (the “Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer (other than any Title Defect for which Seller has elected to retain the Title Defect Property at the Closing pursuant to Section 5.2(d)(ii)). Any such election shall be made, if at all, by providing Buyer written notice of Seller’s election for each applicable Title Defect prior to Closing. If Seller cures a Title Defect before Closing, the Assets affected by such Title Defect shall be conveyed to Buyer at Closing and no Purchase Price adjustment shall be made for such Title Defect. If Seller timely elects to cure a Title Defect during the Cure Period as set forth hereinabove, subject to the limitations set forth in Section 5.2(h), the Assets affected by such Title Defect shall be conveyed to Buyer at Closing, the Cash Purchase Price shall be reduced by, and Buyer shall instead deposit into the Defect Escrow Account at Closing, cash in an amount equal to the Title Defect Amount asserted in the applicable Title Defect Notice for such Title Defect. Within two Business Days following the final cure of such Title Defect (to Buyer’s satisfaction) or the expiration of the Cure Period, whichever occurs first (or, if the Parties dispute the extent of such cure, the later resolution of such Title Dispute), the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the escrowed cash associated with the cured amount of such Title Defect Amount (if any) to Seller and the escrowed cash associated with the uncured amount of such Title Defect Amount (if any) to Buyer.

(d)            Remedies for Title Defects. Subject to (v) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (w) the rights of Seller pursuant to Section 14.1(c), (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible and (z) Seller’s ongoing right to cure any Title Defect under Section 5.2(c), whether before, at or after Closing (but subject to the Cure Period), if any Title Defect timely asserted by Buyer in accordance with Section 5.2(a) is not waived in writing by Buyer or cured by Closing, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence or extent of cure of such Title Defect or any associated Title Defect Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 5.2(i)), Seller shall, at its sole option and discretion, elect one of the following remedies for each such Title Defect:

(i)            Seller will convey the entirety of the Title Defect Property that is subject to such Title Defect to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price pursuant to Section 3.3(a)(ii)B by the amount determined pursuant to Section 5.2(f) or Section 5.2(i) as being the value of such Title Defect to the extent affecting the applicable Title Defect Property (the “Title Defect Amount”);

(ii)           if the Title Defect Amount(s) of a Title Defect Property equal or exceed 100% of the Allocated Value of such Title Defect Property, Seller will retain the entirety of the Title Defect Property that is subject to such Title Defect and reduce the Purchase Price pursuant to Section 3.3(a)(ii)D by the Allocated Value of such Title Defect Property; or

(iii)          only to the extent Buyer consents in its sole discretion, Seller will convey the entirety of the Title Defect Property that is subject to such Title Defect to Buyer and indemnify Buyer against all Liability, up to the Allocated Value of the affected Title Defect Property, resulting from such Title Defect pursuant to an indemnity agreement prepared by the Parties in a form and substance reasonably acceptable to the Parties (a “Title Indemnity Agreement”).

(e)            Remedies for Title Benefits. If any Title Benefits are identified by Buyer pursuant to Section 5.2(a) or timely asserted for a Title Well by Seller in accordance with Section 5.2(b), then in connection with the Closing (unless, as of the Closing, with respect to each Title Benefit Property, the Parties are in disagreement with respect to the existence of such Title Benefit or any associated Title Benefit Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 5.2(i)), any reductions to the Purchase Price in respect of Title Defects pursuant to Section 3.3(a)(ii)B shall be reduced (but never to an amount less than Zero Dollars ($0)) by an amount equal to the applicable Title Benefit Amount for any such agreed Title Benefits (or such amounts as are finally resolved pursuant to Section 5.2(i)). There shall be no net upward adjustment to the Purchase Price on account of Title Benefits (even if the Title Benefit Amounts with respect to all agreed or finally determined Title Benefits exceed the aggregate amount of all Title Defect Amounts hereunder).

(f)            Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i)            if Seller and Buyer agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an obligation, Encumbrance or burden that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully and finally discharge the Title Defect from the Title Defect Property;

(iii)          if the Title Defect represents a decrease in the Net Revenue Interest for such Title Defect Property such that the actual Net Revenue Interest for such Title Defect Property is less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Defect Property, and the Working Interest for such Title Defect Property is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1, provided that if the Title Defect does not affect the Title Defect Property throughout the entire life of such Title Defect Property, then the Title Defect Amount determined under this Section 5.2(f)(iii) shall be reduced to take into account the applicable time period only;

(iv)         if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated cost to cure the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation; and

(v)           notwithstanding anything to the contrary in this Article V, except with respect to any Title Defect for which the Title Defect Amount is determined under Section 5.2(f)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment and Deed) shall not exceed the Allocated Value of such Title Defect Property.

(g)            Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents an increase in the Net Revenue Interest for such Title Benefit Property such that the actual Net Revenue Interest for such Title Benefit Property is greater than the Net Revenue Interest stated in Exhibit A-1 for such Title Benefit Property, and the Working Interest is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the value of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1, provided that if the increased Net Revenue Interest does not affect the Title Benefit Property throughout the entire life of such Title Benefit Property, then the Title Benefit Amount determined under this Section 5.2(g)(ii) shall be reduced to take into account the applicable time period only; and

(iii)          if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property and such other reasonable factors as are necessary to make a proper evaluation.

(h)            Title Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed $200,000. (the “Individual Title Defect Threshold”); provided that, for clarity, multiple Title Defects which affect the same Title Defect Property, or a single Title Defect that affects multiple Title Defect Properties shall be subject to a single application of the Individual Title Defect Threshold, in each case, for purposes of determining whether the Title Defect Amount for any such Title Defects exceeds the Individual Title Defect Threshold; and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects actually cured by Seller, (y) Title Defect Properties retained by Seller pursuant to Section 5.2(d)(ii) and (z) Title Defects for which Seller will indemnify Buyer pursuant to Section 5.2(d)(iii)), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects actually cured or Remediated by Seller, and (y) Environmental Defects for which Seller will indemnify Buyer (with Buyer’s consent) pursuant to Section 6.1(c)(ii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the Title Defect Amounts with respect thereto are in excess of such Aggregate Deductible. For the avoidance of doubt, if Seller elects to indemnify Buyer for any Title Defect pursuant to Section 5.2(d)(iii), and Buyer consents to such election, then the Title Defect Amount and related Purchase Price adjustment (if any) relating to such retained Assets (x) will not be counted towards the Aggregate Deductible and (y) will not be counted for purposes of Section 11.5 or Section 14.1(d).

(i)            Title Dispute Resolution. Seller and Buyer shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (any dispute with respect to the foregoing matters, including any cure of any Title Defect, collectively “Title Disputes”) prior to the Closing, or, if the applicable Title Dispute relates to any Title Defect Property for which Seller has attempted to cure the alleged Title Defect(s) following Closing and prior to the expiration of the Cure Period, then (only with respect to such Title Disputes) prior to the date that is ten Business Days following the expiration of the Cure Period. If the Parties are unable to agree to any Title Dispute prior to Closing, except as provided in Section 5.2(c) and Section 5.2(d)(ii), then the Parties shall proceed with the Closing and (x) at Closing, and without duplication of any cash deposited with the Escrow Agent pursuant to Section 5.2(c), Buyer shall deposit into the Defect Escrow Account cash equal to the aggregate disputed Title Defect Amount for all Title Disputes to be held in the Defect Escrow Account pursuant to the terms hereof and the terms of the Escrow Agreement and (y) following Closing, all Title Disputes shall be exclusively and finally resolved by arbitration pursuant to this Section 5.2(i). Any Title Disputes shall be submitted to an arbitrator who shall be a title attorney with at least ten years’ experience in oil and gas titles including properties in the regional area in which the Assets are located (the “Title Arbitrator”). If the Parties are unable to agree on the selection of the Title Arbitrator within ten Business Days of the Parties agreeing to submit a Title Dispute to the Title Arbitrator for determination or, in the case where the Parties have not so agreed, within ten Business Days of the non-submitting Party receiving written notice from the submitting Party stating that such Party has elected to submit a Title Dispute to arbitration in accordance with this Section 5.2(i), the AAA shall make the necessary appointment (which Title Arbitrator shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.2. The Parties, within ten days after the Title Arbitrator is appointed and is under engagement, shall submit written summaries of their positions regarding each Title Dispute. Once appointed, the Title Arbitrator shall have no ex parte communications with any Party concerning any Title Disputes. The Parties shall instruct the Title Arbitrator to make a determination, choosing either Seller’s position or Buyer’s position with respect to each Title Dispute, whichever the Title Arbitrator determines complies more closely to the terms of this Agreement, within 20 Business Days after the submission of the Parties’ summaries of the Title Disputes to the Title Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal. The costs of the Title Arbitrator shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. In making its determination, the Title Arbitrator shall be bound by the terms of this Article V and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrators are necessary to make a proper determination. The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Title Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Dispute is to be taken into account as an adjustment to the Purchase Price, but such award was not taken into account pursuant to Section 3.4 or Section 3.5, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of its award with respect to a Title Dispute, and subject to Section 5.2(h), the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Title Dispute in the Defect Escrow Account to the applicable Party or Parties in accordance with the award of the Title Arbitrator’s decision. Subject to Section 14.1, nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.2(d)(i) with respect to any Title Defect properly asserted by Buyer or any Title Benefit properly asserted by Seller prior to the Closing, and to the extent any adjustments are not agreed upon by the Parties as of the Closing, unless Seller has elected to retain the applicable Title Defect Property pursuant to Section 5.2(d)(ii), the affected Assets shall be assigned to the Buyer at Closing.

5.3          Casualty or Condemnation Loss.

(a)            Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Assets, Buyer shall assume all risk of loss with respect to (i) production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and (ii) the depreciation of any Asset due to ordinary wear and tear, and, in each case, Buyer shall not assert such matters as any Casualty or Condemnation Loss or Title Defect hereunder.

(b)            If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other similar casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty or Condemnation Loss”), then Buyer shall nevertheless be required to close the transactions contemplated by the Agreement (and the Assets affected by such Casualty or Condemnation Loss will be conveyed by Seller to Buyer at Closing), and Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of such Casualty or Condemnation Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties arising out of such Casualty or Condemnation Loss with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty or Condemnation Loss. Except as expressly set forth herein, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

5.4          Preferential Purchase Rights and Consents to Assign.

(a)            With respect to each Preferential Purchase Right set forth on Schedule 7.9, within five Business Days after the Execution Date, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right. With respect to each Preferential Purchase Right that is not set forth on Schedule 7.9 but is discovered by Seller or Buyer prior to Closing, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right as soon as reasonably practicable (and not later than five Business Days) after discovery of any such Preferential Purchase Right. Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, and the consideration payable under this Agreement for the purposes of all Preferential Purchase Right notices shall be the Allocated Value of the applicable Asset (as adjusted herein).

(i)            If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the acquisition of the Assets to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired (and the holder of such right has not waived such right), then the Assets subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be deemed Excluded Assets hereunder, but only to the extent of the portions of such Assets affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of such Assets (or portions thereof) so excluded. Seller shall be entitled to all consideration given by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the acquisition of the Assets (or portions thereof) covered by such Preferential Purchase Right on or before 120 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof, (A) Seller shall so notify Buyer and (B) Seller shall assign, on the tenth Business Day following termination of such right without consummation or exercise, such Assets (or portions thereof) that were so excluded to Buyer pursuant to an instrument in substantially the same form as the Assignment and Deed and such Assets (or portions thereof) shall no longer be deemed Excluded Assets hereunder and, Buyer shall be deemed to have assumed any and all Liabilities with respect to such Preferential Purchase Right as part of the Assumed Obligations hereunder, and Buyer, contemporaneously with said assignment, shall pay by wire transfer in same day funds to Seller, to an account designated by Seller, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets (or portions thereof), subject to any adjustment in the allocable portion of the Purchase Price affecting such Asset (or portions thereof) pursuant to Section 3.3.

(ii)            All Assets for which any applicable Preferential Purchase Right has been waived in writing, or as to which a notice has been properly sent and the period to exercise the applicable Preferential Purchase Right has expired (and such Preferential Purchase Right has not been exercised), in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement and Buyer shall be deemed to have assumed any and all Liabilities with respect to such Preferential Purchase Right as part of the Assumed Obligations hereunder.

(b)            With respect to each Consent set forth on Schedule 7.4, within five Business Days after the Execution Date, Seller shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. With respect to each Consent that is not set forth on Schedule 7.4 but is discovered by Seller or Buyer prior to Closing, Seller shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby as soon as reasonably practicable (and not later than five Business Days) after discovery of any such Consent.

(i)            If Seller fails to obtain a Consent prior to Closing and (A) the failure to obtain such Consent would (1) cause the assignment of the Assets affected thereby to Buyer to be void or voidable, (2) cause the termination of a Lease or Applicable Contract under the express terms thereto (each Consent meeting such requirements) or (3) result in a requirement to pay monetary damages or (B) the holder of a Consent has denied its consent in writing, and such Consent does not contain an express provision that such Consent may not be unreasonably withheld, conditioned or delayed (or words of similar effect) (each Consent meeting the requirements of clause (A) or (B), a “Required Consent”), then, with respect to any Required Consent, the Assets (or portions thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be deemed Excluded Assets hereunder) and the Purchase Price shall be reduced by the Allocated Value(s) of such Assets (or portions thereof) so excluded. In the event that any such Consent with respect to any such excluded Asset (or portion thereof) is obtained by Seller on or before the date that is 270 days following the Closing Date, then, (A) Seller shall so notify Buyer and (B) on the tenth Business Day after the date such Consent is obtained Seller shall assign the Assets (or portions thereof) that were so excluded as a result of such previously un-obtained Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment and Deed (and such Assets (or portions thereof) shall no longer be deemed Excluded Assets hereunder) and, contemporaneously with said assignment, Buyer shall pay by wire transfer in same day funds to Seller, to an account designated by Seller, the amount by which the Purchase Price was reduced at Closing with respect to such previously-Excluded Assets (or portions thereof), subject to any adjustment in the allocable portion of the Purchase Price affecting such Asset (or portions thereof) pursuant to Section 3.3.

(ii)           Subject to Seller’s compliance with this Section 5.4, if Seller fails to obtain a Consent prior to Closing and such Consent is not a Required Consent, then the Assets (or portions thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall be deemed to have assumed any and all Liabilities for the failure to obtain any such Consent as part of the Assumed Obligations hereunder and Buyer shall have no claim against.

(iii)          Prior to Closing and for a period of 270 days after Closing with respect to any unobtained Required Consents that were not obtained by Closing, Seller shall use its commercially reasonable efforts to obtain all Consents; provided, however, that Seller shall not be required to incur any Liability, pay any money or provide any other consideration in order to obtain any such Consent (unless, in the case of any payment made in connection with such Consent, Buyer agrees in writing to reimburse Seller for such expense). Buyer shall use its commercially reasonable efforts (without any obligation to incur any Liability, pay money or provide any other consideration) to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 5.4(b)(iii).

Article VI
ENVIRONMENTAL MATTERS

6.1           Environmental Defects.

(a)            Assertions of Environmental Defects. On or before the Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively, the “Environmental Defect Notices,” and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject to and without limiting Buyer’s right to indemnification under Article XIII for breaches of Sections 7.17 or 7.20 or Buyer’s rights pursuant to Section 14.1, the provisions of Section 6.1(c), as qualified by the terms of this Article VI, shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect and Buyer shall be deemed to have waived, and Seller shall have no liability for any Environmental Condition that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice delivered to Seller on or before the Defect Claim Date. Each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect (including the applicable Environmental Law(s) or Permits violated or implicated thereby), (ii) identification of the Asset affected by the alleged Environmental Defect (each such Asset, as applicable, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, if any, (iv) supporting documents available to Buyer reasonably necessary for Seller to identify the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Buyer asserts is attributable to the alleged Environmental Defect. To give Seller an opportunity to commence reviewing and Remediating or curing Environmental Defects, Buyer agrees to use its commercially reasonable efforts to give Seller weekly written notice of all Environmental Defects discovered by Buyer during the preceding period after the Execution Date and prior to delivery of such notice, which notice may be preliminary in nature and supplemented on or prior to the Defect Claim Date; provided that the failure of Buyer to provide such preliminary notice of any Environmental Defect shall not be deemed to constitute a waiver of, or otherwise prejudice in any respect, Buyer’s right to assert an Environmental Defect on or before the Defect Claim Date in accordance with this Section 6.1(a). Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by Buyer in calculating the Remediation Amount, including, if applicable, the standards that Buyer asserts must be met to comply with Environmental Laws.

(b)            Seller’s Right to Remediate. Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior on or prior to Closing, any Environmental Defect of which it has timely received an Environmental Defect Notice from Buyer. If Seller fully Remediates an Environmental Defect before Closing, the Assets affected by such Environmental Defect shall be conveyed to Buyer at Closing and no Purchase Price adjustment shall be made for such Environmental Defect.

(c)            Remedies for Environmental Defects. Subject to (v) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (w) the rights of Seller pursuant to Section 14.1(d), (x) the Individual Environmental Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to Remediate any Environmental Defect prior to Closing under Section 6.1(b), if any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(b) is not waived in writing by Buyer or fully Remediated by the Closing date, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence or extent of such Environmental Defect or any associated Remediation or Remediation Amount, in each of which case the applicable Environmental Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 6.1(f)), Seller shall, at its sole option and discretion, subject to the requirements of this Section 6.1(c), elect in writing one of the following remedies for such Environmental Defect:

(i)            Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, at Closing, to Buyer and make an accompanying reduction to the Purchase Price pursuant to Section 3.3(a)(ii)C by the Remediation Amount for such Environmental Defect as agreed to by the Parties or otherwise determined pursuant to Section 6.1(f); or

(ii)           only to the extent Buyer consents in its sole discretion, Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect to Buyer, and indemnify Buyer against all Liability resulting from such Environmental Defect pursuant to an indemnity agreement prepared by the Parties in a form and substance reasonably acceptable to the Parties (an “Environmental Indemnity Agreement”).

If the option set forth in clause (i) above is selected, Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Liabilities (net to the Assets) with respect thereto, and (y) Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations. If Seller elects to attempt to Remediate any Environmental Defect prior to the Closing pursuant to Section 6.1(b), Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake.

(d)           Exclusive Remedy. Subject to and without limiting Buyer’s right to indemnification under Article XIII for breaches of Sections 7.17 or 7.20, or Buyer’s rights pursuant to Section 14.1, the provisions of Section 6.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect, and Buyer hereby expressly waives any and all other rights or remedies with respect thereto.

(e)            Environmental Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed $200,000 (the “Individual Environmental Defect Threshold”); provided, that (A) if an Environmental Defect that is not based on a physical condition and represents a regulatory deficiency (such as missing or incorrect Permits or the failure to prepare and submit required plans, reports or other regulatory filings) is present at multiple Assets, then the Remediation Amounts for such Environmental Defects may be aggregated for purposes of meeting the Individual Environmental Defect Threshold and (B) for clarity, if an Environmental Defect arising from a single physical event or condition impacts multiple Assets, then the Remediation Amount for such Environmental Defect will take into account all such affected Assets; and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (y) Environmental Defects that are actually Remediated by Seller prior to Closing, and (z) Environmental Defects for which Seller will indemnify Buyer pursuant to Section 6.1(c)(ii)), plus (2) the Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects actually cured by Seller, (y) Title Defect Properties retained by Seller pursuant to Section 5.2(d)(ii), and (z) Title Defects for which Seller will indemnify Buyer pursuant to Section 5.2(d)(iii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Environmental Defects only to the extent that the Remediation Amounts with respect thereto are in excess of such Aggregate Deductible. For the avoidance of doubt, if Seller elects to indemnify Buyer for any Environmental Defect pursuant to Section 6.1(c)(ii), then, after such election, the Remediation Amount and related Purchase Price adjustment (if any) relating to such retained Assets (x) will not be counted towards the Aggregate Deductible and (y) will not be counted for purposes of Section 11.4 or Section 14.1(d).

(f)            Environmental Dispute Resolution. Seller and Buyer shall attempt in good faith to agree on all Environmental Defects, Remediation Amounts or the completion of Remediation with respect to an Environmental Defect Property (any dispute with respect to the foregoing matters, collectively “Environmental Disputes”) prior to the Closing. If the Parties are unable to agree any Environmental Dispute prior to Closing, then the Parties shall proceed with the Closing and (x) at Closing, Buyer shall be required to deposit into the Defect Escrow Account cash equal to the aggregate disputed Remediation Amount for all Environmental Disputes, to be held pursuant to the terms hereof and the terms of the Escrow Agreement and (y) following Closing, all Environmental Disputes shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(f). Any Environmental Disputes shall be submitted to an arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas properties including properties in the regional area in which the Assets are located (the “Environmental Arbitrator”). If the Parties are unable to agree on the selection of the Environmental Arbitrator within ten Business Days of the Parties agreeing to submit an Environmental Dispute to the Environmental Arbitrator for determination or, in the case where the Parties have not so agreed, within ten Business Days of the non-submitting Party receiving written notice from the submitting Party stating that such Party has elected to submit an Environmental Dispute to arbitration in accordance with this Section 6.1(f), the AAA shall make the necessary appointment (which Environmental Arbitrator shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1. The Parties, within ten days after the Environmental Arbitrator is appointed and is under engagement, shall submit written summaries of their positions regarding each Environmental Dispute. Once appointed, the Environmental Arbitrator shall have no ex parte communications with any Party concerning any Environmental Disputes. The Parties shall instruct the Environmental Arbitrator to make a determination, choosing either Seller’s position or Buyer’s position with respect to each Environmental Dispute, whichever the Environmental Arbitrator determines complies more closely to the terms of this Agreement, within 20 Business Days after the submission of the Parties’ summaries of the Environmental Disputes to the Environmental Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal. The costs of the Environmental Arbitrator shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. In making its determination, the Environmental Arbitrator shall be bound by the terms of this Article VI and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrators are necessary to make a proper determination. The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Environmental Dispute is to be taken into account as an adjustment to the Purchase Price, but such award was not taken into account pursuant to Section 3.4 and Section 3.5, then within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award with respect to an Environmental Dispute, and, subject to Section 6.1(e), the Parties shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Environmental Dispute in the Defect Escrow Account to the applicable Party or Parties in accordance with the Environmental Arbitrator’s decision. Subject to Section 14.1, nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(f) with respect to any Environmental Defect properly asserted by Buyer prior to the Closing, and to the extent any adjustments are not agreed upon by the Parties as of the Closing the affected Assets shall be assigned to the Buyer at Closing.

6.2            NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The Wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials. NORM containing material and/or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Assets. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Assets and the properties underlying the Assets, except to the extent such presence constitutes a current violation of or Liability under Environmental Law.

Article VII
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the matters set forth in this Article VII as of the Execution Date and the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only):

7.1            Organization, Existence. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in the jurisdictions where the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

7.2            Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and each Transaction Document to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws.

7.3            No Conflicts. Subject to and except as required to comply with the HSR Act, and except as set forth on Schedule 7.3, and assuming the receipt of all consents (including any Consent) and the waiver of all Preferential Purchase Rights (in each case) applicable to the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein do not and will not in any material respect (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller or (b) result in a default or give rise to any right of termination, cancellation or acceleration or, except for Permitted Encumbrances, result in the creation of any Encumbrance under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage or indenture to which Seller is a party or by which Seller or any of the Assets may be subject or bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

7.4           Consents. Except (a) as set forth in Schedule 7.4, (b) for Preferential Purchase Rights, (c) for Customary Post Closing Consents, and (d) for compliance with any applicable requirements of the HSR Act, there are no consents to assignment, prohibitions on assignments or requirements to obtain consents, clearances, approvals or authorizations from any Third Party (in each case) that are required in connection with the consummation of the transactions contemplated by this Agreement (and the Assignment and Deed) by Seller or any of its Affiliates (each, a “Consent”).

7.5           Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

7.6           Claims and Litigation. Except as set forth on Schedule 7.6, (a) there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller with respect to Seller’s or such Affiliate’s ownership or operation of the Assets, (b) neither Seller nor its Affiliates (nor, to Seller’s Knowledge, any of the Assets) are subject to any unsatisfied order, injunction, judgment or decree of a Governmental Authority pertaining to the ownership or operation of the Assets; and (c) to Seller’s Knowledge, as of the Execution Date, there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority pending or threatened in writing against any Third Party operator of the Assets that are our would reasonably be expected to be materially adverse to Seller’s ownership or use of the Assets after the Effective Time.

7.7            Material Contracts.

(a)            Schedule 7.7 sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(i)            (A) any Hydrocarbon or water (produced/backflow or fresh) purchase and sale, transportation, gathering, treating, processing, compression, balancing, marketing, storage, or similar Contract with respect to Hydrocarbons or water (produced/backflow or fresh) produced from or attributable to Seller’s interest in the Assets that is not terminable without penalty on 60 days’ or less notice and (B) any other Contract that contains an acreage or well dedication, volume commitment, revenue commitment or similar minimum delivery requirement with respect to with respect to Hydrocarbons or water (produced/backflow or fresh) produced from or attributable to Seller’s interest in the Assets that is not terminable without penalty on 60 days’ or less notice;

(ii)           any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property (other than any Lease) that (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $250,000;

(iii)          any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract, or any other instruments governing or evidencing any indebtedness of Seller or its Affiliates burdening the Assets (a “Debt Instrument”);

(iv)          any Applicable Contract that (i) can reasonably be expected to result in aggregate payments by Seller or its Affiliates of more than $250,000 (net to Seller’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues) or (ii) can reasonably be expected to result in aggregate revenues to Seller or its Affiliates of more than $250,000 (net to Seller’s interest) during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(v)          any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement that imposes restrictions on Seller doing business in any jurisdiction, (B) includes non-competition restrictions, non-solicitation restrictions or other similar restrictions on Seller or that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller or any Affiliate of Seller conducts business or (C) includes any exclusivity, “most favored nation” or most favored customer provision;

(vi)         any Applicable Contract that constitutes (A) joint operating agreement, unit operating agreement or similar Contract (but excluding ordinary course pooling agreements, pooling designations or unit designations that do not otherwise constitute “Material Contracts” under any other clause of this definition) or (B) a development agreement, participation agreement, exploration agreement, farmout/farmin agreement, partnership agreement, joint venture agreement, or similar Contract (but excluding any tax partnership);

(vii)         any executory Applicable Contract to purchase, acquire, exchange, sell, lease, farmout/farmin, or otherwise transfer, dispose of or encumber any interest in any of the Assets after the Effective Time, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(viii)          any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person or to guaranty the obligations of another Person;

(ix)          any Applicable Contract with any Affiliate of Seller;

(x)           any Applicable Contract that contains any unpaid “earn out” or other contingent payment obligations;

(xi)          any Hedging Contracts that will be binding on the Assets or Buyer on or after the Effective Time;

(xii)         any Applicable Contract that obligates Seller to drill any wells or conduct other material development operations, including any offset wells with respect to the Assets (other than provisions requiring optional drilling as a condition of maintain or earning all or a portion of a presently non-producing Lease or a Lease containing a pugh clause, retained acreage clause, or similar provision);

(xiii)        any Applicable Contract that the primary purpose thereof is a seismic, geological or geophysical license or acquisition agreement with a Person other than a Seller;

(xiv)         any collective bargaining agreement or other labor-related Applicable Contract with a labor union, works council, labor organization, or employee representative (each, a “Labor Agreement”);

(xv)          any Applicable Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which there will be any material outstanding obligation with respect to the ownership and operation of the Assets after the Closing Date; and

(xvi)        any Applicable Contract that relates to the prior acquisition or disposition of any material Property by Seller with respect to which, to the Seller’s Knowledge, has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing and for which there is no pending or threatened in writing unresolved claim), excluding however any instruments of assignment or other chain of title instruments delivered in connection therewith.

(b)            The Material Contracts are, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), (i) each a legal, valid and binding obligation against Seller and, to Seller’s Knowledge, each other party thereto and (ii) in full force and effect as to Seller and, to Seller’s Knowledge, each other party thereto. Seller is not in material breach or default under any Material Contract, and to Seller’s Knowledge, no other Person that is a party thereto is in default or material breach under any Material Contract. To the Seller’s Knowledge, no event has occurred, which after notice or lapse of time, or both, would constitute a default under any Material Contract. No written notice of default or material breach has been received by or delivered to Seller under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract.

(c)            Prior to the Execution Date, true, correct and complete copies of each Material Contract in Seller’s or its Affiliates’ possession, and any and all non-ministerial supplements and amendments thereto, have been made available to Buyer.

7.8            No Violation of Laws. Except as set forth on Schedule 7.8, (a) Seller is, and during and with respect to its ownership and operation of the Assets has been, in material compliance with all applicable Laws, (b) to Seller’s Knowledge, each Third-Party operator of the Assets is, and during Seller’s ownership of the Assets has been, in material compliance with all applicable Laws with respect to its operation of the Assets, and (c) during Seller’s ownership of the Assets (or with respect to any written notice of violation from a Governmental Authority that remains unresolved, at any time prior to the Execution Date), Seller has not received any written notice from any Governmental Authority or any Third-Party operator of the Assets regarding any actual, alleged, possible or potential violation by Seller or such Third-Party operator of, or failure of Seller or a Third-Party operator to comply with, any Law. This Section 7.8 does not include any matters with respect to Environmental Laws, which are exclusively addressed in Section 7.17 and Section 7.20.

7.9            Preferential Purchase Rights. Except as set forth on Schedule 7.9, there are no preferential purchase rights, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

7.10         Current Commitments. Except as set forth in Schedule 7.10, as of the Execution Date, there is no outstanding authority for expenditure or other written capital proposal proposed by Seller or its Affiliates to any Third Party, or proposed by any Third Party to Seller or its Affiliate, to conduct operations (“AFEs”) relating to the Assets in excess of $250,000 (net to Seller’s or its Affiliates’ interest) for which all of the activities anticipated in such AFE have not been completed by the Execution Date.

7.11           Tax Matters. Except as set forth on Schedule 7.11, (a) all Tax Returns with respect to Asset Taxes required to be filed by Seller have been timely filed with the appropriate Governmental Authorities and such Tax Returns are true, correct and complete in all material respects, (b) all material Asset Taxes that have become due and payable by Seller have been timely paid in full, except for any such Taxes that are currently being contested in good faith, (c) other than with respect to Seller or its regarded parent, none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, (d) there are no liens (other than Permitted Encumbrances) on any of the Assets related to Taxes, (e) there are no audits or administrative or judicial proceedings by any taxing authority pending or threatened in writing for the assessment of Asset Taxes and (f) no claim has been made by any Governmental Authority in a jurisdiction in which Seller does not file a Tax Return for Asset Taxes that Seller is or may be subject to Asset Taxes or required to file Tax Returns for Asset Taxes in that jurisdiction.

7.12          Brokers’ Fees. Seller has incurred no responsibility, liability or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.

7.13          Advance Payments. Except for (a) the rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered by such Lease, (b) any Imbalances, and (c) any Burdens, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment, to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.

7.14         Bonds and Credit Support. Schedule 7.14 lists all Asset Credit Support.

7.15         Imbalances. To Seller’s Knowledge, Schedule 7.15 sets forth all material Imbalances associated with the Wells as of the date set forth therein with respect to each such Well.

7.16         Suspense Funds. Except as set forth on Schedule 7.16, as of the date set forth on such Schedule, neither Seller nor its Affiliate holds any Third Party Suspense Funds. To the Seller’s Knowledge, as of the Execution Date and except as set forth on Schedule 7.16, no share of Hydrocarbon proceeds attributable to Seller’s interests in the Assets to which Seller is entitled is currently being held in suspense by the applicable Third-Party operator or payor thereof. Seller and its Affiliates are in material compliance with all applicable Laws relating to escheat or unclaimed or abandoned property with respect to the Assets.

7.17          Environmental Matters. Except as set forth on Schedule 7.17:

(a)            There are no pending or, to Seller’s Knowledge, threatened (in writing) proceedings arising under Environmental Laws before any Person against Seller or its Affiliates with respect to the Assets.

(b)            Neither Seller nor its Affiliates has entered into, nor is Seller or its Affiliates subject to, any agreement with, or order, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any material Remediation of any of the Assets operated by Seller or any Affiliate of Seller, except for any Remediation that has been fully completed in accordance with any applicable contractual obligations and all applicable Environmental Laws.

(c)            For two (2) years prior to the Execution Date, or earlier to the extent unresolved, neither Seller nor its Affiliates (and, to Seller’s Knowledge, no Third-Party operator of the Assets) has received written notice from any Person of any condition on or with respect to any Asset which, if true, would constitute a material violation of or material noncompliance with, require material Remediation after the Closing Date, or give rise to material Liability under, any Environmental Laws or of any material noncompliance with the terms or conditions of any Permits required thereunder, in each case, by Seller or its Affiliate, that remains unresolved as of the Execution Date.

(d)            As of the Execution Date and subject to the limitations set forth in Section 4.1, Seller has made available to Buyer all final environmental assessments, reports and audits (including any Phase I Environmental Site Assessment and Phase II Environmental Site Assessments or other environmental site assessments) prepared by Third Parties during Seller’s period ownership of the Assets and in the possession or reasonable control of such Seller relating to the Assets.

(e)            Seller and its Affiliate have obtained, and to Seller’s Knowledge, each Third Party operator of the Assets has obtained, and is maintaining all material environmental Permits required to be obtained to operate the Assets operated by it in accordance with applicable Environmental Laws. To Seller’s Knowledge, each material environmental Permit is in full force and effect.

Notwithstanding anything to the contrary herein, with respect to any Third Party operator of the Assets or the Assets that are operated by a Person other than Seller or an Affiliate of Seller, the representations and warranties set forth in this Section 7.17 are limited to the Knowledge of Seller.

7.18         Permits. Seller (or Seller’s operating Affiliate) has obtained, and to Seller’s Knowledge, each Third Party operator of the Assets has obtained, and is maintaining all material Permits (other than Permits under Environmental Laws, which are addressed in Section 7.17) required to be obtained to operate the Assets in accordance with applicable Laws. To Seller’s Knowledge, each such material Permit is in full force and effect and there exists no material default under any such Permit by Seller or its Affiliates and, to Seller’s Knowledge, no event has occurred that upon receipt of notice or lapse of time or both would constitute a material default under any such Permit by Seller, its Affiliates or any other Person. This Section 7.18 does not include any matters with respect to Permits required under Environmental Laws, which are addressed in Section 7.17.

7.19           Casualty Event. As of the Execution Date, there is no pending or, to Seller’s Knowledge, threatened in writing, Casualty or Condemnation Loss with respect to the Assets.

7.20         Wells and Equipment. With respect to Properties that are operated by Seller or an Affiliate of Seller (and, to Seller’s Knowledge, with respect to any other Assets), except as set forth on Schedule 7.20: (a) all Wells have been drilled and completed within the limits permitted by applicable Laws and Leases; (b) no Well is subject to penalties on allowables after the Effective Time; (c) there is no Well located on the Assets (i) with respect to which there is an order or other demand from a Governmental Authority or, to Seller’s Knowledge, any other requirement under applicable Law, requiring that such Well be currently plugged and abandoned and for which plugging and abandonment have not been completed, or that is otherwise currently obligated by applicable Law to be plugged and abandoned or (ii) that is neither in use for purposes of production or injection, nor suspended nor temporarily abandoned in accordance with applicable Law, Contract and the Leases; and (d) as of the Execution Date, there are no Properties that have been plugged, dismantled or abandoned by Seller or its Affiliate or, to Seller’s Knowledge, by any Third Party operator, in a manner that does not comply in all material respects with applicable Law, Contract and the Leases.

7.21         Leases; Surface Matters. With respect to the Properties and except as set forth on Schedule 7.21, or any frivolous or immaterial claims, (a) there are no proceedings (other than any proceeding listed on Schedule 7.6), with respect to any Lease pending before any Governmental Authority or threatened in writing against Seller or any Affiliate of Seller in which the lessor thereunder is seeking to terminate, cancel, rescind or procure judicial reformation of any such Lease, (b) during the twelve (12) month-period prior to the Execution Date, Seller has not received any written notice from any lessor under the Leases seeking to terminate, cancel, or rescind or procure judicial reformation of any such Lease that remains substantially unresolved and (c) to Seller’s Knowledge, none of the Leases applicable to a Unit identified in Exhibit A-1 – Part 2 are subject to any material restrictions on the lessee’s use of the surface, whether under the terms of such Lease or any Applicable Contract or otherwise, that would prevent the drilling, completion and operation of a Title Well.

7.22         Non-Consent Operations. Except as set forth on Schedule 7.22 or as reflected in the payout balance in Schedule 7.23, as of the Execution Date, no operation is being conducted or has been conducted on the Assets in the amount in excess of $500,000 individually (net to Seller’s and its Affiliates’ collective interest), with respect to which Seller has, during the period of Seller’s or any of its Affiliates’ ownership of the Assets, elected to be a nonconsenting party under the applicable operating agreement, and with respect to which Seller’s rights have not yet reverted to Seller prior to the Execution Date.

7.23         Payout Balances. To Seller’s Knowledge, Schedule 7.23 contains a complete list of the status as of the applicable date(s) set forth therein, of any “payout” balance or similar rights with respect to the Wells listed on Exhibit A-1 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), with such list, to Seller’s Knowledge, being true and correct in all material respects, assuming the accuracy of the information provided by Third Parties.

7.24        Payment of Burdens and Working Interest Payments. Except as set forth on Schedule 7.24, to Seller’s Knowledge, all material Burdens and other interest owners’ proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets that have been paid or are payable by Seller or any Affiliate of Seller have been properly and timely paid in all material respects, or are being held by Seller or its Affiliate as Suspense Funds, in each case, in material compliance with applicable Laws and the terms of the Leases.

7.25          Drilling Obligations. Except as set forth on Schedule 7.25, to Seller’s Knowledge, there are no unfulfilled drilling obligations or material development operations of Seller (or, after Closing, Buyer) affecting the Leases by virtue of any Material Contract (excluding, for the avoidance of doubt, customary optional drilling obligations required or permitted to perpetuate, maintain or earn a Lease beyond the primary term thereof as to any or all depths or any customary spud-date provisions under joint operating agreements or any pugh clause, retained acreage clause, or similar provision under any Lease).

7.26         Insurance. Schedule 7.26 sets forth (a) a list of all of the policies of insurance carried by or for the benefit of Seller or the Assets (other than title insurance policies, if any, with respect to any real property), and, as of the Execution Date, all such policies are in full force and effect and (b) a summary of coverages under such policies as of the Execution Date.

7.27         Regulatory. Seller (a) is not engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or uses any of the Assets in a manner that subjects it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions.

7.28         Operatorship. As of the Execution Date, neither Seller nor any of its Affiliates has received written notice of any pending vote to have Seller or any of its Affiliates removed as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency) of any of the Assets for which Seller or any of its Affiliates is currently designated as the “operator” under the applicable joint operating agreement, unit agreement or pipeline agreement or operator of record (as registered with the applicable regulatory agency).

7.29        Related Assets; Affiliate Ownership. Except to the extent included in the Assets that are conveyed to Buyer at Closing, neither Seller, nor any Affiliate of Seller, owns, leases or holds any other real, personal or mixed property interests that have been primarily used or held for use with the Assets or would be reasonably necessary for the ownership, operation, development and maintenance of the Assets immediately after Closing in a manner consistent with the ownership, operation, development and maintenance of the Assets by Seller (and their Affiliate predecessors in interest) during the period immediately prior to Closing. Further, no Affiliate of a Seller owns any interests in the Leases that cover depths other than the Target Formation.

7.30         Investment Representations.

(a)            Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Buyer Common Stock constituting the Stock Purchase Price, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Buyer Common Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Buyer Common Stock constituting the Stock Purchase Price for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, (vi) acknowledges and understands that (A) the shares of Buyer Common Stock constituting the Stock Purchase Price have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the shares of Buyer Common Stock constituting the Stock Purchase Price will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws, and (vii) understands that the Buyer Common Stock comprising the Stock Purchase Price shall contain the Transfer Legend.

(b)            Any distribution by Seller of shares of Buyer Common Stock constituting the Stock Purchase Price will not be made in any manner or to any Person that will result in the offer and sale of Buyer Common Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

7.31          Independent Evaluation. Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon its own expertise in legal, tax and other professional counsel concerning this transaction, the Buyer Common Stock, if any, issued to Seller at Closing and the value thereof. Seller acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Buyer Common Stock, if any, issued to Seller at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Buyer Common Stock, if any, issued to Seller at Closing as Seller has deemed necessary or appropriate to consummate the transaction.

7.32         [RESERVED]

7.33         [RESERVED]

7.34         Employee Benefits. Each Benefit Plan has been established, maintained, funded, administered and operated in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, and each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified. Neither the Seller nor any of its Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any Liability under or with respect to any plan that is or was subject to Section 412 of the Code or Title IV of ERISA or any “multiemployer plan” (as defined in Section 3(37) of ERISA), in each case, including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

7.35         Labor and Employment Matters.

(a)            Schedule 7.35(a) sets forth a true, complete and correct listing of each individual employed or engaged by Seller or its Affiliates and whose primary work duties involve providing services with respect to the Assets (each such individual, a “Business Employee”), and, with respect to each such Business Employee, his or her: (i) employee identification number, (ii) job title, (iii) primary work location, (iv) current compensation (including hourly wage or base annual salary (as applicable) and annual target cash bonus (percent of base)), (v) exempt or non-exempt classification status under the Fair Labor Standard Act and analogous state Laws, (vi) visa status (if applicable), (vii) date of hire and service date (if different), (viii) employing entity, and (ix) active or inactive status (and as applicable anticipated return date) (the “Business Employee List”) Except as set forth on Schedule 7.35(a), the Business Employees include all individuals required to operate the Assets substantially as presently operated.

(b)            Neither Seller nor any of its Affiliate is a party to or bound by any Labor Agreement with respect to the Business Employees; there are no Labor Agreements that pertain to any of the Business Employees, nor are any such Labor Agreements being negotiated by or on behalf of Seller or any of its Affiliates; and no Business Employees are represented by any labor union, labor organization, works council, or employee representative with respect to their employment with the Seller or any of its Affiliates. In the past three (3) years, there have been no actual or, to Seller’s Knowledge, threatened unfair labor practice charges, material labor grievances, strikes, lockouts, picketing, hand billing, work stoppages or other material labor disputes against or affecting such Seller or any of its Affiliates, and to Seller’s Knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any employees of Seller or any of its Affiliates.

(c)            To Seller’s Knowledge, Seller and its Affiliates are, and for the last three (3) years have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. As of the Closing Date, each Business Employee and other individual who has provided services with respect to the Assets will have been paid all wages, bonuses, compensation and other sums owed to such Business Employee or other individual as of such date, other than any amounts payable with respect to a payroll cycle ending on or after the Closing Date.

Article VIII
BUYER REPRESENTATIONS AND WARRANTIES

Subject to and except as set forth in the Buyer SEC Documents prior to the Execution Date, Buyer represents and warrants to Seller the matters set forth in this Article VIII as of the Execution Date and the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only):

8.1           Organization; Existence. Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in the jurisdictions where the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

8.2           Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect. The execution, delivery, and performance by Buyer of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is, each Transaction Document to which Buyer is or will be a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws.

8.3           No Conflicts. Subject to and except as required to comply with the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein will not in any material respect (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be subject or bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Buyer Material Adverse Effect.

8.4           Consents. Except (a) as required in connection with the listing of the shares of Buyer Common Stock constituting the Stock Purchase Price on the NYSE, (b) as set forth in Schedule 8.4, (c) for Customary Post Closing Consents, and (d) for compliance with any applicable requirements of the HSR Act, there are no consents, approvals, authorizations or other restrictions to assignment, prohibitions on assignments or requirements to obtain consents, clearances, approvals or authorizations from any Third Party (in each case) that are required or would be applicable in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document by Buyer. Without limitation of the foregoing, the consummation of the transactions contemplated by this Agreement, including the issuance by Buyer of the shares of Buyer Common Stock constituting the unadjusted Stock Purchase Price, do not and will not require any vote or approval of holders of shares of Buyer Common Stock under applicable Law, the rules and regulations of the NYSE or the certificate of incorporation or bylaws of Buyer.

8.5           Valid Issuance. At the Closing, the shares of Buyer Common Stock constituting the Stock Purchase Price will be duly authorized, validly issued, fully paid and non-assessable, and such Buyer Common Stock will not be (a) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws and (ii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates. Such shares of Buyer Common Stock will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Laws. On the Execution Date Buyer has, and at the Closing Buyer will have, sufficient shares of Buyer Common Stock that are authorized, unissued and not reserved for any other purpose to issue the shares of Buyer Common Stock constituting the Adjusted Stock Purchase Price.

8.6           Capitalization.

(a)            As of the Execution Date, the authorized capital stock of Buyer consists solely of (i) 225,000,000 shares of Buyer Common Stock, of which 93,772,363 shares are issued and outstanding and (ii) 25,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.

(b)            All of the issued and outstanding shares of Buyer Common Stock are duly authorized and have been validly issued in accordance with the certificate of incorporation and bylaws of Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)            Except as set forth in the SEC Documents filed prior to the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Buyer to issue or sell any equity interests of Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Buyer, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(d)            Buyer does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Buyer on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

8.7          SEC Documents; Financial Statements; No Liabilities.

(a)            Buyer has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2022, under the Securities Act or the Exchange Act (all such documents collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B), in the case of SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and subject, in the case of interim financial statements, to normal year-end adjustments), (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flow of Buyer as of the dates and for the periods indicated thereon.

(b)            As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.

(c)            There are no Liabilities of or with respect to Buyer that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Buyer other than (i) Liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Buyer as of June 30, 2023 (including the notes thereto), (ii) Liabilities incurred in the ordinary course of business since June 30, 2023, (iii) fees and expenses paid or incurred in connection with the transactions contemplated by this Agreement or (iv) Liabilities that would not reasonably be likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

8.8           Internal Controls; NYSE Listing Matters.

(a)            Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is accumulated and communicated to Buyer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Buyer has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Buyer’s most recently completed fiscal quarter. Buyer has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed by, or under the supervision of, Buyer’s principal executive and principal financial officers, or persons performing similar functions, and effected by Buyer’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer are being made only in accordance with authorizations of management and directors of Buyer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s assets that could have a material effect on the financial statements.

(b)            Since January 1, 2023, Buyer has not become aware of, or been advised by its independent auditors of, any significant deficiency or material weakness (each as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal controls that is required to be disclosed in Buyer’s SEC Documents that has not been so disclosed. Since January 1, 2023, (i) Buyer has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Buyer’s internal controls, (ii) Buyer has no Knowledge of any Fraud that involves management or other employees who have a significant role in Buyer’s internal controls and (iii) there have been no changes in internal controls or, to the Knowledge of Buyer, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(c)            The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Buyer has not received any notification that the SEC is contemplating terminating such registration or any notice of delisting. Buyer is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Buyer, and Buyer has not, in the twelve (12) months preceding the Execution Date, received notice from the NYSE (or other national securities exchange on which the Buyer Common Stock is then listed) to the effect that Buyer is not in compliance with the listing or maintenance requirements of such market or exchange (or any other notice of delisting). No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Buyer has been issued, and no proceedings for such purpose are, to the Knowledge of Buyer, pending, contemplated or threatened.

8.9           Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or similar proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.

8.10        Claims and Litigation. As of the Execution Date, there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that would have a Buyer Material Adverse Effect.

8.11        Regulatory. As of the Closing Date, and (a) assuming receipt of all applicable Customary Post Closing Consents and satisfaction of the matters on Schedule 8.4 and (d) compliance with any applicable requirements of the HSR Act, Buyer is, qualified under all applicable Laws to own, operate and hold the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner, operator or lessee. To the extent required by any applicable Laws, Buyer will have as of the Closing Date all lease bonds, area-wide bonds or any other surety bonds (or replacements thereof), in each case, that are set forth on Schedule 7.14 as of the Execution Date, as and to the extent required by, and in accordance with, all applicable Laws governing the ownership of the Assets.

8.12        Financing.

(a)            Buyer (i) has, as of the Execution Date, sufficient cash on hand to enable Buyer to fund the Deposit on the Execution Date and (ii) will have, as of the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds (in Dollars) (which may include, for the avoidance of doubt, proceeds of the Debt Financing, any Alternative Financing, the Notes (as defined in the Debt Commitment Letter) and Other Sources) for the satisfaction of all of Buyer’s obligations under this Agreement, including paying the Cash Purchase Price and all other amounts to be paid by Buyer pursuant to this Agreement in connection with the Closing, in each case payable on the Closing Date (the “Funding Requirement”).

(b)            As of the Execution Date, Buyer has received and delivered to the Seller an executed senior 364-day unsecured bridge term loan facility commitment letter dated as of the Execution Date (including all exhibits, schedules and annexes thereto and each fee letter executed in connection therewith, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Buyer the amount of debt financing set forth therein (the “Debt Financing”) solely for the Funding Requirements. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the Execution Date. The Debt Commitment Letter is a legal, valid and binding obligation of Buyer, and to the Knowledge of Buyer, each other party thereto, and in full force and effect, enforceable against Buyer and, to the Knowledge of Buyer, the other parties thereto, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Buyer and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Buyer. No amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is currently contemplated by Buyer or any of its Affiliates or, to the Knowledge of Buyer, any Debt Financing Source, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Buyer has not incurred any obligation, commitment, restriction or Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. Except for each fee letter referred to in the Debt Commitment Letter (collectively, the “Fee Letter”) (a true and complete copy of which Fee Letter has been provided to the Seller); provided, that provisions contained in the Fee Letter relating to fees and economic terms (including economic “flex” terms) may be redacted in customary fashion (it being understood that Buyer hereby acknowledges and agrees that none of which redacted provisions would adversely affect the availability of, impose additional or new conditions, or expand or modify any existing conditions, or impair the validity of, or prevent or materially delay the consummation of the Debt Financing at the Closing), there are no side letters or other agreements to which Buyer is party related to the funding of the Debt Financing other than as expressly set forth in the Debt Commitment Letter pursuant to this Section 8.12 that would impose any new conditions or expand the existing conditions to the Debt Financing Sources’ provision of the Debt Financing at the Closing or that would otherwise materially and adversely affect the availability of the Debt Financing at the Closing. Neither the Fee Letter nor any other agreement between the Debt Financing Sources, on the one hand, and Buyer or any of its Affiliates, on the other hand, contains any conditions precedent (other than the “Limited Conditionality Provisions” expressly set forth and defined in the Debt Commitment Letter as in effect on the Execution Date) or other contingencies (i) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the proceeds contemplated by the Debt Commitment Letter below the amount necessary for Buyer to consummate the transactions contemplated by this Agreement on the Closing Date or (ii) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing.

8.13         Absence of Certain Changes. Since December 31, 2022, through the Execution Date, there has not occurred any Buyer Material Adverse Effect.

8.14         Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a Party and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Article VII and the special warranty of Defensible Title as set forth in the Assignment and Deed with respect to the Assets, Buyer has relied or shall rely on its own independent investigation and evaluation of the Assets, which investigation and evaluation was done by Buyer and its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Article VII and the special warranty of Defensible Title as set forth in the Assignment and Deed with respect to the Assets). Buyer hereby acknowledges that, other than the representations and warranties made in Article VII and the special warranty of Defensible Title as set forth in the Assignment and Deed with respect to the Assets, neither Seller nor any representatives, consultants or advisors of Seller or its Affiliates make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Assets.

8.15         Brokers’ Fees. Buyer has incurred no responsibility, liability or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates shall have any responsibility.

8.16         Accredited Investor. Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

8.17         Form S-3. As of the Execution Date, Buyer is eligible to register the shares of Buyer Common Stock constituting the Stock Purchase Price for resale by Seller under Form S-3 promulgated under the Securities Act.

Article IX
CERTAIN AGREEMENTS

9.1           Conduct of Business. Except (v) as set forth on Schedule 9.1, (w) for the operations covered by the AFEs and other capital commitments described on Schedule 7.10, (x) for emergency operations including as necessary to protect life, property or the environment, (y) as required to comply with any applicable Laws, and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)            Seller agrees that from and after the Execution Date until Closing, Seller will (and will direct its Affiliates to):

(i)            subject to any interruptions resulting from force majeure, mechanical breakdown or planned maintenance, maintain, own and operate the Assets (or causes its Affiliates to maintain, own, operate the Assets) as a reasonably prudent operator and in accordance with its and their usual, regular and ordinary manner consistent with prior practices during the 12-month period prior to the Execution Date (including with respect to routine maintenance);

(ii)            subject to any interruptions resulting from force majeure or mechanical breakdown, use commercially reasonable efforts to conduct the operations set forth in Schedule 9.1 – Part A, in accordance with (including with respect to the timing of such operations) such schedule;

(iii)          maintain or cause its Affiliates to maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(iv)          maintain all insurance policies held by Seller in the amounts and of the types presently in force with respect to the Assets and the operations and activities of Seller;

(v)          give prompt written notice to Buyer of any written notice received or given by Seller with respect to any alleged material breach by Seller or other Person of any Lease, Permit or Applicable Contract;

(vi)         give prompt written notice to Buyer of any emergency with respect to the Assets and any related emergency operations;

(vii)         give written notice to Buyer as soon as is practicable of any material damage or casualty to or destruction or condemnation of any of the Assets of which Seller has Knowledge;

(viii)        give prompt written notice to Buyer as soon as is practicable (and in any case within three Business Days of obtaining Knowledge) of (A) any actions, suits or proceedings filed with any Governmental Authority, or threatened in writing against any Seller or its Affiliates with respect to the Assets, or of which Seller otherwise obtains Knowledge that pertains to the Assets or the transactions contemplated by this Agreement, (B) any notices received from any Governmental Authority pertaining to the Assets or Seller or (C) any actual or threatened Casualty or Condemnation Loss;

(ix)          use commercially reasonable efforts to maintain all Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that the Seller and its Affiliates are required to make under applicable Law with respect to the Assets; and

(x)           provide to Buyer, at the intervals specified in Schedule 9.1 – Part B, the reports and information with respect to the Assets described on such schedule.

(b)           Seller agrees that from and after the Execution Date until Closing, Seller will not (and will direct its Affiliates not to):

(i)            (A) propose any operations with respect to the Assets or agree to participate in any operations with respect to the Assets, in each case, that is reasonably expected to result in expenditures attributable to periods from and after the Effective Time greater than $3,000,000 (individually) with respect to Seller’s interest in such Assets; or (B) accelerate the timing for any operations on Schedule 9.1 – Part A or in Schedule 2.3(a) that were anticipated to be conducted after the Effective Time, in each case, so as to result in all or portion of such operations being conducted prior to the Effective Time, if the aggregate Operating Expenses attributable to all such accelerated operations equals or exceed $10,000,000 in the aggregate, without Buyer’s prior written consent;

(ii)           enter into an Applicable Contract that if entered into on or prior to the Execution Date, would be required to be listed on Schedule 7.7;

(iii)          terminate (unless such Material Contract terminates pursuant to its stated terms) or take any affirmative action to materially amend the terms of, or waive any material rights under, any Lease or Material Contract (or any Applicable Contract that if entered into on or prior to the Execution Date, would be required to be listed on Schedule 7.7);

(iv)          transfer, sell, mortgage or pledge any of the Assets, other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained (and other than the termination or relinquishment of any Asset due to Seller’s failure to drill a well or conduct any other activity for the exploration for, and/or development and/or production of, Hydrocarbons within a certain time period, including pursuant to any continuous drilling obligation provisions in the Leases or any Applicable Contract, if such continuous drilling obligations were disclosed as of the Execution Date on Schedule 7.25);

(v)          institute or settle any suit or litigation, or waive any material claims, in each case, attributable to the Assets and affecting the period after the Execution Date, other than any settlement that is exclusively retained by Seller as part of the Specified Liabilities;

(vi)         other than Preferential Purchase Rights arising under customary A.A.P.L. form joint operating agreements, grant or create any Preferential Purchase Rights or any Consent (other than any Consent that cannot, by its terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the Assets;

(vii)        elect to establish or amend pools or units affecting the Assets after the Effective Time (other than in the ordinary course of business);

(viii)       make any material change in any method of accounting or accounting practice or policy, except as required by GAAP;

(ix)          elect to be a non-consenting party as to any material operation proposed by any Third Party with respect to the Assets, other than operations that were submitted to but not approved by Buyer in accordance with Section 9.1(b)(i);

(x)           voluntarily resign as operator of any Assets for which Seller or its Affiliate is the designated operator;

(xi)          (A) materially increase or decrease the annual base salary or annual target bonus payable to any of the Business Employees, (B) materially increase or accelerate or commit to accelerate the funding, payment, or vesting of the compensation or benefits provided to any of the Business Employees, including under any Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement (in each case excluding any acceleration occurring by operation of the terms as in effect as of the Execution Date of any such Benefit Plan or other benefit or compensation plan, agreement, contract, program, policy or arrangement), (C) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance, or similar compensation to any of the Business Employees whose annualized salary exceeds $100,000 (other than customary one-time transaction bonuses expressly identified as such), (D) establish, amend, modify, terminate or adopt any material Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement, in each case, that would be a Benefit Plan in a manner that materially affects the benefits or compensation payable to any of the Business Employees in a manner other than those described in the preceding clauses (A)-(C), (D) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any Business Employees whose annualized salary would exceed $100,000, (E) terminate other than for cause any Business Employee whose annualized salary exceeded as of the time of such termination $100,000 or (F) transfer the employment of any Business Employee such that such Business Employee ceases to be employed by Seller;

(xii)         (A) modify, extend, terminate or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees;

(xiii)        implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions with respect to any Business Employees that could reasonably be expected to trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”);

(xiv)        incur any New Lease Acquisition Costs that become due or payable after the Effective Time or that will otherwise be economically borne by Buyer except in accordance with Schedule 9.1 – Part C; or

(xv)         authorize, agree or commit to do any of the foregoing.

Requests for approval of any action restricted by this Section 9.1 shall be delivered to either of the individuals set forth on Schedule 9.1 – Part A, which requests may be delivered electronically to such individual’s email address set forth on Schedule 9.1 – Part A (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Buyer.

(c)            Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to any breach or failure of Section 9.1(a)(i) or Section 9.1(a)(ii), in each case, solely as that provision pertains to the conduct of development operations on the Assets (and then only to the extent such operations are permitted to be conducted, with Buyer’s consent, if applicable, in compliance with this Section 9.1), greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN ORDINARY NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)            Buyer acknowledges that Seller owns undivided interests in certain of the Assets with respect to which it is not the operator, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 9.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.

9.2           Bonds. Buyer acknowledges that none of Asset Credit Support will be transferred to Buyer. At or prior to Closing, Buyer shall deliver to Seller evidence of Buyer’s posting of bonds or other security necessary to replace the Asset Credit Support set forth on Schedule 7.14 as of the Execution Date, as and to the extent replacement of such Asset Credit Support is required by, and in accordance with, all applicable Laws governing the ownership of the Assets. At or after Closing, Buyer shall use commercially reasonable efforts (at no out-of-pocket cost or Liability to Buyer) to cause the cancellation of any Asset Credit Support posted by or on behalf of Seller that is listed on Schedule 7.14.

9.3           Notifications. If, prior to Closing, either Seller or Buyer obtains Knowledge that the other Party has breached a representation, warranty, covenant, obligation or other agreement under this Agreement, then Seller or Buyer, as applicable, shall promptly inform such other Party of such breach so that such other Party may attempt to remedy or cure such breach prior to Closing.

9.4           Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the right, exercisable in writing no later than two Business Days prior to the Closing Date, to add, supplement or amend the Schedules to its representations and warranties with respect to any matter (a) hereafter arising after the Execution Date or (b) of which Seller obtains Knowledge, which, in each case, if existing (or known) at the Execution Date, would have been required to be set forth or described in such Schedules, provided that Seller may only supplement the Schedules in the circumstances contemplated by the foregoing clause (b) with respect to the representations and warranties in Section 7.6(b), Section 7.6(c), Section 7.8, Section 7.15, Section 7.17, Section 7.18, Section 7.19 and Section 7.20, in each case, to the extent relating to a Third Party operator of the Assets. For all purposes of this Agreement, including for purposes determining whether the conditions set forth in Article X of this Agreement have been fulfilled, all matters disclosed pursuant to any such addition, supplement or amendment prior to Closing shall be disregarded, and the Schedules to this Agreement shall be deemed to include only that information contained therein on the Execution Date; provided, that if Closing shall occur, if the matters disclosed in any such addition, supplement or amendment, individually or in the aggregate, cause Buyer’s conditions to Closing set forth in this Agreement to not be satisfied to Buyer’s knowledge (after reasonable inquiry), but Buyer nonetheless agrees to proceed with the Closing, then the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which caused Buyer’s conditions to Closing set forth in this Agreement not to be satisfied shall be waived, and Buyer shall not be entitled to make any claim with respect thereto pursuant to the terms of this Agreement.

9.5           Equitable and Other Remedies. The Parties agree that damages may not be a sufficient remedy to any breach of the provisions of Section 4.2, Section 9.6, Section 9.7, Section 9.10, Section 9.11, Section 9.12, Section 14.3, Section 15.6 or Section 15.8 of this Agreement and the non-breaching Party may be irreparably and immediately harmed if any of such provisions of this Agreement are not performed by the other Party or its Affiliates (as applicable) strictly in accordance with their respective terms. In the event of a breach of any of the above listed provisions, the non-breaching Party shall provide written notice and a demand to cease or cure any such breach; provided that in the event such breach (a) is not susceptible to cure or (b) if susceptible to being cured, has not been cured within five days after delivery of such written notice thereof to the breaching Party, the non-breaching Party shall have the right, in addition to any other rights such Party may have, to obtain injunctive relief, without the posting of any bond and without proof of actual damages, to restrain any breach or any anticipated or threatened breach by the other Party or obtain specific enforcement of such terms. Such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement, but shall be in addition to all of the remedies at Law or in equity available to the non-breaching Party, subject, however, in each case, to Section 13.9.

9.6           Record Retention. Buyer, for a period of seven years following Closing, will (a) retain the Records and (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s sole cost, expense and risk, so long as such access does not interfere with Buyer’s business and solely with respect to Records relating to periods prior to the Closing Date; provided, that nothing herein shall require Buyer to provide access to, or to disclose any information to, Seller or any other Person if such access or disclosure would (i) breach of any obligation to any Third Party or obligation of confidentiality binding on Buyer or the Assets or (ii) be in violation of applicable Laws or regulations of any Governmental Authority; and provided, further, that Buyer may destroy Records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer notifies Seller at least 30 days in advance and provides Seller an opportunity to remove or copy such Records.

9.7           HSR Act.

(a)            Buyer shall, and shall cause its Affiliates to, take or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable, so as to enable the Parties to consummate and make effective the transactions contemplated by this Agreement as soon as possible, and in any event, prior to the Outside Termination Date, including (i) obtaining the expiration or termination of all applicable waiting periods under the HSR Act and obtaining all other necessary consents, clearances and approvals under antitrust, competition or merger control Laws with respect to the transactions contemplated by this Agreement and (ii) avoiding or eliminating each and every impediment or objection under the HSR Act and any other antitrust, competition or merger control Law that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement.

(b)            Without limiting the generality of the foregoing, Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (i) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates in connection with the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Termination Date and (ii) avoid any lawsuit, action, administrative or judicial proceeding or litigation by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Each Party shall, and shall cause its Affiliates to, prepare and file, or cause to be prepared and filed, as promptly as practicable (and no later than ten Business Days following the Execution Date), all necessary filings in connection with the transactions contemplated by this Agreement under the HSR Act. Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (x) cooperate with the other Parties and promptly furnish all information to the other Parties that is necessary in connection with such filings and (y) respond promptly to any inquiries or requests for information or documents from any Governmental Authority concerning such filings. Buyer shall pay all filing fees for filings by the Parties and their respective Affiliates required under the HSR Act in connection with the transactions contemplated by this Agreement. Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Seller, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated by this Agreement.

(c)            For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, with respect to the matters described in this Section 7.7, Buyer shall not be required to (or cause or consent to), and Seller shall not, without Buyer’s prior written consent, sell, divest, license, hold separate, or accept any restriction on its freedom of action with respect to any assets or businesses of any Person, or agree to do any of the foregoing.

(d)            Buyer and Seller shall, and shall cause their respective Affiliates to, (i) make an appropriate response as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documents in connection with the transactions contemplated by this Agreement; (ii) allow the other Party a reasonable opportunity to review in advance and comment on any and all filings, forms, notices, registrations, notifications and other submissions in connection with the HSR Act and other antitrust, competition and merger control Laws related to the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and permit the other Party to review reasonably in advance any proposed written communication in connection with any of the foregoing (and consider in good faith the views of the other Party in connection therewith); (iv) not agree to participate, or to permit their Affiliates to participate, in any meeting or discussion with any Governmental Authority in respect of any filings, forms, notices, registrations, notifications, submissions, investigations or inquiries concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat; (v) furnish the other Party with copies of all correspondence, filings and communications (and summaries of oral communications) between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the transactions contemplated by this Agreement; (vi) promptly provide the other Party with any information or documentation reasonably required by the other Party in order to respond to any inquiry or request from any Governmental Authority in relation to the HSR Act or any other antitrust, competition or merger control Law; and (vii) promptly inform the other Party of any material developments and keep the other Party reasonably informed of the progress of any investigations or inquiries by any Governmental Authorities.

(e)            Buyer shall not, and shall not permit its Affiliates to, take any action, or refrain from taking any action, the effect of which could be to materially delay, materially impede or prevent the ability of the Parties to consummate the transactions contemplated hereby as soon as possible, and in any event, prior to the Outside Termination Date. Without limiting the generality of the foregoing, Buyer shall not, and shall not permit its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets or business, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, clearance or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order or other Law prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such order or other Law on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

9.8           NYSE Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock constituting the Stock Purchase Price to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

9.9           Conduct of Buyer. Except (w) as expressly contemplated by this Agreement or as set forth on Schedule 9.9, (x) for actions as reasonably necessary or required in order for Buyer to perform its obligations and covenants set forth herein (y) as may be required by Law or (z) with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing, Buyer shall not, and shall cause its subsidiaries not to amend or adopt any change to the certificate of incorporation, bylaws or other organizational documents of Buyer (including by means of a Certificate of Designations relating to any new class of preferred stock) if such amendment or change would reasonably be expected to materially adversely affect the rights, preferences, privileges and terms of the Buyer Common Stock comprising the Stock Purchase Price in a manner that materially and disproportionately adversely impacts the Seller as compared to the other holders of Buyer Common Stock.

9.10        Financing Cooperation.

(a)            Prior to the Closing, the Seller shall use commercially reasonable efforts to cause its Affiliates and representatives with appropriate seniority and expertise to provide reasonable cooperation to Buyer in connection with any arrangement, marketing, syndication and consummation of any financing that may be arranged by Buyer to the extent deemed necessary or advisable by Buyer to fund any portion of the Purchase Price (including the Debt Financing, the “Financings”) as may be reasonably requested by Buyer with reasonable prior notice to Seller (provided, that, such requested cooperation does not (x) unreasonably interfere with the ongoing operations of Seller, (y) cause any representation or warranty in this Agreement to be breached or (z) cause any condition in this Agreement to fail to be satisfied, and provided further that the scope and nature of financial and other information to be provided by Seller is addressed exclusively in the following clause (iii)), including using commercially reasonable efforts to:

(i)            reasonably cooperate with the due diligence efforts of Buyer, the Debt Financing Sources and any other prospective investors or lenders involved in the Financings;

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(ii)           furnish (x) on or prior to the date that is one Business Day after the Execution Date, the Required Information, (y) customary financial, reserves and other pertinent information (including asset schedules, lease operating statements, production reports, title information, reserve reports and other similar information) regarding the Assets as shall exist and not already be publicly available to Buyer and be reasonably requested by Buyer for use in connection with any marketing of the Debt Financing or any other Financing; provided that, for the avoidance of doubt, Seller shall not be required to provide, and Buyer shall be solely responsible for, (A) the preparation of pro forma financial statements, (B) all marketing materials and other documents used in connection with the Debt Financing or any other proposed Financing (subject to Section 9.10(a)(iii)) and (C) any description of all or any component of the Debt Financing or any other Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; in each case, for the avoidance of doubt, other than any financial, reserve or other pertinent information reasonably necessary for the Buyer to prepare such pro forma financial statements or descriptions and (z) customary authorization letters to the Debt Financing Sources, authorizing the distribution of information to prospective lenders or investors and other financing sources;

(iii)          provide reasonable assistance with (and provide reasonably requested information for) the preparation of customary materials for offering prospectuses, offering memoranda, marketing materials, rating agency presentations and similar documents;

(iv)          cause, and take all reasonably requested actions to permit (including delivering customary authorization and representation letters) the present and former, as applicable, reserve engineers for Seller and the Assets to provide reasonable assistance to Buyer in connection with the Financing consistent with their customary practice (including providing reserve engineers’ comfort letters and consents from such reserve engineers to the extent required by the Debt Financing or any other proposed Financing and participating in customary due diligence calls in connection therewith); and

(v)           furnish Buyer and its lenders or other Debt Financing Sources promptly (and in any event at least five (5) Business Days prior to the Closing Date) with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, and requested by the Debt Financing Sources in writing at least nine (9) Business Days prior to the Closing Date;

provided, in each case, that (1) neither Seller nor any of its Affiliates shall be required to incur or satisfy any liability, cost or expense (including the payment of any fees) in connection with the Financing, (2) the board of directors or similar governing body of Seller shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing or any other Financing is obtained, and (3) except as expressly provided above, no Affiliate of Seller shall have any obligations under this Section 9.10.

(b)            Except for the representations and warranties of Seller set forth in Article VII of this Agreement, Seller shall not have any liability to Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 9.10. Notwithstanding anything to the contrary in this Agreement, none of Seller’s or its Affiliates’ performance under this Section 9.10 shall be taken into account with respect to whether any condition set forth in Article X shall be deemed satisfied, except to the extent that Seller has knowingly and intentionally materially breached its obligations in Section 9.10(a) provided, that for purposes of this Section 9.10(b), “knowingly and intentionally” shall require the Knowledge of any of the individuals identified in clause (i) of the definition of “Knowledge”. It is acknowledged and agreed that the Financing may include (x) the offer and sale of shares of Buyer Common Stock and (y) Notes (as such term is defined in the Debt Commitment Letter) in lieu of the Bridge Loans (as such term is defined in the Debt Commitment Letter) and, as applicable, such Notes shall be deemed part of the Debt Financing for all purposes of this Agreement.

9.11         Financial Statement Assistance.

(a)            Seller shall prepare and deliver to Buyer (i) if the Closing Date is on or after January 1, 2024, (1) audited consolidated balance sheets and related statements of income and cash flows of the Seller as of and for the year ended December 31, 2023 and the related footnotes thereto (together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented, and to the extent required to be presented in any pro forma financial statements of Buyer that include pro forma adjustments with respect to Seller or the Assets (the “SMOG Information”)), together with the related executed audit opinion of Seller’s independent auditor (the “Seller Audited Financial Statements”), and (2) a reserve report covering the Assets and issued by an independent reserve engineer as of December 31, 2023 (the “2023 Reserve Report”), as promptly as reasonably practical and will use commercially reasonable efforts to deliver the Seller Audited Financial Statements and 2023 Reserve Report by March 15, 2024, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Seller as of and for the fiscal quarter ended September 30, 2023 and the related footnotes thereto (the “Seller Third Quarter Financial Statements” and, together with the Seller Audited Financial Statements, the “Seller Financial Statements”), as promptly as practical and no later than 40 days following the end of such fiscal quarter. The Seller Financial Statements will be prepared in accordance with GAAP.

(b)           From and after the Execution Date until the date that Buyer files its Annual Report on Form 10-K for the year ending December 31, 2024 (the “Records Period”), in the event Buyer is required (including, for the avoidance of doubt, in the Current Report on Form 8-K to be filed in connection with the Closing and in any registration statement or proxy statement) to separately include financial or oil and gas reserves information, including pro forma financial statements, associated with the Assets in documents filed with the SEC pursuant to the Securities Act or the Exchange Act, or as customarily included in offering documentation for private or public offerings of debt or equity securities, Seller agrees to use, and to cause its controlled Affiliates to use, commercially reasonable efforts to make available to Buyer and its Affiliates and their representatives any and all books, records, information and documents to the extent that such are attributable to the Assets and in the Seller’s or its Affiliates’ possession or control and to which the Seller and its Affiliates’ personnel have reasonable access, in each case, as reasonably required by Buyer, its Affiliates and their representatives in order to prepare such financial or oil and gas reserves information, including pro forma financial statements, in connection with such filings or offerings, provided that such activities do not unreasonably interfere with the affairs of the Seller and its Affiliates and that Buyer shall be solely responsible for any costs or expenses associated therewith, including, for the avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes. During the Records Period, the Seller shall use its reasonable best efforts to cause their accountants, reserve engineers, counsel, agents and other Third Parties to (i) cooperate with Buyer and its representatives in connection with the provision of information necessary for the preparation by Buyer of any such financial or oil and gas reserves information that is required to be included in any filing or offering documentation by Buyer or its Affiliates, and (ii) provide customary consents and comfort letters as Buyer may reasonably request in connection with such filing or offering documentation; provided, in each case, that Buyer shall be solely responsible for any costs or expenses associated therewith.

(c)           All of the information provided by Seller pursuant to this Section 9.11 is given without any representation or warranty, express or implied, and no member of Seller Group shall have any liability or responsibility with respect thereto. Buyer shall reimburse Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred by Seller Group in complying with this Section 9.11. Notwithstanding anything to the contrary in this Agreement, none of Seller’s or its Affiliates’ performance under this Section 9.11 shall be taken into account with respect to whether any condition set forth in Article X shall be deemed satisfied, except to the extent that Seller has knowingly and intentionally materially breached its obligations in Section 9.10(a) provided, that for purposes of Section 9.11(d), “knowingly and intentionally” shall require the Knowledge of any of the individuals identified in clause (i) of the definition of “Knowledge”.

(d)           Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives, each in their capacity as such, from, against and in respect of any Liabilities, losses, costs, obligations, charges, expenditures, settlements, expenses, judgments, claims, awards, penalties or fines, of whatever kind, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity or investigating, defending or prosecuting any action, claim, charge, litigation, suit, complaint, audit, investigation, inquiry or proceeding by or before any Governmental Authority (including any administrative enforcement proceeding), whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof, imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of Third Party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Buyer, any of its Affiliates or Buyer Representatives of information utilized in connection with the preparation or audit of the Seller Financial Statements or any other financial information, in connection with any Debt Financing or otherwise pursuant to Section 9.10 or this Section 9.11 to the fullest extent permitted by applicable Law, in each case, except in the case of actual and intentional fraud of Seller or its Affiliates or any of their respective representatives in the performance of their obligations under Section 9.10 or this Section 9.11 (i) for which any of the individuals had Knowledge and (ii) as determined in a final, non-appealable judgment of a court of competent jurisdiction and the foregoing obligations shall survive termination of this Agreement. Buyer shall promptly, within 30 days of written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ of one firm of outside counsel fees and ratings agencies’ fees) incurred by Seller in connection with the cooperation described in Section 9.10 and this Section 9.11 and, to the extent Buyer does not reimburse the Seller for any such costs or expenses on or prior to the Closing Date, the Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 3.3(a)(i)G in the amount of such unreimbursed costs and expenses.

9.12        Employee Matters.

(a)           Beginning on the date of the execution of this Agreement, Seller shall make available to Buyer each of the Business Employees to discuss potential employment with Buyer or an Affiliate of Buyer. Such offers shall be for employment as of the Employee Transition Date or, if later, such date on which the applicable Business Employee returns from a leave of absence (so long as such return occurs within 90 days after the Employee Transition Date or such later time as may be required by applicable Law). Buyer shall provide Seller, in writing, not later than ten (10) calendar days prior to the Closing Date, a list of those Business Employees to whom Buyer or one of its Affiliates intends to make offers of employment (collectively, the “Designated Employees”). Such offers of employment shall be on terms and conditions determined by Buyer or its applicable Affiliate in its discretion; provided however, that for a period of twelve (12) months following the Employee Transition Date (or until the date of termination of employment of the relevant Transferred Employee, if sooner), Buyer shall, or shall cause its applicable Affiliate to, provide to each Transferred Employee (i) a base salary or wage rate, as applicable, and cash incentive opportunities at least equal to the base salary or wage rate, as applicable, and cash incentive opportunities provided to such Transferred Employee by Seller immediately prior to the Execution Date and (ii) other benefits that are at least as favorable in the aggregate as those provided to similarly situated employees of the Buyer or its applicable Affiliate as of the applicable Employee Transition Date for such Transferred Employee (excluding any equity or equity-based, nonqualified deferred compensation, severance, retention, incentive, bonus, change in control, transaction, defined benefit pension, stock purchase plans and post-employment welfare benefits). Each such employment offer shall be subject to and conditioned upon the occurrence of the Closing and the satisfaction of Buyer’s or its applicable Affiliate’s applicable pre-employment screening processes. Seller and its Affiliates shall not interfere with any such employment offer or negotiations by Buyer or its Affiliates to employ any Designated Employee or discourage any Designated Employee from accepting employment with Buyer or its Affiliates. For the avoidance of doubt, Seller or its Affiliate may continue to employ any Designated Employee who declines an offer of employment made pursuant to this Section 9.12(a).

(b)           For purposes of this Agreement, a “Transferred Employee” is a Designated Employee who accepts an offer of employment made pursuant to Section 9.12(a), passes Buyer’s or its Affiliate’s applicable pre-employment screening processes, and becomes employed by Buyer or one of its Affiliates pursuant to the process set forth in Section 9.12(a) above. With respect to each Transferred Employee and effective as of the time immediately prior to such Transferred Employee’s hire date, Seller or its Affiliate shall (i) terminate the employment of such Transferred Employee and (ii) waive and release any confidentiality, non-competition, non-disclosure or other agreements between Seller or any of its Affiliates and such Transferred Employee to the extent that they would restrict or encumber such Transferred Employee’s ability to perform any of his or her duties as an employee of Buyer or its Affiliate.

(c)           Prior to the Closing, the Seller shall (i) cause each Transferred Employee to become fully vested in his or her account balances in each Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Seller 401(k) Plan”), effective as of the applicable Employee Transition Date, and (ii) make or cause to be made to the Seller 401(k) Plan all employee and employer contributions that would have been made on behalf of Transferred Employees had the transactions contemplated by this Agreement not occurred but prorated for the portion of the plan year that ends on the Employee Transition Date. Buyer or one of its subsidiaries shall use commercially reasonable efforts to cause a defined contribution Plan that is intended to be qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Buyer or one of its subsidiaries in which the Transferred Employees participate immediately following the Employee Transition Date to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) of the accounts of Transferred Employees under the Seller 401(k) Plan, in the form of cash but including outstanding loans, if elected by the applicable Transferred Employee in accordance with the terms of the Seller 401(k) Plan and applicable Laws.

(d)           For purposes of eligibility to participate and vesting of employer 401(k) contributions under the Plans of Buyer in which Transferred Employees participate immediately following the Closing (“Buyer Plans”), Buyer shall use commercially reasonable efforts to cause each Transferred Employee to be given credit for his or her service with the Seller and its Affiliates prior to the Employee Transition Date to the same extent and for the same purpose as such Transferred Employee was entitled, prior to the Employee Transition Date, to credit for such service under the comparable Benefit Plan in which he or she participated immediately prior to the Employee Transition Date; provided that the foregoing shall not apply for purposes of benefit accrual under any defined benefit plan or to the extent that its application would result in duplication of compensation or benefits. If the Transferred Employees participate in a group health Buyer Plan that replaces coverage under a group health Benefit Plan in the year that includes the Employee Transition Date, Buyer shall use commercially reasonable efforts to: (i) waive or cause to be waived all pre-existing condition exclusions and limitations with respect to a Transferred Employee under such Buyer Plan to the extent waived or satisfied under the analogous Benefit Plan and (ii) recognize all eligible expense paid by each Transferred Employee and credited under a group health Benefit Plan during the portion of the plan year prior to the Employee Transition Date for purposes of satisfying the corresponding deductible and out of pocket maximum applicable to such Transferred Employee under the analogous Buyer Plan for the applicable plan year.

(e)           Nothing contained in this Section 9.12 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any Transferred Employee or any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Transferred Employee or any other Person, (ii) be considered or deemed to establish, amend or modify any Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, (iii) prohibit or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

9.13        Buyer Financing.

(a)           Buyer acknowledges and agrees that obtaining financing is not a condition to any of its obligations under this Agreement. For the avoidance of doubt, if any financing, including the Debt Financing or any Alternative Financing, is not obtained or available for any reason and the conditions set forth in Article X are otherwise satisfied (or waived by Buyer), Buyer shall continue to be obligated to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement.

(b)           Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as reasonably practicable (giving effect to the timing of the Marketing Period), all things necessary to consummate the Debt Financing or consummate alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to fund the Funding Requirements on or prior to the Closing Date. In furtherance of and not in limitation of the foregoing, Buyer shall use commercially reasonable efforts to:

(i)            satisfy, or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Debt Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing and the exercise of any economic “flex” provisions as provided in and pursuant to the terms of the Fee Letter);

(ii)            negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (unless otherwise acceptable to Buyer) and conditions contemplated by the Debt Commitment Letter (including any related economic “flex” provisions) or on other terms (not related to conditionality) that are (A) reasonably acceptable to the Debt Financing Sources and (B) in the aggregate not materially less favorable, taken as a whole, to Buyer, so that the agreements are in effect no later than the Closing Date; and

(iii)           maintain in effect the Debt Commitment Letter and (from and when executed) the other Debt Documents through the consummation of the Closing.

(c)           Buyer shall promptly notify the Seller in writing (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter or other Debt Document of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available for the Funding Requirements, to the extent such unavailability would reasonably be expected to prevent, or materially delay, impede or impair the Closing, (C) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual material breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (ii) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents) and (D) of any expiration or termination of the Debt Commitment Letter or other Debt Document. If any material portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account economic “flex” terms), Buyer shall use reasonable best efforts to arrange and obtain alternative financing for any such unavailable portion from the same or alternative sources (“Alternative Financing”), in an amount that is sufficient, when taken together with Other Sources and the available portion of the Debt Financing, to consummate the transactions contemplated by this Agreement and to pay the Funding Requirements and the provisions of this Section 9.13 shall be applicable to the Alternative Financing, and, for the purposes of Section 9.10 and this Section 9.13, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing. Buyer shall (1) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), and (2) not permit, without the prior written consent of Seller, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter (including the Fee Letter) or other Debt Document, in each case, that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof) to an amount less than the amount required for Buyer to consummate the transactions contemplated hereby at the Closing or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (i) delay or prevent the Closing Date or (ii) adversely impact the ability of Buyer to enforce its rights against any other party to the Debt Commitment Letter or other Debt Document or the ability of Buyer to consummate the transactions contemplated hereby at the Closing; provided, that notwithstanding anything to the contrary herein, no consent from Seller or any other Party shall be required for (1) any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under the Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents, or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a Debt Financing Source thereunder) or (2) implementation or exercise of any economic “flex” provision.

9.14        Buyer Hedges. Following the Execution Date, Buyer or its applicable hedging Affiliate may elect to enter into hedging transactions and, to the extent such hedging transactions meet the specifications set forth on Schedule 9.14, such hedging transactions shall be deemed to be “Permitted Buyer Hedges”. Between the Execution Date and Closing, Buyer shall (a) advise Seller of any Permitted Buyer Hedge within five Business Days after entry into such Permitted Buyer Hedge and (b) use commercially reasonable efforts to respond to any reasonable written inquiries from Seller with respect to any other information related to Permitted Buyer Hedges. Buyer acknowledges and agrees that obtaining financing is not a condition to any of its obligations under this Agreement.

9.15        Seller Wind-Up. Until the date the is two years after the Closing Date, Seller shall not dissolve or terminate its existence with the Delaware Secretary of State.

Article X
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:

10.1        Representations. The (a) Fundamental Representations shall be true and correct (except for de minimis inaccuracies), as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date) and (b) representations and warranties of Seller set forth in Article VII (other than the Fundamental Representations) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for breaches, if any, of such representations and warranties as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality, Material Adverse Effect or other materiality qualifiers set forth therein).

10.2        Performance. Seller shall have performed or complied, in all material respects, with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

10.3        No Orders. No order, injunction, judgment or other Law shall be in effect, that restrains, prohibits, enjoins or makes illegal the transactions contemplated by this Agreement.

10.4        HSR Act. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated.

10.5        Title Defects, Environmental Defects. The amount (as agreed by the Parties in writing as of Closing or determined by final resolution of the Title Arbitrator or Environmental Arbitrator, as applicable) of the sum of (a) all Title Defect Amounts in excess of the Individual Title Defect Threshold in respect of Title Defects asserted by Buyer pursuant to Section 5.2 (less any offsetting Title Benefit Amounts for Title Benefits properly asserted by Seller or reported by Buyer, in each case, pursuant to Section 5.2), plus (b) all Remediation Amounts in excess of the Individual Environmental Defect Threshold for Environmental Defects asserted by Buyer pursuant to Section 6.1, plus (c) all reductions to the Purchase Price pursuant to Section 5.3, plus (d) the Allocated Value of all Assets excluded from the Closing pursuant to Section 5.4(a) and Section 5.4(b) (but excluding any Title Defect Amounts for Title Defects for which Buyer has agreed to the remedy in Section 5.2(d)(iii) and Remediation Amounts for Environmental Defects for which Buyer has agreed to the remedy in Section 6.1(c)(ii), if applicable) shall, in the aggregate, be less than 20% of the unadjusted Purchase Price.

10.6        Certificate. An authorized officer of Seller shall execute and deliver (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled by Seller.

10.7        Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.

Article XI
SELLER’s CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

11.1        Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all material respects as of the Closing Date (except with respect to the representations and warranties set forth in Section 8.8 or Section 8.9 which shall be true in all respects, other than de minimis inaccuracies) as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties (other than the representations and warranties set forth in Section 8.8 or Section 8.9) that in the aggregate would not have a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.

11.2        Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

11.3        No Orders. No order, injunction, judgment or other Law shall be in effect, that restrains, prohibits, enjoins or makes illegal the transactions contemplated by this Agreement.

11.4        HSR Act. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated.

11.5        Title Defects, Environmental Defects. The amount (as agreed by the Parties in writing as of Closing or determined by final resolution of the Title Arbitrator or Environmental Arbitrator, as applicable) of the sum of (a) all Title Defect Amounts in excess of the Individual Title Defect Threshold in respect of Title Defects asserted by Buyer pursuant to Section 5.2 (less any offsetting Title Benefit Amounts for Title Benefits properly asserted by Seller or reported by Buyer, in each case, pursuant to Section 5.2), plus (b) all Remediation Amounts in excess of the Individual Environmental Defect Threshold for Environmental Defects asserted by Buyer pursuant to Section 6.1, plus (c) all reductions to the Purchase Price pursuant to Section 5.3, plus (d) the Allocated Value of all Assets excluded from the Closing pursuant to Section 5.4(a) (but excluding any Title Defect Amounts for Title Defects for which Buyer has agreed to the remedy in Section 5.2(d)(iii) and Remediation Amounts for Environmental Defects for which Buyer has agreed to the remedy in Section 6.1(c)(ii), if applicable) shall, in the aggregate, be less than 20% of the unadjusted Purchase Price.

11.6        Certificate. An authorized officer of Buyer shall execute and deliver (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled by Buyer.

11.7        Buyer Common Stock. The shares of Buyer Common Stock constituting the Stock Purchase Price shall have been approved for listing on the NYSE, subject only to official notice of issuance.

11.8        Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the Adjusted Purchase Price, required to be delivered by Buyer under Section 12.3.

Article XII
CLOSING

12.1        Date of Closing. Subject to the conditions stated in this Agreement, the transfer by Seller to Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on January 2, 2024 (the “Target Closing Date”); provided that if the conditions to Closing in Article X and Article XI have not yet been satisfied or waived by such applicable date, then the Closing shall occur five Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing; provided, further, that if the Marketing Period has not ended at the time of the satisfaction or due waiver of all such conditions to Closing on or after the Target Closing Date, the Closing shall occur on the earlier to occur of (a) a date before or during the Marketing Period specified by Buyer on not less than two Business Days’ notice to Sellers and (b) the second Business Day immediately following the final day of the Marketing Period. The date of the Closing shall be the “Closing Date.”

12.2        Place of Closing. The Closing shall be held at the offices of Latham & Watkins LLP, 811 Main, Suite 3700, Houston, Texas 77002, or such other location as Seller may designate in writing.

12.3        Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller and Buyer shall execute, acknowledge and deliver the Assignment and Deed, and, if applicable, Seller shall cause any of its Affiliates owning any portion of the Assets to execute, acknowledge and deliver the Assignment and Deed, each in sufficient counterparts, including all information and formatting required to be accepted by the appropriate Governmental Authorities, to be recorded in the applicable counties, covering the Assets;

(b)           Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;

(c)           Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

(d)           Seller and Buyer shall execute and deliver a joint instruction to the Escrow Agent authorizing the Escrow Agent to release the Deposit to Seller;

(e)           Buyer shall deliver to Seller (i) a wire transfer of the Cash Closing Payment in same-day funds to an account or accounts specified by Seller and (ii) the number shares of Buyer Common Stock constituting the Stock Closing Payment;

(f)            Buyer shall deliver to the Defect Escrow Account the cash it is obligated to deliver to the Defect Escrow Account pursuant to the provisions of Article V and VI (the “Defect Escrow Amount”);

(g)           Seller shall deliver a duly completed IRS Form W-9;

(h)           Seller shall deliver on forms supplied by Seller and reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to such purchasers of production;

(i)             Seller (or its Affiliate, if applicable) and Buyer shall execute and deliver, with respect to each Well that is operated by Seller (or such Affiliate), all forms required by applicable Governmental Authorities to substitute Buyer as operator of such Well, which forms shall be prepared by Seller with reasonable assistance from Buyer;

(j)            Seller (or its Affiliate, if applicable) and Buyer shall execute and deliver a counterpart of the Registration Rights Agreement, duly executed by Seller (or its designee(s) pursuant to Section 3.1(c), as applicable);

(k)           Seller (or its designated Affiliate) and Buyer shall execute and deliver a Transition Services Agreement, substantially in the form attached hereto as Exhibit E;

(l)            Seller shall deliver to Buyer a duly executed guarantee of Vitol Holding B.V., a private company organized and registered in the Netherlands (the “Guarantor”), in favor of Buyer, in the form attached hereto as Exhibit F;

(m)          Seller shall deliver executed and recordable releases (and associated UCC-3 statements) of any deed of trust, mortgages, financing statements, pledges, fixture filings, security agreements and similar documents securing obligations arising from indebtedness by Seller under any credit agreement, Debt Instrument or other similar agreement affecting or burdening any of the Assets, in form and substance reasonably acceptable to Buyer (which, for the avoidance of doubt, shall contain an authorization by the applicable secured party, lienholder or mortgagee for Buyer or its designee to file any and all such releases and terminations) in sufficient counterparts for recordation in each of the counties in which the Assets are located or other applicable jurisdiction (provided that Seller shall use commercially reasonable efforts to provide final drafts of all such releases not less than three Business Days prior to Closing); and

(n)           Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at or prior to the Closing.

12.4        Records. In addition to the obligations set forth under Section 12.3 above, no later than 30 days following the Closing Date, Seller shall make available to Buyer, for pick-up, the Records to which Buyer is entitled pursuant to the terms of this Agreement.

Article XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1        Assumption by Buyer. Without limiting or prejudice to (x) Buyer’s rights to indemnity under this Article XIII, (y) any Title Indemnity Agreement or Environmental Indemnity Agreement, or any other rights under Article VI, and (z) the allocation of revenues and expenses in Section 2.3 or any Purchase Price adjustments described in Section 3.3, from and after Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, to the extent arising from, based upon or attributable to the Assets regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time (except with respect to the Specified Liabilities set out in clause (a) of such definition), including obligations and Liabilities (including Environmental Liabilities) relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Applicable Contracts included in the Assets, (b) pay Burdens and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including Suspense Funds to the extent attributable to the Assets, (c) properly and timely plug and abandon any and all wells and pipelines, inactive wells or temporarily abandoned wells, drilled on or under the Assets, (d) re-plug any well, wellbore or previously plugged Well on or under the Assets to the extent required or necessary under applicable Laws, the Leases or under Applicable Contracts, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up or Remediate to the extent required under Environmental Laws the Assets in accordance with any Applicable Contracts, the Leases and applicable Laws, including all Environmental Laws, and (g) perform all obligations (including Liabilities) applicable to or imposed on the lessee, owner, or operator under the Leases, the Applicable Contracts and applicable Laws, including all Environmental Laws (all of said obligations and Liabilities, subject to the proviso below, the “Assumed Obligations”); provided that the Assumed Obligation shall not include, and Buyer does not assume any obligations or liabilities of Seller to the extent, and only during the applicable survival period, that they are Specified Liabilities (after which time such Specified Liabilities shall be deemed included in the Assumed Obligations).

13.2        Indemnities of Seller. From and after the Closing, subject to the provisions and limitations set forth in Sections 13.4 through 13.12 (inclusive) and otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to release, defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred, directly or indirectly, in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)           any breach by Seller of its representations or warranties contained in Article VII or in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(b)           any breach by Seller of its covenants, obligations or agreements under this Agreement;

(c)           any Specified Liabilities; and

(d)           any other indemnity obligation of Seller that is expressly set forth in this Agreement.

13.3        Indemnities of Buyer. From and after the Closing, subject to the provisions and limitations set forth in Sections 13.4 through 13.12 (inclusive), Buyer shall assume, be responsible for, shall pay on a current basis, and hereby agrees to release, defend, indemnify and hold harmless Seller and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred, directly or indirectly, in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)           any breach by Buyer of its representations or warranties contained in Article VIII or in any certificate furnished by or on behalf of Buyer in connection with this Agreement;

(b)           any breach by Buyer of its covenants, obligations or agreements under this Agreement (including, for the avoidance of doubt, any other indemnity obligations of Buyer and its Affiliates contained in this Agreement, including pursuant to Section 4.1(d));

(c)           the Assumed Obligations; and

(d)           any other indemnity obligation of Buyer that is expressly set forth in this Agreement.

13.4        Limitation on Liability.

(a)           Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability for any indemnification under Section 13.2(a) (other than for breaches of the Fundamental Representations or those representations and warranties of Seller contained in Section 7.11) unless (i) the individual amount of any Liability for which a Claim Notice is properly delivered by Buyer to Seller under this Article XIII and for which Seller is liable exceeds Two Hundred Thousand Dollars ($200,000) and (ii) the aggregate amount of all Liabilities for which Seller is liable under this Agreement after the application of the provisions of clause (i) above exceeds 2% percent of the Purchase Price (the “Indemnity Deductible”) and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)           Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify any Buyer Indemnified Party for aggregate Liabilities under Section 13.2(a) (other than for breaches of Fundamental Representations or those representations and warranties of Seller contained in Sections 7.11) in excess of seven and one-half percent (7.5%) of the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in addition to the foregoing limitations and, with respect to the indemnities in Section 13.2(a), absent Fraud, in no event shall Seller’s aggregate Liability to Buyer and the Buyer Indemnified Parties under Section 13.2 of this Agreement exceed one hundred percent (100%) of the Purchase Price.

(c)           For purposes of determining whether Buyer is entitled to indemnification under Section 13.2 for breaches of representations and warranties, and the amount of damages recoverable by a member of Seller Indemnified Parties, resulting from breaches of representations and warranties by the other Party, each of the representations and warranties herein that contains any qualifications as to “material,” “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such representation and warranty shall be disregarded, except with respect to this Section 13.4(c), the use of the word “Material” as used in the defined term “Material Adverse Effect” or “Material Contract” shall not be disregarded.

13.5        Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6        Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except for Fraud and as provided in Section 9.5, and subject to (i) Section 3.6 for matters resolved thereunder by the Accounting Arbitrator, (ii) Article V for Title Disputes pending after Closing during the period such matters are Title Disputes and (iii) Article VI for Environmental Disputes pending after Closing during the period such matters are Environmental Disputes, from and after Closing, Section 4.1(d), Section 5.4, Section 9.5, Section 13.2 and Section 13.3, the covenants that are to be performed after Closing by the express terms thereof, any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties and the special warranty of Defensible Title described above and set forth in the Assignment and Deed contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated by this Agreement, including breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate(s) delivered by each Party at Closing pursuant to Section 10.6 or Section 11.6 as applicable. Except as specified in Section 3.6 for matters resolved thereunder by the Accounting Arbitrator, Article V for Title Disputes pending after Closing during the period such matters are Title Disputes, Article VI for Environmental Disputes pending after Closing during the period such matters are Environmental Disputes, Section 4.1(d), Section 5.4, Section 9.5, Section 13.2 and Section 13.3, the covenants that are to be performed after Closing by the express terms thereof, any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties and the special warranty of Defensible Title described above and set forth in the Assignment and Deed, from and after Closing, Buyer releases, remises and forever discharges Seller and all Seller Indemnified Parties from any and all Liabilities in Law or in equity, known or unknown, which any of the Buyer Indemnified Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates.

13.7        Indemnification Procedures. All claims for indemnification under Section 4.1(d), Section 9.2, Section 13.2 and Section 13.3 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties shall be asserted and resolved as follows:

(a)           For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to Section 4.1(d), Section 9.2 and this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to Section 4.1(d), Section 9.2, Section 13.2 or Section 13.3 or any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties.

(b)           To make claim for indemnification under Section 4.1(d), Section 9.2, Section 13.2 or Section 13.3 or any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 4.1(d), Section 9.2, Section 13.2 or Section 13.3 or any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, obligations or agreement, the Claim Notice shall specify the representation, warranty, covenant, obligation or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d); provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment or order with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim), or (ii) settle any Third Party Claim or consent to the entry of any judgment or order with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement, unless the proposed settlement is solely for money damages and results in a final resolution, and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party within such ten day-period shall be deemed to be an election under subsection (i) above.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(g)           To the extent the provisions of this Section 13.7 are inconsistent with Section 15.2(g), Section 15.2(g) shall control.

13.8        Survival.

(a)           The representations and warranties of Seller in Article VII and in the certificate delivered pursuant to Section 10.6 and the covenants, obligations and agreements of Seller in this Agreement (other than the covenants of Seller set forth in (i) Section 9.6 and Section 15.6, which shall survive the Closing as set forth in Section 13.8(b); (ii) the representations and warranties of Seller contained in Section 7.11, the covenants contained in Section 15.2 and Section 15.3, which shall survive for the applicable statute of limitations plus 30 days; (iii) the Fundamental Representations, which shall survive the Closing indefinitely; (iv) the special warranty of Defensible Title, which shall survive the Closing for 15 months; and (v) any covenants or agreements of Seller to be performed after Closing, which shall survive until fully performed (or the earlier expiration of such covenant pursuant to the express terms thereof)), in each case, survive the Closing until the twelve month anniversary of Closing.

(b)           Subject to Section 13.8(a) and except as set forth in Section 13.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants, obligations and agreements shall be of no further force and effect after the date of their expiration as set forth in Section 13.8(a) or Section 13.8(c); provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, obligation or agreement prior to its expiration date.

(c)           The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Buyer’s indemnities set forth in Section 13.3(c), and Section 13.3(d) shall survive the Closing without time limit. Seller’s indemnity set forth in Section 13.2(c) with respect to (i) clause (a) of the definition of “Specified Liabilities” shall survive Closing and terminate on the date that is 30 days after the expiration of the applicable statute of limitations,(ii) clauses (b), (h) and (i) of the definition of “Specified Liabilities” shall survive Closing indefinitely and (iii) for all other “Specified Liabilities” (other than clauses (a), (b), (h) and (i) thereof), shall survive Closing and terminate on the date that is 15 months after the Closing Date. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 13.2 or Section 13.3 prior to the date of termination for such indemnity.

13.9        Non-Compensatory Damages. WITHOUT LIMITING SECTION 9.6, NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF BUYER, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO, (A) CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OR DAMAGES FOR LOST PROFITS (OTHER THAN LOST PROFITS PROVEN TO BE DIRECT DAMAGES) OR LOSS OF BUSINESS OPPORTUNITY OR (B) PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO, (X) CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OR DAMAGES FOR LOST PROFITS (OTHER THAN LOST PROFITS PROVEN TO BE DIRECT DAMAGES) OR LOSS OF BUSINESS OPPORTUNITY OR (Y) PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

13.10      Cooperation by the Parties Concerning Specified Liabilities. The Parties agree to use commercially reasonable efforts (at Seller’s sole cost) to cooperate, in connection with Seller’s defense and other actions relating to or arising out of the Specified Liabilities; provided, however, that Buyer shall not be required to bring any claim, counterclaim or cross complaint against.

13.11     Waiver or Right to Rescission. Seller and Buyer acknowledge that, subject to any rights the Parties may have hereunder to seek and obtain specific performance or other express injunctive remedies, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.12     Insurance. The amount of any Liabilities for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by such Indemnified Party or its Affiliates, that are actually realized by such Indemnified Party from third party insurers with respect to such Liabilities.

Article XIV
TERMINATION, DEFAULT AND REMEDIES

14.1        Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)           by mutual consent of Seller and Buyer;

(b)           by Buyer, if Seller has breached this Agreement and such breach causes any of the conditions to Closing set forth in Article X not capable of being satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, Seller shall have a period of ten days following receipt of such notice to attempt to cure the breach and the termination under this Section 14.1(b) shall not become effective unless Seller fails to cure such breach prior to the earlier of (a) the end of such ten-day period and (b) the Outside Termination Date;

(c)           by Seller, if Buyer has breached this Agreement and such breach causes any of the conditions to Closing set forth in Article XI not capable of being satisfied as of the Target Closing Date; provided, however, that in the case of a breach that is capable of being cured, Buyer shall have a period of ten days following receipt of such notice to attempt to cure the breach and the termination under this Section 14.1(c) shall not become effective unless Buyer fails to cure such breach prior to the earlier of (a) the end of such ten day-period and (b) the Outside Termination Date;

(d)           by either Seller or Buyer (as applicable) if its respective condition to Closing set forth in Section 10.5 or Section 11.5 has not been satisfied, or waived, by the applicable Party, by the Target Closing Date (subject, however, to the remaining provisions of this Section 14.1);

(e)           by either Party, at such Party’s option, at any time following the Outside Termination Date;

(f)            by either Party, at such Party’s option, if any Governmental Authority shall have issued, entered, enacted or promulgated any order, injunction, judgment or other Law or taken any other action permanently restraining, prohibiting, enjoining or making illegal the transactions contemplated by this Agreement and such order, injunction, judgment, other Law or other action shall have become final and non-appealable; or

(g)           by Seller, upon written notice to Buyer, if Buyer has not delivered the Deposit to the Escrow Agent in accordance with Section 3.2 within one Business Day after the Execution Date;

provided, however, that no Party shall be entitled to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach, individually or in the aggregate, results in the failure of a condition set forth in Article X or Article XI, as applicable; provided, further, if either Party purports to terminate this Agreement pursuant to Section 14.1(d) due to a failure of such Party’s condition to Closing in Section 10.5 or Section 11.5, then the non-terminating Party may elect (by written notice given within three Business Days following such purported termination) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amount, Title Benefit Amount, Environmental Defect or Remediation Amount to expert arbitration in accordance with Section 5.2(i) or Section 6.1(f), as applicable, for the sole purpose of determining whether the condition in Section 10.5 or Section 11.5 (as applicable) has been satisfied. In such case, the date of termination for purposes of said conditions (and, if applicable, the “Outside Termination Date”) shall be extended automatically until the fifth Business Day following the resolution of such disputes, and no termination pursuant to Section 14.1(c) or Section 14.1(d) to the extent pertaining to the failure of the conditions in Section 10.5 or Section 11.5 (as applicable) shall be effective until final resolution of such disputes. Nothing herein shall prevent Buyer from electing to waive or withdraw any asserted Title Defect or Environmental Defect at any time prior to termination of this Agreement.

14.2        Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Section 1.2, Sections 4.1(d) through 4.1(f), Section 4.2, Section 4.3, Section 9.6, Section 13.5, Section 13.9, this Section 14.2, Section 14.3, Article XV (other than Section 15.2(b) through (h), Section 15.3, Section 15.8, Section 15.9 and Section 15.17) and such of the defined terms in Section 1.1 necessary to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(a)           If Seller is entitled to terminate this Agreement (i) pursuant to Section 14.1(c); (ii) pursuant to Section 14.1(e) because of the failure of Buyer to close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Seller (or waived by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 12.3, and (C) Buyer nevertheless elects not to close; or (iii) pursuant to Section 14.1(e) if, at such time, Seller would also be entitled to terminate this Agreement pursuant to Section 14.1(c) then, in any such event, as the sole and exclusive remedy of Seller against Buyer and the Debt Financing Sources, Seller shall have the right to terminate this Agreement pursuant to Section 14.1(c) or Section 14.1(e), as applicable, and be entitled to retain the Deposit as liquidated damages for such termination (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller). Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in the preceding sentence shall be the sole and exclusive remedies of Seller against Buyer and the Debt Financing Sources (other than with respect to those provisions that survive termination pursuant to Section 14.2) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 14.1(c) or Section 14.1(e), as applicable, as described in this Section 14.2(b). In the event of any such termination, within three Business Days following such termination the Parties shall execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to deliver the Deposit to Seller, free and clear of any claims thereon by Buyer.

(b)           If Buyer is entitled to terminate this Agreement (i) pursuant to Section 14.1(b); (ii) pursuant to Section 14.1(e) because of the failure of Seller to close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Buyer (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 12.3, and (C) Seller nevertheless elects not to close; or (iii) pursuant to Section 14.1(e) if, at such time, Buyer would also be entitled to terminate the Agreement pursuant to Section 14.1(b), then, in any such event, Buyer shall be entitled to, at its option: (1) seek to obtain specific performance of Seller’s obligations under this Agreement in lieu of termination or (2) terminate this Agreement pursuant to Section 14.1(b) or Section 14.1(e), as applicable, in which case Buyer shall be entitled to a return of the Deposit and Buyer shall be entitled to recover (subject always to Section 13.9) (x) an amount equal to Buyer’s and its Affiliates’ actual, documented out-of-pocket costs and expenses incurred in connection with, or in preparation for, the negotiation, diligence, performance, and consummation of the Transaction Documents (including the financing thereof), in an amount up to, but not to exceed, $25,000,000, plus (y) subject to Buyer’s termination of the Permitted Buyer Hedges contemporaneously with Buyer’s termination of this Agreement, an amount equal to the Hedge Losses associated with the Permitted Buyer Hedges, in an amount up to, but not to exceed, $100,000,000; provided that if Buyer realizes Hedge Gains with respect to the Permitted Buyer Hedges, then the amount of such Hedge Gains shall offset the costs and expenses (to an amount not less than $0) payable under clause (x). Buyer agrees that, to the fullest extent permitted by Law, Buyer’s rights set forth in the preceding sentence shall be the sole and exclusive remedies of Buyer (other than with respect to those provisions that survive termination pursuant to this Section 14.2) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 14.1(b) or Section 14.1(e), as applicable, as described in Section 14.2(c). Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement and recover (in addition to a return of its Deposit) the costs to which it is entitled above. Each Party acknowledges that the remedies at Law of Buyer for a breach or threatened breach of this Agreement by Seller as contemplated pursuant to this Section 14.2(b)(i), 14.2(b)(ii) or 14.2(b)(iii) may be inadequate and, in recognition of this fact, Buyer, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

(c)           If this Agreement is terminated by Seller in accordance with Section 14.1(g), then the Parties shall have no additional remedies against one another as a result of such termination, and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(d)           If this Agreement is terminated by Seller or by Buyer pursuant to Section 14.1 (other than under the circumstances described in Section 14.2(a) or Section 14.2(c)), Buyer shall be entitled to a return of the Deposit, in which case the Parties shall, within three Business Days following termination of this Agreement, execute and deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver the Deposit to Buyer.

(e)           Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder.

14.3        Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return or destroy, at Buyer’s sole expense, all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other data and information (including all copies, extracts and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or representatives to Buyer or any of the Buyer Representatives or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement and/or the terms of this Agreement, and an officer of Buyer shall certify same to Seller in writing. Any oral information will continue to be subject to the terms of the Confidentiality Agreement notwithstanding the termination of this Agreement.

Article XV
MISCELLANEOUS

15.1        Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2        Expenses and Taxes.

(a)           Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)           All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments that are not Transfer Taxes required to convey title to the Assets to Buyer shall be borne by Buyer; provided that Seller shall bear all of the Transfer Taxes (if any) associated with the assignment of any Excluded Assets. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(c)           Seller shall retain responsibility for, and shall be allocated and bear, all Asset Taxes assessed with respect to the ownership and operation of the Assets attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes assessed with respect to the ownership or operation of the Assets attributable to any Tax period beginning at or after the Effective Time (including all Straddle Period Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes assessed with respect to the ownership and operation of the Assets as described in the preceding sentences, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time. For purposes of the preceding sentence, any exemption, deduction, credit or other similar item attributable to a Straddle Period that is calculated on an annual basis shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time. Notwithstanding anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 2.3, to any amounts earned from the sale of Hydrocarbons, which amounts are received after the date of the Final Settlement Statement, Buyer shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

(d)           To the extent the actual amount of any Asset Taxes described in Section 15.2(c) is not determinable at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.4 or Section 3.5, as applicable, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 3.3(a)(i)C and Section 3.3(a)(ii)E. Upon a determination that the actual amount of any Asset Taxes (or the amount thereof paid or economically borne by a Party) is different than the amount that was taken into account in the Final Settlement Statement, (i) Seller shall pay to Buyer any additional amount necessary to cause Seller to bear its share of such Asset Taxes, and (ii) Buyer shall pay to Seller the amount by which any Asset Taxes paid by Seller or included as a reduction to the Purchase Price pursuant to Section 3.3(a)(ii)E) exceeds Seller’s share of such Asset Taxes. Any allocation of Asset Taxes between the Parties for purposes of determining Seller’s share thereof shall be in accordance with Section 15.2(c).

(e)           From and after Closing, Buyer shall timely file any Tax Return with respect to Asset Taxes assessed with respect to the ownership and operation of the Assets attributable to a Tax period that ends before or includes the Effective Time that becomes due after the Closing Date and shall pay any Asset Taxes shown due and owing on such Tax Return, subject to Buyer’s right of reimbursement pursuant to Section 13.2(c) for any Asset Taxes for which Seller is responsible under Section 15.2(c) (to the extent such amounts have not been taken into account in Section 3.3 or Section 15.2(d)). Within 15 days prior to filing, Buyer shall deliver to Seller a draft of any such Tax Return for Seller’s review and approval, and shall incorporate any comments received from Seller prior to the due date therefor.

(f)            Buyer and Seller agree to furnish or cause to be furnished to the other, upon reasonable request and at the expense of the requestor, as promptly as practicable, such information and assistance relating to the Assets, including access to books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller or their respective Affiliates, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(g)           If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes (a “Tax Contest”) related to any taxable period ending prior to the Effective Time (a “Pre-Effective Time Tax Contest”), Buyer shall notify Seller within ten days of receipt of such notice. Seller shall have the option to control any such Pre-Effective Time Tax Contest and may exercise such option by providing written notice to Buyer within ten days of receiving notice of such Pre-Effective Time Tax Contest from Buyer; provided that if Seller exercises such option, Seller shall (i) keep Buyer informed of the progress of such Pre-Effective Time Tax Contest (ii) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in such Pre-Effective Time Tax Contest, including in meetings with the applicable Governmental Authority and (iii) not settle, compromise and/or concede any portion of such Pre-Effective Time Tax Contest without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, Buyer receives notice of a Tax Contest related to a Straddle Period (a “Straddle Period Tax Contest”), Buyer shall notify Seller within ten days of receipt of such notice. Buyer shall control any Tax Contest other than a Pre-Effective Time Tax Contest; provided that with respect to a Straddle Period Tax Contest Buyer shall (x) keep Seller reasonably informed of the progress of such Straddle Period Tax Contest, (y) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Authority and (z) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest for which Seller would reasonably be expected to have an indemnification obligation hereunder, or in connection with which Seller otherwise could be adversely affected, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)           Any payments made to any Party pursuant to Article XIII and this Article XV shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns to the extent permitted by Law.

(i)            Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 15.2(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(c). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.2(i), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.

(j)             Notwithstanding anything else in this Agreement, each Party shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange. Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, each Party shall have the right, at or prior to the Closing Date or any subsequent closing, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37). In the event a Party (in its capacity as an exchanging party, referred to in this Section 15.2(j) as an “Exchanging Party”) assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 15.2(j), then such Exchanging Party agrees to notify the other Party in writing of such assignment reasonably in advance of the Closing Date. In addition, should a Party choose to effectuate a Like-Kind Exchange, the Parties agree to use commercially reasonable efforts to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that (a) the Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange, (b) the Exchanging Party shall effect it’s Like-Kind Exchange through an assignment of the Assigned Rights to a “qualified intermediary” or to a “qualified exchange accommodation titleholder,” but such assignment shall not release such Exchanging Party from any of its liabilities or obligations under this Agreement and (c) the Exchanging Party shall be obligated to pay all additional costs incurred as a result of the Like-Kind Exchange, and the non-Exchanging Party shall incur no additional unreimbursed costs, expenses, fees or liabilities as a result of the exchange requested by the Exchanging Party. Each of Seller and Buyer hereby acknowledge and agree that any assignment of this Agreement pursuant to this Section 15.2(j) shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement. Neither Party, by its consent to a Like-Kind Exchange by the other Party, shall be responsible in any way for the Exchanging Party’s compliance with the rules applicable to such Like-Kind Exchange.

15.3        Value Allocations for Tax Purposes. Seller and Buyer agree that the Adjusted Purchase Price and the portion, if any, of the Assumed Obligations that are properly treated for federal Tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Assets for federal and state income Tax purposes (the “Allocation Schedule”). The initial draft of the Allocation Schedule shall be prepared by Seller and shall be provided to Buyer within thirty (30) days after the delivery of the Final Settlement Statement. For the avoidance of doubt, the Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values of the Wells determined pursuant to Section 3.7. To the extent Seller and Buyer reach an agreement with respect to any item in the draft Allocation Schedule within thirty (30) days after Buyer’s receipt thereof, (i) such item in the draft Allocation Schedule shall become part of the final Allocation Schedule, (ii) the final Allocation Schedule shall be updated in accordance with the methodology set forth in this Section 15.3 to reflect any adjustments to the Allocable Amount, (iii) the allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the Allocation Schedule (as finally determined in accordance with this Section 15.3), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code and (iv) each Party agrees not to take any position for Tax purposes inconsistent with the allocations set forth in the Allocation Schedule (as finally determined in accordance with this Section 15.3) unless required by applicable Law or with the consent of the other Party; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation. If the Parties are unable to resolve a dispute with respect to any item in the draft Allocation Schedule within thirty (30) days after Buyer’s receipt thereof, then each Party shall be entitled to adopt its own position regarding such item or items in the Allocation Schedule.

15.4         Assignment. Subject to Section 15.2(j), neither this Agreement, nor any rights, obligations, liabilities, covenants, duties or responsibilities hereunder, may be assigned by any Party, in whole or in part, without the prior written consent of the other Party, which consent may be withheld for any reason and any assignment in violation of the foregoing shall be deemed void ab initio; provided that Buyer may assign all or any portion of its interest in this Agreement to an Affiliate of Buyer without the prior written consent of Seller; provided, further, that, with respect to any such permitted Affiliate transfer, Buyer shall remain jointly and severally liable with such Affiliate for any obligations under this Agreement. No assignment by any Party of this Agreement shall relieve such Party of any of its obligations (including indemnity obligations), liabilities, covenants, duties or responsibilities hereunder.

15.5        Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.6        Publicity; Disclosure of Agreement and Transaction. Notwithstanding anything to the contrary in the Confidentiality Agreement, from the Execution Date and through the Closing, without the prior written consent of the other Party (which consent shall not be unreasonably withheld), neither Buyer nor Seller shall (and shall cause its Affiliates not to) issue any press release or make any public announcement pertaining to this Agreement or the transactions contemplated hereby or otherwise disclosing the existence of this Agreement and the transactions contemplated hereby (the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict any disclosures to the extent (a) required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange having jurisdiction over the disclosing Party or its Affiliate, (b) made to Governmental Authorities or Third Parties holding Preferential Purchase Rights, rights of Consent or other similar rights of Governmental Authorities or Third Parties that are applicable to the transaction contemplated by this Agreement, in each case, as are reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents, (c) made to a Party’s Affiliates and representatives who have a need to know such information in connection with the ordinary conduct of their respective businesses; provided that such Persons are bound by confidentiality restrictions at least as restrictive as the terms of this Section 15.6 or the Confidentiality Agreement, (d) to any Debt Financing Sources or (e) consistent with prior press releases or other public announcements made in compliance with this Section 15.6 or any communication plan or strategy previously agreed to by the other Party in writing. In the case of the disclosures described under subsections (a) and (b) of this Section 15.6, each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

15.7        Notices. All notices and communications which are required or may be given to a Party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if sent by email, the date sent by email (absent an automated reply by email indicating that such email was not received) and requesting the recipient to confirm receipt, if sent during normal business hours of the recipient on a Business Day, or on the next Business Day if sent after normal business hours of the recipient or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:

 If to Seller:

 Vencer Energy, LLC

 11750 Katy Freeway, Suite 200

 Houston, TX 77079

 Attention: Tray Black

 Tel No.:

 Email Address: TLB@vencerenergy.com

 with a copy to:

 General Counsel, Vitol Inc.

 2925 Richmond Ave., 11th Floor

 Houston, TX 77098

 Email Address: Legalhouston@vitol.com

 If to Buyer:

 Civitas Resources, Inc.

 555 17th Street, Suite 3700

 Denver, Colorado 80202

 Attn: Marianella Foschi

 Email: mfoschi@civiresources.com

 with copies to:

 Civitas Resources, Inc.

 555 17th Street, Suite 3700

 Denver, Colorado 80202

 Attn: Travis Counts

 Email: tcounts@civiresources.com

and

 Kirkland & Ells LLP

 4550 Travis Street

 Dallas, Texas 75205

 Attn: Thomas K. Laughlin, P.C.

 Email: thomas.laughlin@kirkland.com

 609 Main Street, Suite 4700

 Houston, Texas 77002

 Attn:         Julian Seiguer, P.C.

                    Lindsey M. Jaquillard

 Email:      julian.seiguer@kirkland.com

                    lindsey.jaquillard@kirkland.com

The Parties may change the address and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.7.

15.8        Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Buyer, and to otherwise accomplish the transactions contemplated by this Agreement.

15.9        Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record the Assignment and Deed relating to the Assets and all state/federal assignments executed at the Closing in all applicable real property records or, if applicable, all state or federal agencies, (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator thereof and (d) subject to the provisions of Section 5.4(b)(iii), pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing.

15.10     Entire Agreement; Conflicts. THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER of this Agreement. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER of this Agreement EXCEPT AS specifically set FORTH IN THIS AGREEMENT and the transaction documents, AND, ABSENT FRAUD, no party SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (b) the terms and provision of this Agreement and the terms and provisions of any transaction document, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO or any transaction document OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS Section 15.10.

15.11     Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

15.12      Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, or their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding anything to the contrary herein (including in this Section 15.12), Buyer’s Debt Financing Sources shall be intended third party beneficiaries and may enforce the Debt Financing Source Provisions (and any defined term or provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Debt Financing Source Provisions) and such provisions (including this Section 15.12) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to Buyer’s Debt Financing Sources without the prior written consent of such Debt Financing Sources.

15.13      Amendment. Subject to the last sentence of Section 15.12, this Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

15.14     Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.15     Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE State of Texas EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, THAT IN ANY ACTION BROUGHT AGAINST ANY OF BUYER’S DEBT FINANCING SOURCES IN ACCORDANCE WITH SECTION 15.21, THE FOREGOING SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE of new york. EACH OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN HOUSTON, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, TEXAS) FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, or any transaction contemplated hereby or thereby. ALL SUCH ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS or any transaction contemplated hereby or thereby SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HOUSTON, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, the other transaction documents or any transaction contemplated hereby or thereby.

15.16     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.17     Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names of Seller and any of its Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.18     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic transmission shall be deemed an original signature hereto which is binding on the Parties.

15.19     Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.20      No Recourse. Subject to the remainder of this Section 15.20, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any Debt Financing Source, financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any Debt Financing Source, financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 15.20 to the contrary, this Section 15.20 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of its Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

15.21     Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (a) agrees that it will not bring or support any Person in any action, claim, charge, litigation, suit, complaint, audit, investigation, inquiry or proceeding by or before any Governmental Authority (including any administrative enforcement proceeding), whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if, under applicable law, exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof); (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, shall be exclusively governed by the State of New York, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether at law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Commitment Letter, (i) the Parties hereby acknowledge and agree that no Party or any of its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or equityholders or successors or assigns of any of the foregoing (x) shall have any rights or claims against any Debt Financing Sources or their Affiliates or representatives in any way relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby, or in respect of any other document or any of the transactions contemplated hereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (y) agrees not to commence any proceeding against any Debt Financing Sources or their Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party and its or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or equityholders or any successor or assign of the foregoing for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. For the avoidance of doubt, in no event shall Seller or any of its Affiliates or representatives or any of its respective successors or assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Debt Financing Source. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended Third Party beneficiaries of, and shall be entitled to the protections of, this provision.

15.22      Specific Performance. The Parties agree that if any of the provisions of this Agreement required to be performed after the Closing were not performed in accordance with their specific terms, irreparable damages would occur, no adequate remedy at Law would exist and damages would be difficult to determine. Accordingly, and without limiting any remedies to which the Parties may be entitled pursuant to Section 14.2, if the Closing should occur, from and after Closing, the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity. Neither Party shall be required to provide any bond or other security in connection with seeking any specific performance or other equitable remedy to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15.22.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

SELLER:

VENCER ENERGY, LLC

By:	/s/ Donald P. Dotson
Name:	Donald P. Dotson
Title:	President and CEO

BUYER:

CIVITAS RESOURCES, INC.

By:	/s/ M. Christopher Doyle
Name:	M. Christopher Doyle
Title:	President and Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[See Attached]

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated [●], 202[●], is entered into by and among Civitas Resources, Inc., a Delaware corporation (the “Company”), and the Persons identified on Schedule I hereto (each, an “Initial Holder”).

RECITALS:

WHEREAS, the Company is party to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of October 3, 2023, between the Company and Vencer Energy, LLC, a Delaware limited liability company; and

WHEREAS, in connection with closing of the transactions contemplated by the Purchase Agreement, on the date hereof the Company is issuing the Shares (as defined below) to the Initial Holders in accordance with the terms of the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, (a) (i) the Company, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Holder or any of its Affiliates, shall be considered an Affiliate of such Holder and (b) with respect to any fund, entity or account managed, advised or sub-advised directly or indirectly, by any Holder or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Holder or any Affiliate thereof, shall be considered an Affiliate of such Holder.

“Agreement” has the meaning set forth in the introductory paragraph.

“Block Trade” has the meaning set forth in Section 2.3.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” has the meaning set forth in Section 2.5(c)(i).

“Crestone Holder Securities” has the meaning set forth in Section 2.5(c)(ii).

“Crestone Holders” means each “Holder” as defined in the Crestone RRA.

“Crestone RRA” means that certain Registration Rights Agreement, dated as of November 1, 2021, by and among the Company and the persons identified on Schedule I thereto.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Financial Counterparty” has the meaning set forth in Section 2.3.

“Governmental Entity” means any federal, state, local or municipal court, governmental, regulatory or administrative agency or commission or other government authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person).

“Holder” means a holder of Registrable Securities.

“Holder Securities” has the meaning set forth in Section 2.2(c)(i).

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Initial Holder” has the meaning set forth in the preamble.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Legend Removal Documents” has the meaning set forth in Section 2.9.

“Losses” has the meaning set forth in Section 3.1.

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“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Offering Holder” has the meaning set forth in Section 2.2(a).

“Opt-Out Notice” has the meaning set forth in Section 2.5(b).

“Organized Offering” means a Shelf Underwritten Offering or a Block Trade.

“Other Securities” has the meaning set forth in Section 2.5(c)(i).

“Participating Majority” has the meaning set forth in Section 2.2(d).

“Permitted Transferee” means (i) any Affiliate of a Holder and (ii) with respect to any Initial Holder, any of the direct or indirect partners, shareholders, members or other holders of other equity interests of any Initial Holder, provided that in each case, such Transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.5(a).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Purchase Agreement” has the meaning set forth in the recitals.

“Registrable Securities” shall mean (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Article V; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

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“Registration Expenses” means (a) all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, road show expenses, printing expenses, fees and disbursements of counsel and independent public accountants and independent petroleum engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, and fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE (or any other national securities exchange on which the Common Stock may then be listed) or the quotation of Registrable Securities on any inter-dealer quotation system, and (b) reasonable fees and disbursements of one legal counsel for the Selling Holders subject to a maximum fee of $75,000 per Registration Statement filed pursuant to Article II (provided, however, that in the case of any Shelf Underwritten Offering or Piggyback Underwritten Offering in which any Selling Holder reasonably elects to use as its counsel the counsel engaged by the Company with respect to such offering, the foregoing $75,000 maximum shall not apply); in each case, excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.5 Maximum Number of Shares” has the meaning set forth in Section 2.5(c).

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities and (b) transfer taxes allocable to the sale of the Registrable Securities; in each case, excluding any Registration Expenses.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Shares” means the aggregate [●] shares of Common Stock being issued to the Initial Holders pursuant to the terms of the Purchase Agreement.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

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“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.4.

“Tap Rock Holders” means each “Holder” as defined under the Tap Rock RRA.

“Tap Rock RRA” means that certain Registration Rights Agreement, dated as of August 2, 2023, by and among the Company and the persons identified on Schedule I thereto.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means a registered underwritten offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and the Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

Article II
REGISTRATION RIGHTS

Section 2.1             Shelf Registration.

(a)            The Company will use its reasonable best efforts to prepare and file as promptly as reasonably practicable after the date hereof, but in any event, shall file no later than five Business Days following the date hereof, a “shelf” registration statement under the Securities Act to permit the resale of all the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the Commission then in effect) (the “Shelf Registration Statement”), and the Company shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall provide written notice of the effectiveness of such Registration Statement to each Holder of Registrable Securities included on such Registration Statement.

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(b)            The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the Holders to sell the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to a Holder and requested by such Holder.

(c)            The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders) pursuant to Section 6.1.

(d)            When effective, (i) the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading.

Section 2.2             Underwritten Shelf Offering Requests.

(a)            In the event that one or more Holders (the “Offering Holders”) elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $150 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in a Piggyback Underwritten Offering), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Offering Holder(s), subject to the agreement (such agreement not to be unreasonably withheld) of the Company on the form of such Underwritten Offering (whether a typical underwritten offering, or an overnight or bought deal), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Offering Holders in order to expedite or facilitate the disposition of such Registrable Securities (a “Shelf Underwritten Offering”), including, but not limited to, providing such additional information reasonably requested by the Managing Underwriter (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to the Shelf Underwritten Offering; provided, however, that the Company shall have no obligation to facilitate or participate in more than three Organized Offerings, in the aggregate, pursuant to this Section 2.2 or Section 2.3 during any subsequent 12-month period. If any Selling Holder disapproves of the terms of such Shelf Underwritten Offering contemplated by this Section 2.2(a), such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter of such Underwritten Offering at any time prior to the execution of an underwriting agreement with respect to such offering; provided, however, that any such withdrawals shall count as Organized Offerings as limited by this Section 2.2(a), unless (A) all Selling Holders have withdrawn from such Organized Offering and (B) the Selling Holder(s) reimburse the Company for, or pay, all Registration Expenses related to such withdrawn Organized Offering.

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(b)            If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Offering Holder(s)), which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Offering Holder(s) that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); provided, further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. Each such Holder shall then have three Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering or a Shelf Underwritten Offering Request delivered to the Company within one Business Day of the date of this Agreement) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)            If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Offering Holder(s) in writing of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by any other Persons having registration rights with respect to such offering, when added to the number of Registrable Securities proposed to be offered by the Offering Holder(s), would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)            First, all Registrable Securities that the Offering Holder(s) requested to be included therein (the “Holder Securities”), and

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(ii)           Second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the number of Registrable Securities requested to be included by any other Persons having registration rights with respect to such offering (including any other Holders other than the Offering Holder(s)), pro rata among such other Persons based on the number of Registrable Securities each requested to be included.

(d)            The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Participating Majority to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the Participating Majority shall select the Managing Underwriter and the other underwriters. The “Participating Majority” shall mean, with respect to a Shelf Underwritten Offering, the Holder(s) of a majority of the Registrable Securities requested to be included in such Shelf Underwritten Offering. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 2.2(a). The Participating Majority shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.4.

Section 2.3             Block Trades. Subject to the limitations in Section 2.2(a)(ii), in the event that one or more Offering Holders elect to dispose of Registrable Securities pursuant to a block trade with the assistance of the Company and reasonably expect gross proceeds of at least $50 million from such block trade (a “Block Trade”), the Company shall, at the request of the Offering Holder(s), cooperate with the applicable Offering Holder(s) in allowing the applicable broker, agent, counterparty, underwriter, bank or other institution (each, a “Financial Counterparty”) to conduct customary “underwriter’s due diligence” with respect to the Company, including (i) by using commercially reasonable efforts to cause its independent certified public accountants to provide to the Financial Counterparty a “cold comfort” letter in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Financial Counterparty, (ii) by using commercially reasonable efforts to cause its independent reserve engineers to provide to the Financial Counterparty a “comfort” letter in form and substance as is customarily given by independent reserve engineers to underwriters in an underwritten public offering, addressed to the Financial Counterparty; (iii) by using commercially reasonable efforts to cause its outside counsel to deliver an opinion in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” letter for such offering, addressed to such Financial Counterparty, and (iv) by providing a standard officer’s certificate from the chief executive officer or chief financial officer, or other officer serving such functions, of the Company addressed to the Financial Counterparty. For the avoidance of doubt, the limitations set forth in clause (ii) of the penultimate sentence of Section 2.2(a) shall apply to this Section 2.3.

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Section 2.4             Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (i) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (ii) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to the Holders (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event the Holders shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), or (iii) delay a Block Trade, in each case for a period of up to 60 consecutive days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of Common Stock pursuant to a Registration Statement, (B) that such registration or offering would render the Company unable to comply with applicable securities Laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any 12-month period. The Company may only exercise its suspension rights under this Section 2.4 if it exercises similar suspension rights with respect to each other holder of securities that is entitled to registration rights under an agreement with the Company. For the purposes of calculating the number of days of one or more Suspension Periods under this Section 2.4, such number shall include any number of days during the applicable period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.7(b) of this Agreement.

Section 2.5             Piggyback Registration Rights.

(a)            Subject to Section 2.5(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to the Holders, which notice shall be held in strict confidence by the Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.5(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.5(a) would adversely affect such offering, no such notice shall be required (and the Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.5(a), each Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which such Holder received notice pursuant to this Section 2.5(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.5(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by a Holder; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.5(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Holders participating in such Piggyback Underwritten Offering (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)            Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. Each Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.5 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c)            If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.5 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)            First, (A) if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights (including any Crestone Holders or any Tap Rock Holders), all shares of Common Stock that such Persons propose to include (the “Other Securities”);

(ii)           Second, (A) if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holder and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Holders with respect to such offering, pro rata among the Holders and such other holders based on the number of shares of Common Stock each requested to be included and, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Crestone Holders pursuant to the Crestone RRA (the “Crestone Holder Securities”); and

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(iii)          Third, if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities plus the Crestone Holder Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holders and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Holders with respect to such offering, pro rata among the Holders and such other holders based on the number of shares of Common Stock each requested to be included.

Section 2.6             Participation in Underwritten Offerings.

(a)            In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.5, the underwriting agreement into which the Selling Holders and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by Law.

(b)            Any participation by a Holder in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c)            In connection with any Piggyback Underwritten Offering in which a Holder includes Registrable Securities pursuant to Section 2.5, each such Holder agrees (A) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all Holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.6(a)), custody agreements, lock-ups or “hold back” agreements pursuant to which such Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating Holders (not to exceed the shortest number of days that a director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than such Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering and (ii) 60 days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering), powers of attorney and questionnaires.

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Section 2.7             Registration Procedures.

(a)            In connection with its obligations under this Article II (other than Section 2.3), the Company will:

(i)            promptly notify the Holders of the time when a supplement to any prospectus forming a part of a Registration Statement has been filed;

(ii)           promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement;

(iii)          before filing a Registration Statement (including any Shelf Registration Statement) and any amendments or supplements thereto, furnish to the Holders and to one counsel selected by the Holders of a majority of such Registrable Securities copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment by such counsel;

(iv)          furnish to the Holders such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as any Holder may reasonably request;

(v)           if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as any Holder shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable each Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(vi)          in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to the Selling Holders a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

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(vii)         promptly notify the Holders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading, and at the request of a Holder promptly prepare and file or furnish to such Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in the light of the circumstances under which they were made, not misleading;

(viii)        otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(ix)           provide and cause to be maintained a transfer agent and registrar for all Registrable Securities and provide a CUSIP number for all such Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(x)            cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xi)           in connection with any Underwritten Offering or Block Trade, enter into such customary agreements and take such other actions as any Holder shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of a Shelf Underwritten Offering or Piggyback Underwritten Offering, to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to such “lock-up” arrangements for up to 60 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriter, subject to customary exceptions for permitted sales by directors and executive officers during such period);

(xii)          in connection with any Underwritten Offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”);

(xiii)         promptly notify the Selling Holders and any underwriter(s) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts to obtain promptly the withdrawal of such order;

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(xiv)        promptly notify the Selling Holders and any underwriter(s) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction, and

(xv)         take such other actions as are reasonably necessary in order to effect the registration of and facilitate the disposition of such Registrable Securities.

(b)            Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(vii), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(vii) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.7(b).

Section 2.8             Cooperation by Holders; Expenses. The Company shall have no obligation to include Registrable Securities of any Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act. The Company will pay all Registration Expenses and each Selling Holder will pay its pro rata share of all Selling Expenses in connection with any sale of Registrable Securities hereunder.

Section 2.9             Company Obligations Regarding Transfers. The restrictive legend on any shares of Common Stock covered by this Agreement shall be removed if (i) such shares are sold, distributed or otherwise transferred pursuant to an effective Registration Statement under the Securities Act in accordance with the plan of distribution described therein, (ii) such shares may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an Affiliate of the Company, and has not been an Affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144) or (iii) such shares are being sold, assigned or otherwise transferred pursuant to Rule 144; provided that with respect to clause (ii) or (iii) above, the applicable Holder has provided all documentation and evidence as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company will use its commercially reasonable efforts to assist such Holders in the facilitation of such transfers, including the delivery of instruction letters and legal opinions to the transfer agent. The Company shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 2.9 as soon as reasonably practicable. Any fees of the Company, the transfer agent and Company counsel associated with the issuance of any legal opinion required by the Company’s transfer agent or the removal of such legend shall be borne by the Company.

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Section 2.10           No Conflicts of Rights. The Company represents and warrants that it is not subject to any registration rights that are inconsistent with or that in any way violate the rights granted to the Holders hereby. The Company shall not, prior to the termination of this Agreement, grant any registration rights that conflict with, would prevent the Company from performing, or are inconsistent with, the rights granted to the Holders hereby (which, for the avoidance of doubt, shall include granting priority rights superior to those of the Holders in Section 2.2(c) and Section 2.5(c) hereto).

Article III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1             Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs (including reasonable costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such Person in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (“Losses”) as incurred, caused by, arising out of or based upon, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or based on any omission or alleged omission to state therein a material fact or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2             Indemnification by the Holder. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact or necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading, only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use in such Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

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Section 3.3             Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or Proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Indemnified Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

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Section 3.4             Contribution.

(a)            If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)            The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, a Holder shall not be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article IV
RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a)            make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act, at all times from and after the date hereof;

(b)            file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)            so long as the Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

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Article V
TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS

The rights of a Holder under this Agreement may be transferred or assigned by such Holder to one or more Transferees of Registrable Securities (i) if such Transferee is a Permitted Transferee with respect to the transferring Holder or (ii) if the Company provides written consent to such transfer or assignment, and in each such case, such Transferee has delivered to the Company a duly executed Adoption Agreement.

Article VI
MISCELLANEOUS

Section 6.1             Termination. This Agreement shall terminate and the parties shall have no further rights or obligations hereunder on the earlier of (a) the third anniversary of the date hereof or, as to any Holder (b) on such earlier date on which both (i) such individual Holder, together with its Affiliates and its and their respective Permitted Transferees, owns less than 2.0% of the Company’s voting securities and (ii) all Registrable Securities owned by such Holder may be sold without restriction (including any limitation thereunder on volume or manner of sale and without the need for current public information) pursuant to Rule 144 under the Securities Act; provided, however, that Article III shall survive any termination hereof.

Section 6.2             Severability and Construction. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Purchase Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party hereto shall not incur any liability or obligation unless such party hereto did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.3             Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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(b)            THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.3.

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Section 6.4             Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.5             Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Holders and their respective successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by a Holder without the prior written consent of the Company.

Section 6.6             Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            If to the Company, to:

Civitas Resources, Inc.

410 17th St.

Denver, CO 80202

Attention: Travis Counts, Chief Legal Officer

E mail:

(b)            If to a Holder, to the address or electronic mail addresses of such Holder as it appears on such Holder’s signature page attached hereto or such other address as may be designated in writing by such Holder;

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any notice given by delivery, mail, or courier shall be effective when received.

Section 6.7             Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holders of a majority of the then outstanding Registrable Securities. No course of dealing between the Company and a Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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Section 6.8             Entire Agreement. Except as otherwise explicitly provided herein, this Agreement (together with the Purchase Agreement, the Confidentiality Agreement (as defined in the Purchase Agreement), and any other documents and instruments executed pursuant hereto or thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the parties hereto with respect thereto.

Section 6.9             Counterparts. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a party hereto has been duly authorized and empowered to execute and deliver this Agreement on behalf of said party hereto.

Section 6.10           Further Assurances. Subject to the other terms of this Agreement, the parties hereto agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the transactions contemplated by the Purchase Agreement, as applicable.

Section 6.11           Prior Registration Rights. For the avoidance of doubt, the Holders are deemed to have registration rights on parity with the registration rights granted in the Tap Rock RRA.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

THE COMPANY:

CIVITAS RESOURCES, INC.

By:
Name:	M. Christopher Doyle
Title:	President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]

HOLDERS:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE I
HOLDERS

1. [●]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [●], 202[●], between Civitas Resources, Inc. (the “Company”) and the Persons identified on Schedule I thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of the Registration Rights Agreement among the Company and the Holders.

2.	Agreement. Transferee (i) agrees that the Registrable Securities acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:

Contact Person:

Telephone No:

Email:

Exhibit A